  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-297217
ABOUT THIS PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by New Slider Holdco, Inc., a Delaware corporation (“Sysco Holdings”) (File No. 333-297217), constitutes a prospectus of Sysco Holdings under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $1.00 per share, of Sysco Holdings (“Sysco Holdings common stock”) to be issued pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) to current stockholders of Sysco Corporation, a Delaware corporation (“Sysco”), pursuant to the Agreement and Plan of Merger, dated as of March 30, 2026 (the “merger agreement”), by and among Sysco, Sysco Holdings, Slider Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Sysco Holdings (“Merger Sub 1”), Slider Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of Sysco Holdings (“Merger Sub 2”), Slider Merger Sub 3, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sysco Holdings (“Merger Sub 3”, and collectively with Merger Sub 1 and Merger Sub 2, the “merger subs”), JRD Unico, Inc., a Delaware corporation (“JRD”), Warehouse Realty, LLC, a Delaware limited liability company (“Warehouse Realty”, and together with JRD, known as “Jetro Restaurant Depot”), and a holder representative (“Holder Representative”), solely in its capacity as the initial Holder Representative (as defined in the merger agreement). The shares of Sysco Holdings common stock to be issued to the equityholders of Jetro Restaurant Depot pursuant to the merger agreement will be issued in a private placement exempt from registration under the Securities Act and are not being registered pursuant to the registration statement of which this prospectus forms a part.
Prior to this offering, there has been no public market for Sysco Holdings common stock. Shares of common stock of Sysco, par value $1.00 per share (“Sysco common stock”) currently trade on the New York Stock Exchange. Holders of Sysco common stock will receive, at no cost, one share of Sysco Holdings common stock in exchange for each share of Sysco common stock held by such stockholders. On July 13, 2026, 478,740,332 shares of Sysco common stock were outstanding. Upon the completion of the transactions described in this prospectus, all shares of Sysco common stock will be cancelled. We intend to apply to list our common stock, as successor to Sysco, on the New York Stock Exchange and, upon the completion of the transactions described in this prospectus, our common stock will trade under the symbol under which common stock of Sysco currently trades, “SYY”. Investing in our common stock involves risks. See “Risk Factors” beginning on page 13.
Sysco has supplied all information contained in, and incorporated by reference into, this prospectus relating to Sysco, Sysco Holdings, Merger Sub 1, Merger Sub 2, and Merger Sub 3, and Jetro Restaurant Depot has supplied all such information relating to Jetro Restaurant Depot.
You should rely only on the information contained in, and incorporated by reference into, this prospectus. Sysco and Jetro Restaurant Depot have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this prospectus. Sysco and Jetro Restaurant Depot take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is dated July 20, 2026, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. The issuance by Sysco Holdings of shares of Sysco Holdings common stock pursuant to the merger agreement will not create any implication to the contrary.
You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 13.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this prospectus or the securities to be issued in connection with the merger or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated July 20, 2026.

REFERENCES TO ADDITIONAL INFORMATION
This prospectus incorporates by reference important business and financial information about Sysco, from other documents that are not included in or delivered with this prospectus. For a listing of the documents incorporated by reference into this prospectus, see “Where You Can Find More Information For Sysco” beginning on page 82.
You can obtain any of the documents incorporated by reference into this prospectus without charge by requesting them in writing or by telephone as follows:
For information related to Sysco:
Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077
Attention: Investor Relations
Telephone: (281) 584-1219
If you request any such documents, Sysco will mail them to you by first class mail, or another equally prompt means, after receipt of your request.
You may also obtain any of the documents incorporated by reference into this prospectus without charge through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by Sysco with the SEC by accessing Sysco’s website at www.sysco.com under the tab “Investors” and then under the heading “SEC Filings.”
We are not incorporating the contents of the websites of the SEC, Sysco or any other entity into this prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this prospectus at these websites only for your convenience.

i

EXPERTS	81
Sysco	81
Jetro Restaurant Depot	81
WHERE YOU CAN FIND MORE INFORMATION FOR SYSCO	82
COMBINED FINANCIAL STATEMENTS OF JRD UNICO, INC. AND AFFILIATES	F-1
Annex A: Form of Amended and Restated Certificate of Incorporation of New Slider Holdco, Inc.	A-1
Annex B: Form of Amended and Restated Bylaws of New Slider Holdco, Inc.	B-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS
The following questions and answers briefly address some commonly asked questions about the merger agreement and the transactions contemplated by the merger agreement, including the mergers (the “Transactions”). They may not include all of the information that is important to stockholders of Sysco. Stockholders of Sysco should carefully read this entire prospectus, including the annexes and the other documents referred to or incorporated by reference in this prospectus. See “Where You Can Find More Information For Sysco” beginning on page 82 of this prospectus.
Q: What are the Transactions?
On March 30, 2026, Sysco, Sysco Holdings, Merger Sub 1, Merger Sub 2, Merger Sub 3, JRD, Warehouse Realty and Holder Representative entered into the merger agreement, a copy of which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part. The merger agreement contains the terms and conditions of the proposed acquisition of Jetro Restaurant Depot by Sysco Holdings. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the mergers, (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “Sysco Merger”), (b) immediately following the Sysco Merger, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “JRD Merger”), and (c) immediately following the JRD Merger, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings (the “Warehouse Realty Merger”, and collectively with the JRD Merger and the Sysco Merger, the “mergers”).
As a result of the Transactions, Sysco, JRD, and Warehouse Realty will become wholly-owned subsidiaries of Sysco Holdings, which will be renamed “Sysco Holdings Corporation” immediately following completion of the Transactions.
Upon completion of the Transactions, former holders of Sysco common stock and former equityholders of Jetro Restaurant Depot will own shares of Sysco Holdings common stock, which is expected to be listed for trading on the NYSE.
Q: Why is Sysco Holdings filing these materials with the SEC?
Securities and corporate laws and regulations require us to provide you with information regarding the Transactions, even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the Transactions.
Q: What will Sysco stockholders receive in the Sysco Merger?
Upon completion of the Sysco Merger, each share of Sysco common stock will be converted into one share of Sysco Holdings common stock (other than (a) each share held by Sysco as treasury shares, which will be converted automatically into one share of Sysco Holdings common stock, to be held immediately after the completion of the Sysco Merger in the treasury of Sysco Holdings, and (b) shares of Sysco held by Sysco Holdings, Merger Sub 1, Merger Sub 2 or Merger Sub 3, which will be cancelled (clause (b), the “cancelled shares”)) (the “Sysco merger consideration”).
Q: What will Jetro Restaurant Depot equityholders receive in the mergers?
Upon completion of the JRD Merger and the Warehouse Realty Merger, equityholders of Jetro Restaurant Depot will receive, in the aggregate (a) a cash payment of $21.6 billion, subject to customary adjustments (the “JRD cash consideration”), and (b) 91.5 million shares of Sysco Holdings common stock (the “JRD stock consideration”, and together with the JRD cash consideration, the “JRD merger consideration”). For more details on the JRD merger consideration, see “The Merger Agreement — Merger Consideration” beginning on page 37.

Q: What will holders of Sysco equity awards receive in the mergers?
Upon completion of the Sysco Merger, each share of Sysco restricted stock and each outstanding time-based restricted stock unit (“RSU”), performance-based RSU and stock option of Sysco under any compensation or benefit agreement, plan or arrangement of Sysco will cease to represent or relate to a share of Sysco common stock and will be converted automatically to represent or relate to a share of Sysco Holdings common stock, on substantially the same terms and conditions as were applicable to such Sysco restricted stock, time-based RSU, performance-based RSU or stock option. To accomplish the foregoing, effective as of the initial effective time of the Sysco Merger, the parties intend that Sysco will assign, and Sysco Holdings will assume, all of its rights and obligations under each such agreement, plan and arrangement pursuant to which any such restricted stock or restricted stock unit is granted under the Sysco Corporation 2013 Long-Term Incentive Plan, Sysco Corporation 2018 Omnibus Incentive Plan, Sysco Corporation 2009 Non-Employee Directors Stock Plan, Sysco Corporation 2025 Employee Stock Purchase Plan and all agreements thereunder. In addition, all obligations of Sysco under any deferred compensation plan, retirement savings plan, annual incentive plan or employment agreement and severance agreement will be assigned to Sysco Holdings.
Q: What portion of the equity of Sysco Holdings will existing Sysco stockholders own following the Transactions?
As of the date hereof, based on the estimated number of shares of Sysco common stock and estimated equity interests of JRD and Warehouse Realty that are expected to be outstanding immediately prior to the Transactions, it is expected that existing Sysco stockholders will hold approximately 84%, and equityholders of Jetro Restaurant Depot are expected to hold approximately 16%, of the shares of Sysco Holdings common stock outstanding immediately after the consummation of the Transactions (the “Closing”, and the date of the Closing, the “closing date”).
Q: What happens if I sell my shares of Sysco common stock before the completion of the Transactions?
If you transfer, sell or otherwise dispose of your shares of Sysco common stock before the completion of the Transactions, you will have transferred the right to receive the Sysco merger consideration to the transferee or acquiree of such shares. In order to receive the Sysco merger consideration, you must hold your shares of Sysco common stock through the effective time of the Sysco Merger.
Q: How do I calculate the value of the Sysco merger consideration?
Sysco Holdings will issue one share of Sysco Holdings common stock in exchange for each share of Sysco common stock. The value of the Sysco merger consideration that Sysco stockholders will receive in the Sysco Merger for each share of Sysco common stock will therefore depend on the price per share of Sysco common stock at the effective time of the Sysco Merger.
The value of Sysco common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this prospectus until the date the Transactions, including the mergers, are completed. Because the Sysco merger consideration will not be adjusted to reflect any changes in the values of Sysco common stock, the value of the Sysco merger consideration and JRD stock consideration may be higher or lower than the value of the Sysco common stock on earlier dates. Therefore, until the Closing, the Sysco stockholders will not know or be able to determine the value, on a fully diluted basis, of the Sysco Holdings common stock that they will receive pursuant to the merger agreement.
Based on the closing price of $81.80 per share of Sysco common stock on the NYSE on March 27, 2026, the last trading day before the execution and public announcement of the merger agreement, the Sysco merger consideration represented $81.80 per share of Sysco common stock. Based on the closing price of $82.85 per share of Sysco common stock on the NYSE on July 14, 2026, the latest practicable date before the date of this prospectus, the Sysco merger consideration represented $82.85 per share of Sysco common stock.
Changes in the market prices of Sysco common stock may result from a variety of factors that are beyond the control of Sysco, including changes in its businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. You are urged to obtain up-to-date prices for Sysco common stock.
Q: When do Sysco and Jetro Restaurant Depot expect to complete the Transactions?
Sysco and Jetro Restaurant Depot are working to complete the Transactions as soon as practicable and currently expect that the Transactions will be completed by the third quarter of Sysco’s fiscal year 2027 (which is the first calendar quarter of 2027). Sysco cannot predict, however, the actual date on which the Transactions will be completed because they are subject to conditions beyond Sysco’s control. See “The Merger Agreement — Conditions for Completion of the Transactions” beginning on page 47.
Q: Is Sysco’s obligation to complete the Transactions subject to Sysco receiving financing?
No. Sysco’s obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the Transactions.
Q: Can the merger agreement be terminated?
The merger agreement contains termination rights for Sysco and Holder Representative, including, among other things, if the Transactions have not occurred by September 30, 2027 (as may be extended, the “Termination Date”), subject to one automatic extension for six months if all conditions to Closing other than the conditions relating to receipt of required regulatory clearances have been satisfied. If the merger agreement is terminated by either Sysco or Holder Representative as a result of failure to obtain the required regulatory clearances or because the mergers are not consummated by the Termination Date, Sysco will pay to Holder Representative a termination fee of $1.164 billion. For further information, see “The Merger Agreement — Conditions for the Completion of the Mergers” and “The Merger Agreement — Termination of the Merger Agreement” each beginning on page 47.
Q: What are the conditions for completion of the Transactions?
The completion of the Transactions is subject to customary conditions, including, without limitation, (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (2) the absence of any law or injunction adopted, promulgated or entered after the date of the merger agreement by any governmental authority of competent jurisdiction in the United States that prohibits the consummation of the Transactions, (3) the Form S-4 of which this prospectus forms a part being declared effective by the SEC, (4) the authorization for listing on the NYSE of the Sysco Holdings common stock to be issued pursuant to the merger agreement, (5) with respect to each party, (a) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, and (b) compliance by the other party with its covenants in the merger agreement in all material respects, and (6) the receipt by each party of a customary tax opinion with respect to the mergers. See “The Merger Agreement — Conditions for the Completion of the Mergers” beginning on page 47.
Q: What happens if the Transactions are not completed?
If the Transactions are not completed for any reason, Sysco stockholders will not receive the Sysco Holdings common stock constituting the Sysco merger consideration, Jetro Restaurant Depot equityholders will not receive the Sysco Holdings common stock and the cash constituting the JRD merger consideration, JRD and Warehouse Realty will remain independent companies, Sysco stockholders will continue to hold stock in the existing Sysco public company entity, with Sysco common stock continuing to be traded on the NYSE, and Sysco Holdings, which is currently a direct wholly-owned subsidiary of Sysco, will not become a publicly traded company. Under specific circumstances, Sysco will be required to pay to Holder Representative a termination fee of $1.164 billion. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 47.
Q: What approval by Sysco stockholders is required to approve the Transactions?
None. The Transactions do not require approval by Sysco stockholders.

Q: What approval by equityholders of Jetro Restaurant Depot is required to approve the Transactions?
The Transactions have already been approved by the requisite equityholders of Jetro Restaurant Depot.
Q: What are the material U.S. federal income tax consequences of the Sysco Merger to Sysco stockholders?
The Sysco Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Sysco Merger and JRD Merger, taken together, are intended to qualify as a transaction described in Section 351(a) of the Code. It is a condition to Sysco, Sysco Holdings and the merger subs’ obligation to effect the mergers that such parties receive a written opinion from outside counsel, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (A) the Sysco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (B) the Sysco Merger and JRD Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code. However, there can be no assurances that the Internal Revenue Service (“IRS”) will not challenge the treatment of the Sysco Merger described above, or that a court would not sustain such a challenge.
Assuming the Sysco Merger does qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, taken together with the JRD Merger, as a transaction described in Section 351(a) of the Code, holders of Sysco common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Sysco common stock for Sysco Holdings common stock in the Sysco Merger. You should be aware that the tax consequences to you of the Transactions may depend upon your own situation. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the Transactions.
For a more complete discussion of the material U.S. federal income tax consequences of the Sysco Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Sysco Merger” beginning on page 58 for additional information.
Q: Are Sysco stockholders entitled to appraisal rights?
No. Pursuant to Delaware law, holders of Sysco common stock are not entitled to the right to obtain payment in cash for the fair value of their shares of Sysco common stock rather than the Sysco merger consideration. For additional information, see “No Dissenters’ or Appraisal Rights” beginning on page 57.
Q: Are there any important risks about the Transactions to be aware of?
Yes. You should read and carefully consider the risk factors set forth in the section of this prospectus titled “Risk Factors” beginning on page 13. You also should read and carefully consider the risk factors of Sysco contained in the documents that are incorporated by reference into this prospectus. See the section of this prospectus titled “Where You Can Find More Information For Sysco” beginning on page 82.
Q: Where can I find more information about Sysco?
Sysco files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Sysco, which can be accessed at https://www.sec.gov. In addition, you may also access Sysco’s filings and other information about Sysco through the “Investors” page of Sysco’s website, https://investors.sysco.com/. Information contained on Sysco’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus, the registration statement of which it forms a part or any future documents that may be filed with the SEC. For a more detailed description of the available information, see the section entitled “Where You Can Find More Information For Sysco” beginning on page 82.

Q: Who do I contact if I have further questions about the Transactions or the merger agreement?
Sysco stockholders who have questions about the Transactions or who desire copies of this prospectus, should contact:
Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077
Attention: Investor Relations
Telephone: (281) 584-1219
If a bank, brokerage firm or other nominee holds your shares, you should also contact your bank, brokerage firm or other nominee for additional information.

SUMMARY
This summary highlights selected information contained in this prospectus and does not contain all the information that may be important to you. Sysco urges you to read carefully this prospectus in its entirety, including the annexes. Additional important information, which Sysco also urges you to read, is contained in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information For Sysco” beginning on page 82.
Information about the Companies
Sysco Corporation
Sysco Corporation is the global leader in selling, marketing and distributing food and related products to customers who prepare meals away from home. This includes restaurants, healthcare and educational facilities, lodging establishments, entertainment venues, and more.
Sysco is organized under the laws of Delaware. Sysco’s common stock (NYSE: SYY) is listed on the New York Stock Exchange, which we refer to as the NYSE. The address and telephone number of Sysco’s principal executive offices are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
New Slider Holdco, Inc.
New Slider Holdco, Inc., which we refer to as Sysco Holdings, is a Delaware corporation and a wholly-owned subsidiary of Sysco, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. Upon completion of the Transactions, Sysco Holdings will become the parent company of Sysco, JRD and Warehouse Realty, each of which will survive and become a wholly-owned subsidiary of Sysco Holdings. Immediately after the Transactions, Sysco Holdings will be renamed “Sysco Holdings Corporation”, shares of Sysco Holdings common stock will be listed on the NYSE, and former Sysco stockholders and Jetro Restaurant Depot will own stock in Sysco Holdings.
The address and telephone number of the principal executive offices of New Slider Holdco, Inc. are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
Slider Merger Sub 1, Inc.
Slider Merger Sub 1, Inc., which we refer to as Merger Sub 1, is a Delaware corporation and a wholly-owned subsidiary of Sysco Holdings, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. As a result of the Sysco Merger, Merger Sub 1 will merge with and into Sysco, with Sysco surviving and becoming a wholly-owned subsidiary of Sysco Holdings. The address and telephone number of the principal executive offices of Merger Sub 1, Inc. are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
Slider Merger Sub 2, Inc.
Slider Merger Sub 2, Inc., which we refer to as Merger Sub 2, is a Delaware corporation and a wholly-owned subsidiary of Sysco Holdings, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. As a result of the JRD Merger, Merger Sub 2 will merge with and into JRD, with JRD surviving and becoming a wholly-owned subsidiary of Sysco Holdings. The address and telephone number of the principal executive offices of Merger Sub 2, Inc. are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.

Slider Merger Sub 3, LLC
Slider Merger Sub 3, LLC, which we refer to as Merger Sub 3, is a Delaware limited liability company and a wholly-owned subsidiary of Sysco Holdings, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. As a result of the Warehouse Realty Merger, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty surviving and becoming a wholly-owned subsidiary of Sysco Holdings. The address and telephone number of the principal executive offices of Merger Sub 3, LLC are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
JRD Unico, Inc.
JRD Unico, Inc., which we refer to as JRD, is a Delaware corporation that operates 167 large-format wholesale Cash & Carry warehouse stores across 35 states that serve more than 725,000 independent restaurants and foodservice operators with a broad assortment of fresh and low-priced products. The address and telephone number of JRD Unico, Inc.’s principal executive offices are 1710 Whitestone Expressway, Whitestone, NY 11357 and (718) 762-8700.
Warehouse Realty, LLC
Warehouse Realty, LLC, which we refer to as Warehouse Realty, is a Delaware limited liability company that owns certain of the large-format wholesale Cash & Carry warehouse stores operated by JRD. The address and telephone number of Warehouse Realty, LLC’s principal executive offices are 1710 Whitestone Expressway, Whitestone, NY 11357 and (718) 762-8700.
The Transactions
On March 30, 2026, Sysco, Sysco Holdings, Merger Sub 1, Merger Sub 2, Merger Sub 3, JRD, Warehouse Realty and Holder Representative entered into the merger agreement, a copy of which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part. The merger agreement contains the terms and conditions of the proposed acquisition of Jetro Restaurant Depot by Sysco Holdings. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the Transactions set forth in the merger agreement, (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings, (b) immediately thereafter, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings, and (c) immediately thereafter, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings.
As a result of the Transactions, Sysco, JRD, and Warehouse Realty will become wholly-owned subsidiaries of Sysco Holdings, which will be renamed “Sysco Holdings Corporation” immediately following completion of the mergers.
Upon completion of the Transactions, former holders of Sysco common stock and former equityholders of Jetro Restaurant Depot will own shares of Sysco Holdings common stock, which is expected to be listed for trading on the NYSE.
You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the mergers.
Merger Consideration
Upon completion of the Sysco Merger, each share of Sysco common stock (other than cancelled shares) will be converted into one share of Sysco Holdings common stock.
Upon completion of the JRD Merger and the Warehouse Realty Merger, equityholders of Jetro Restaurant Depot will receive, in the aggregate, (a) a cash payment of $21.6 billion, subject to customary adjustments, and (b) 91.5 million shares of Sysco Holdings common stock. As of the date hereof, based on the estimated number of shares of Sysco common stock and estimated equity interests of JRD and Warehouse Realty that are expected to be outstanding immediately prior to the mergers, it is expected that Sysco stockholders as of immediately prior to the Closing will hold approximately 84%, and that former equityholders of Jetro Restaurant Depot as of immediately prior to the Closing are expected to hold approximately 16%, of the shares of Sysco Holdings common stock outstanding immediately after the Closing.
For more details on the JRD merger consideration, see “The Merger Agreement — Merger Consideration” beginning on page 37.
Stockholders Agreement
Concurrently with entering into the merger agreement, Sysco Holdings entered into the stockholders agreement, dated as of March 30, 2026 (the “stockholders agreement”), with the majority stockholder of Jetro Restaurant Depot (the “Majority JRD Holder”), certain funds affiliated with Leonard Green & Partners, L.P. (“LGP”), Platinum Falcon B 2018 RSC Limited (“PF”) and certain other parties thereto, in each case, that will receive shares of Sysco Holdings common stock in the applicable mergers. A copy of the stockholders agreement is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part. The stockholders agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on Sysco Holdings’ board of directors, the acquisition of additional equity interests in Sysco Holdings, transfer restrictions, voting arrangements, non-competition, non-solicitation, non-disparagement and registration rights. For more details on the stockholders agreement, see “The Stockholders Agreement and Employee Stockholder Letter Agreements” beginning on page 49.
Ownership of the Combined Company after the Transactions
As of the date hereof, based on the estimated number of shares of Sysco common stock and estimated equity interests of JRD and Warehouse Realty that are expected to be outstanding immediately prior to the mergers, it is expected that Sysco stockholders as of immediately prior to the Closing will hold approximately 84%, and that former equityholders of Jetro Restaurant Depot as of immediately prior to the Closing are expected to hold approximately 16%, of the shares of Sysco Holdings common stock outstanding immediately after the Closing.
Sysco’s Reasons for the Transactions
Sysco’s board of directors unanimously approved the merger agreement and the Transactions. The Sysco board of directors reviewed several factors in reaching its decision to approve the merger agreement and the Transactions. For additional information, see “The Transactions — Sysco’s Reasons for the Transactions” beginning on page 30.
Stockholder Approval Not Required
The mergers do not require the approval of Sysco’s stockholders.
Interests of Certain Jetro Restaurant Depot Directors and Executive Officers in the Transactions
In connection with the Transactions, certain executive officers and directors of Jetro Restaurant Depot may have interests in the Transactions that are different from, or in addition to, the interests of Sysco stockholders generally. The Sysco board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Transactions.
Certain employees and other service providers of Jetro Restaurant Depot, including Messrs. Kirschner and Fleishman, hold earnings appreciation units or stock appreciation rights (together, “EAUs”) granted pursuant to certain EAU agreements, and the merger agreement provides that Jetro Restaurant Depot may make payments in respect of the EAUs and settle and terminate the EAU agreements prior to or at the Closing. In addition, Jetro Restaurant Depot expects to establish a cash-based retention program under which certain employees and executives, including Messrs. Kirschner and Fleishman, will receive retention awards prior to or at the Closing.

In connection with the Transactions, Sysco and Mr. Richard Kirschner entered into an offer letter providing for his continued employment as CEO of Jetro Restaurant Depot following the Closing. The offer letter contemplates, among other things, the grant of a retention award in the form of 50% time-based and 50% performance-based equity awards upon Closing. In addition, Sysco and Jetro Restaurant Depot are discussing potential go-forward compensation arrangements and retention awards for certain of Jetro Restaurant Depot’s employees and executives. As of the date hereof and except as set forth above, no such arrangements have been agreed to between Sysco and Jetro Restaurant Depot.
In connection with the Transactions, Sysco Holdings and each of the equityholders of Jetro Restaurant Depot who are employees of Jetro Restaurant Depot, including Messrs. Fleishman and Kirschner, entered into a letter agreement (the “letter agreements”) concurrently with entering into the merger agreement. The employee stockholders have agreed to certain non-competition, non-solicitation and non-disparagement provisions, each generally on the same terms as the Majority JRD Holder and certain other individuals and such restrictive covenants are effective until three years after the Closing.
Combined Company Governance Matters
Effective upon the closing of the Sysco Merger, Sysco Holdings will adopt the amended and restated certificate of incorporation of Sysco Holdings, a copy of which is attached to this prospectus as Annex A, and the amended and restated bylaws of Sysco Holdings, a copy of which is attached to this prospectus as Annex B, in the same form as Sysco’s certificate of incorporation and bylaws in effect as of immediately prior to the Closing.
The merger agreement and the forms of the Sysco Holdings amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions relating to the governance of Sysco Holdings following completion of the Transactions, which generally reflect the continuation of the governance arrangements of the Sysco charter and Sysco bylaws currently in effect.
Pursuant to the merger agreement, the directors of Sysco and the officers of Sysco in office immediately prior to the effective time of the Sysco Merger will be the directors and officers of Sysco Holdings immediately following the Sysco Merger. Pursuant to the stockholders agreement, on or prior to the closing date, the Sysco Holdings board of directors will take all actions necessary and appropriate to cause the number of directors on the board of Sysco Holdings to be increased by two and appoint Sir Bradley Fried and Stanley Fleishman to serve as directors of the Sysco Holdings board of directors. For more details, see “The Transactions — Sysco Holdings’ Board of Directors and Management after the Transactions” beginning on page 31.
Regulatory Clearance Required for the Mergers
The mergers are subject to the requirements of the HSR Act, which provide that certain transactions may not be completed until notification and report forms are furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and the HSR Act waiting period is terminated or expires. On April 27, 2026, Sysco and Jetro Restaurant Depot each filed their respective requisite notification and report forms under the HSR Act. On May 27, 2026, Sysco and Jetro Restaurant Depot each received a request for additional information and documentary material, often referred to as a “second request,” from the FTC under the HSR Act. Sysco and Jetro Restaurant Depot are in the process of responding to the FTC’s second requests. Issuance of the second request extends the HSR waiting period until 30 days after Sysco and Jetro Restaurant Depot have substantially complied with the second request, unless that period is terminated earlier by the FTC.
Certain Beneficial Owners of Sysco Common Stock
For information regarding the beneficial owners of Sysco common stock, see “Certain Beneficial Owners of Sysco Common Stock” beginning on page 61.
No Dissenters’ or Appraisal Rights
Sysco stockholders and the equityholders of Jetro Restaurant Depot do not have appraisal rights in connection with the mergers. For additional information, see “No Dissenters’ or Appraisal Rights” beginning on page 57.

Conditions for Completion of the Transactions
In addition to the expiration or termination of any applicable waiting period under the HSR Act related to the mergers, each party’s obligation to complete the mergers is also subject to the satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of other conditions, including: the absence of any law or injunction adopted, promulgated or entered after the date of the merger agreement by any governmental authority of competent jurisdiction in the United States that prohibits the consummation of the Transactions, the Form S-4 of which this prospectus forms a part being declared effective by the SEC, the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Sysco Holdings common stock that will be issued as the JRD stock consideration pursuant to the merger agreement, with respect to each party, the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, and compliance by the other party with its covenants in the merger agreement in all material respects, and the receipt by each party of a customary tax opinion with respect to the mergers.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see “The Merger Agreement — Conditions for Completion of the Transactions” beginning on page 47.
Termination of the Merger Agreement and Termination Fee
Termination
The merger agreement may be terminated prior to the closing date upon mutual written consent of Jetro Restaurant Depot, Holder Representative and Sysco. In addition, either Sysco or Holder Representative may terminate the merger agreement prior to the closing date:
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if the Closing does not occur on or before September 30, 2027, with one automatic extension of such date until March 30, 2028 if all conditions to closing other than the conditions relating to receipt of required regulatory clearances have been satisfied or (to the extent permitted by law) waived, or are capable of being satisfied at such time (this termination right is not available to a party whose breach in any material respect of its obligations under the merger agreement principally caused the failure of Closing to occur on or before the Termination Date);

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if the other party breaches its representations or warranties or there is any inaccuracy in its representations or warranties, or the other party breaches or fails to perform its covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (A) would result in the failure of the related conditions to such party’s obligations to close the Transactions to be satisfied, and (B) is not cured, or is incapable of being cured, by the other party prior to the earlier of (x) the Termination Date and (y) forty-five calendar days after the other party’s receipt of written notice from the terminating party of such breach, inaccuracy or failure (this termination right is not available to a party if that party is then in breach of any representation, warranty, covenant or obligation under the merger agreement that would result in the failure of certain specified conditions); or

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if any court (or United States federal governmental authority) of competent jurisdiction in the United States issued an order that has become final and non-appealable that has the effect of permanently restraining, enjoining or otherwise prohibiting the mergers (this termination right is not available to a party if that party has breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of such order being issued and becoming final and non-appealable).

Termination Fee
If the merger agreement is terminated by either Sysco or Holder Representative as a result of failure to obtain the required regulatory clearances or because the mergers are not consummated by the Termination Date, Sysco will pay to Holder Representative a termination fee of $1.164 billion. The termination fee is payable prior to or concurrently with the termination, if terminated by Sysco, or within two business days of Holder Representative’s termination, provided that, with respect to a termination for failure to consummate the mergers by the Termination Date, all of the conditions to closing other than those relating to the required regulatory clearances (other than certain conditions which by their nature may only be satisfied at the Closing) are satisfied.
For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement — Termination of the Merger Agreement and Termination Fee” beginning on page 47.
Description of Financing
In connection with entry into the merger agreement, Sysco entered into a commitment letter, which we refer to as the commitment letter, dated as of March 30, 2026, with Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC, which we refer to collectively as the banks, pursuant to which the banks have committed to provide, subject to the terms and conditions of the commitment letter, a $22 billion 364-day senior unsecured bridge term loan facility, which we refer to as the bridge facility. On April 13, 2026, Sysco Corporation and the banks entered into a joinder agreement to the commitment letter with thirteen additional banks, which reallocated bridge facility commitments among the banks and the additional banks. On April 16, 2026, Sysco Corporation entered into a $3.0 billion term loan credit agreement, which we refer to as the term loan credit agreement, with the subsidiary guarantors party thereto, the lenders named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA and TD Securities (USA) LLC, as syndication agents, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. Concurrently with entry into the term loan credit agreement, the bridge facility commitments under the commitment letter were reduced to $19 billion.
On April 16, 2026, Sysco replaced its existing $3 billion revolving loan credit agreement with a new $3 billion revolving loan credit agreement, which we refer to as the revolving credit agreement, with the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders and issuing banks named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as syndication agents, BNP Paribas, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. The revolving credit agreement will be available for general corporate purposes. From and after the consummation of the mergers, commitments will increase to $4 billion under the revolving credit agreement.
Consummation of the mergers is not conditioned on Sysco or the merger subs’ ability to obtain financing. Sysco expects to use cash on hand and equity and debt financing to fund the cash component of the JRD merger consideration. Such equity and debt financing could take any of several forms or any combination of them, including but not limited to the following: (1) Sysco or Sysco Holdings may borrow under the bridge facility; (2) Sysco or Sysco Holdings may issue senior or subordinated notes in the public and/or private capital markets; (3) Sysco or Sysco Holdings may borrow up to $3.0 billion under the term loan credit agreement; and (4) Sysco or Sysco Holdings may borrow under the revolving credit agreement.
For a more complete description of Sysco’s financing for the mergers, see the section entitled “Description of Financing” beginning on page 51.
Material U.S. Federal Income Tax Consequences of the Sysco Merger to Sysco Stockholders
The Sysco Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Sysco Merger and JRD Merger, taken together, are intended to qualify as a transaction described in Section 351(a) of the Code. It is a condition to Sysco, Sysco Holdings and the merger subs’ obligations to effect the mergers that such parties receive a written opinion from outside counsel, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (A) the Sysco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (B) the Sysco Merger and the JRD Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code. However, there can be no assurances that the IRS will not challenge the treatment of the Sysco Merger described above, or that a court would not sustain such a challenge.
Assuming the Sysco Merger does qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, taken together with the JRD Merger, as a transaction described in Section 351(a) of the Code, holders of Sysco common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Sysco common stock for Sysco Holdings common stock in the Sysco Merger. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.
For a more complete discussion of the material U.S. federal income tax consequences of the Sysco Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Sysco Merger” beginning on page 58 for additional information.
NYSE Listing/NYSE Delisting
The Sysco Holdings common stock to be issued in the Sysco Merger will be listed for trading on the NYSE. Upon the completion of the Sysco Merger, Sysco common stock will be delisted from the NYSE and subsequently deregistered under the Exchange Act in accordance with applicable securities laws. As a result, Sysco will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of Sysco common stock.
Accounting Treatment of the Mergers
Sysco and Jetro Restaurant Depot prepare their financial statements in accordance with U.S. GAAP. The mergers will be accounted for with FASB ASC Topic 805, Business Combinations, with Sysco Holdings being considered as the accounting acquirer and Jetro Restaurant Depot as the accounting acquiree. Accordingly, the consideration to be provided by Sysco Holdings to complete the mergers with Jetro Restaurant Depot will be allocated to assets and liabilities of Jetro Restaurant Depot based on their estimated fair values as of the completion date of the mergers, with any excess purchase price to be recorded as goodwill. For additional information, see “The Transactions — Accounting Treatment of the Mergers” beginning on page 35.
Expected Timing of the Transactions
Sysco Holdings and Sysco currently expect the Transactions to close by the third quarter of Sysco’s fiscal year 2027 (which is the first calendar quarter of 2027). However, neither Sysco Holdings, nor Sysco can predict the actual date on which the Transactions will be completed, or if they will be completed at all, because the completion is subject to conditions and factors outside of the control of the companies. Both Sysco and Jetro Restaurant Depot must obtain necessary regulatory clearances for the mergers and satisfy certain other closing conditions before the parties can close the Transactions.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus, including the matters addressed under the section “Cautionary Note Regarding Forward-Looking Statements,” you should carefully read and consider the risks associated with each of the businesses of Sysco and Jetro Restaurant Depot because these risks will relate to the surviving company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed by Sysco for the year ended June 28, 2025, as updated by other reports filed with the SEC, which is filed with the SEC and incorporated by reference into this prospectus. You should also consider the other information in this prospectus and the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information For Sysco” on page 82.
Risks Related to the Transactions
The Transactions are subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Transactions in a timely manner or at all could have adverse effects on Sysco.
The completion of the Transactions is subject to a number of conditions, some of which are not under Sysco’s control. The conditions include the expiration or termination of the waiting period under the HSR Act, as well as other customary conditions, which are described under “The Merger Agreement — Conditions for the Completion of the Mergers.” The failure to satisfy the required conditions could delay the completion of the Transactions for a significant period of time or prevent them from occurring at all. A failure to complete the Transactions would mean that Sysco will not realize the anticipated benefits of the Transactions, including Sysco’s proposed expansion of its existing operating and commercial framework into the Cash & Carry channel.
Without realizing any of the benefits of having completed the Transactions, Sysco will be subject to a number of risks, including the following:
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the market price of Sysco common stock could decline to the extent that the current market price reflects a market assumption that the Transactions will be completed;

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Sysco could owe a termination fee of $1.164 billion under certain circumstances;

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Sysco may experience negative publicity, which could have an adverse effect on its ongoing operations, including on its ability to retain and attract key employees and those with whom it does business, such as customers, suppliers, and other business partners;

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Sysco has committed and will continue to commit time and resources to matters relating to the Transactions that could otherwise have been devoted to ongoing business operations and pursuing other beneficial opportunities for Sysco;

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Sysco will still be required to pay significant fees and expenses relating to financing arrangements, which may include investment banking fees and commissions, professional fees and other costs and expenses;

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Sysco will be required to pay costs relating to the Transactions, such as legal, accounting, financial advisory and printing fees, whether or not the Transactions are completed; and

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Sysco may commit significant time and resources to defend against litigation related to any failure to complete the Transactions or related to any enforcement proceeding commenced against Sysco to perform its obligations pursuant to the merger agreement.

In addition, one or more conditions in the merger agreement may not be satisfied in a timely manner. A delay in completing the Transactions could cause Sysco and Sysco Holdings to realize some or all of the benefits later than Sysco otherwise expected if the Transactions were successfully completed within the anticipated timeframe, which could result in additional transaction costs or other negative effects associated with uncertainty about the Transactions. Any of the foregoing could have a material adverse effect on Sysco Holdings’ business, financial condition and results of operations.

Sysco and Jetro Restaurant Depot are subject to business uncertainties and contractual restrictions while the Transactions are pending.
Uncertainty about the effect of the Transactions on employees, commercial partners, clients, customers, suppliers and vendors may have an adverse effect on the ongoing business operations of Sysco and/or Jetro Restaurant Depot and, consequently, have an adverse impact on the business operations of Sysco Holdings. Parties with whom Sysco or Jetro Restaurant Depot have business relationships may be uncertain as to the future of such relationships or seek to alter their present business relationships. Parties with whom Sysco and Jetro Restaurant Depot otherwise may have sought to establish business relationships may seek alternative relationships with third parties. These uncertainties may impair Sysco’s or Jetro Restaurant Depot’s ability to retain and motivate key personnel and could cause customers, suppliers and others that deal with Sysco or Jetro Restaurant Depot to defer or decline entering into contracts with Sysco or Jetro Restaurant Depot. While the Transactions are pending, the uncertainties could also divert Sysco and Jetro Restaurant Depot management’s attention from their respective businesses as both Sysco and Jetro Restaurant Depot work to take all steps necessary to close the Transactions. Any of these could have a material adverse effect on Sysco Holdings’ business and results of operations.
The mergers are subject to the requirements of the HSR Act, and regulatory authorities may impose conditions that could have an adverse effect on Sysco following the Transactions or that could delay, prevent or increase the costs associated with completion of the Transactions.
Before the Transactions may be completed, any waiting period (or extension thereof) under the provisions of the HSR Act must have expired or been terminated. In evaluating the Transactions, the relevant governmental entities may seek to impose requirements, limitations or costs or place restrictions on the conduct of the business of Sysco Holdings following the Transactions. Under the merger agreement, Sysco and Jetro Restaurant Depot have agreed to use their respective reasonable best efforts to obtain as promptly as practicable all approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the Transactions, subject to certain limitations set forth in the merger agreement.
In addition, governmental agencies or other entities may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the Transactions, and such conditions, terms, obligations or restrictions may delay completion of the Transactions or impose additional material costs on or materially limit Sysco Holdings revenues following the completion of the Transactions. There can be no assurance that governmental agencies or other entities will not seek to impose conditions, terms, obligations or restrictions, and, if imposed, they may delay or lead to the abandonment of the Transactions. At any time before or after consummation of the Transactions, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state attorney general could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Transactions or seeking the divestiture of substantial assets of Sysco or Jetro Restaurant Depot. See the section entitled “The Transactions — Regulatory Clearance Required for the Mergers” beginning on page 35 for additional information.
Sysco Holdings may not achieve the intended benefits, and the Transactions may disrupt Sysco’s current plans or operations.
There can be no assurance that Sysco Holdings will be able to successfully integrate Jetro Restaurant Depot’s assets and operations or otherwise realize the expected benefits of the potential transaction (including cost synergies from improved purchasing and supply chain efficiencies). Difficulties in integrating Jetro Restaurant Depot into Sysco Holdings may result in Sysco Holdings performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected timeframe or at all from the Transactions. The integration of the two companies may result in material challenges, including diversion of management’s attention from ongoing business concerns; the ability to retain key management and other employees; the ability to retain or attract business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; challenges in consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating separate organizations; addressing differences in business backgrounds, corporate cultures and management philosophies; unanticipated issues in integrating information technology, communications and other systems; difficulties in managing the expanded operations of a larger and more complex company; as well as potential unknown liabilities or unforeseen expenses relating to integration. Many of these factors are outside of the control of Sysco and any one of them could result in lower sales, higher costs and diversion of management time and energy, which could materially and adversely impact the business, financial condition or results of operations of Sysco Holdings.
In addition, even if the operations of the business of Sysco and Jetro Restaurant Depot are integrated successfully, the full benefits of the Transactions may not be realized within the anticipated timeframe or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Sysco Holdings and Jetro Restaurant Depot. All of these factors could cause dilution to the earnings per share of Sysco Holdings, decrease or delay the projected benefits of the Transactions, and negatively impact the price of the Sysco Holdings common stock following the Transactions.
Potential litigation against Sysco could result in substantial costs, an injunction preventing the completion of the Transactions and/or a judgment resulting in the payment of damages.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on Sysco’s and Sysco Holdings’ liquidity and financial condition.
Stockholders of Sysco may file lawsuits against Sysco and/or the directors and officers of Sysco in connection with the Transactions. These lawsuits could prevent or delay the completion of the Transactions and result in significant costs to Sysco, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.
Existing Sysco stockholders will have reduced ownership and economic interest in Sysco Holdings after the Transactions.
After the completion of the Transactions, Sysco stockholders will own a smaller percentage of Sysco Holdings than they currently own of Sysco. Following the Closing, JRD and Warehouse Realty’s equityholders are expected to hold approximately 16% and Sysco stockholders are expected to hold approximately 84% of the outstanding Sysco Holdings common stock in the aggregate. Consequently, Sysco stockholders will have reduced ownership and economic interest in Sysco Holdings as a combined company compared to their ownership of Sysco prior to the Transactions.
Jetro Restaurant Depot is a privately held company, and there is limited publicly available information about Jetro Restaurant Depot’s business.
Jetro Restaurant Depot is a privately held company, and limited public information is available about its business. Investors are not able to independently verify the business, financial and other information about Jetro Restaurant Depot described in this prospectus or otherwise made available to them. Jetro Restaurant Depot has not been subject to the reporting requirements of the Exchange Act, or to the internal control requirements of the Sarbanes-Oxley Act of 2002, and its financial statements have not previously been subject to review by the SEC or any other regulatory body that imposes reporting and internal control requirements. Although Sysco conducted due diligence prior to signing the merger agreement, there can be no assurance that this review identified all material issues or facts relating to Jetro Restaurant Depot’s businesses, financial condition, results of operations, prospects, or any contingent liabilities. After the completion of the Transactions, Sysco Holdings may be subject to previously unknown liabilities of Jetro Restaurant Depot that may have a material adverse effect on Sysco Holdings’ business, financial condition and results of operations.

Members of the Sysco board of directors and management have interests in the Transactions that are different from, or in addition to, those of other stockholders.
Sysco stockholders should recognize that members of management and the board of directors of Sysco have interests in the Transactions that differ from, or are in addition to, their interests as stockholders of Sysco. These interests include the continued employment of all executive officers of Sysco by Sysco Holdings, the continued presence of all of the Sysco directors as directors of Sysco Holdings and the rights of Sysco executive officers and directors to indemnification by Sysco Holdings on the same terms as their current indemnification rights from Sysco. These interests also include the conversion, following the Closing, of outstanding Sysco equity awards into corresponding equity awards of Sysco Holdings on the same terms as those of the outstanding Sysco equity awards. The board of directors of Sysco was aware of these interests and considered them, among other matters, in approving the merger agreement.
These interests are further described in “The Transactions — Sysco Holdings’ Board of Directors and Management after the Transactions” beginning on page 31.
Completion of the Transactions may trigger change in control or other provisions in certain agreements to which Jetro Restaurant Depot is a party, which may have an adverse impact on Sysco Holdings’ business and results of operations after the Transactions.
The completion of the Transactions may trigger change in control and other provisions in certain agreements to which Jetro Restaurant Depot is a party. If Sysco and Jetro Restaurant Depot are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Sysco and Jetro Restaurant Depot are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Sysco and Jetro Restaurant Depot following the Transactions, which may have an adverse impact on Sysco Holdings’ business and results of operations.
Sysco equityholders do not have appraisal rights in connection with the Transactions.
Appraisal rights are statutory rights established pursuant to the DGCL, that enable stockholders of a Delaware corporation to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by the Delaware Court of Chancery in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Holders of shares of Sysco common stock do not have appraisal rights in connection with the Sysco Merger because the Sysco Merger is structured as a holding company reorganization merger, and pursuant to Delaware law, stockholders are not entitled to appraisal rights in connection with holding company reorganization mergers. Accordingly, if you believe that the consideration being received in the Transactions does not adequately reflect the value of your investment in Sysco, you will have no statutory right to seek judicial determination of the fair value of your shares. See “No Dissenters’ or Appraisal Rights” beginning on page 57 for additional information.
Sysco expects to obtain financing in connection with the Transactions but cannot guarantee that it will be able to obtain such financing on favorable terms or at all.
The cash portion of the purchase price, which is $21.6 billion, subject to customary adjustments, to be paid by Sysco for the Transactions, as well as any refinancing of Jetro Restaurant Depot’s indebtedness, and the fees and expenses of the Transactions are expected to be financed with a combination of $21 billion of new debt and hybrid debt, and $1 billion of cash on hand, equity or equity-linked securities. Although Sysco executed a commitment letter, dated March 30, 2026, with certain lenders (the “Commitment Letter”), that provides a commitment, subject to satisfaction of standard conditions, for a $22 billion senior unsecured 364-day bridge loan facility, that has since been reduced to $19 billion as Sysco has entered into a term loan in the amount of $3 billion whose proceeds are intended to fund the Transactions in part, Sysco may not be able to obtain such financing or any other financing. Sysco’s ability to obtain any new equity and debt financing (including permanent financing to replace the bridge facility) will depend on, among other factors, its financial position and performance, as well as prevailing market conditions, the terms of such financing, and other factors beyond Sysco’s control. Sysco may not be able to obtain new equity or debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its results of operations and financial condition. Sysco’s obligation to consummate the Transactions is not conditioned upon the receipt of any financing by Sysco.
If the Sysco Merger does not qualify as a “reorganization” under Section 368(a) of the Code or, taken together with the JRD Merger, as a transaction described in Section 351(a) of the Code, holders of Sysco common stock may be subject to U.S. federal income tax in connection with their receipt of Sysco Holdings common stock in the Sysco Merger.
The Sysco Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Sysco Merger and JRD Merger, taken together, are intended to qualify as a transaction described in Section 351(a) of the Code. It is a condition to Sysco Holdings, Sysco, and the merger subs’ obligations to effect the mergers that such parties receive a written opinion from outside counsel, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (A) the Sysco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (B) the Sysco Merger and JRD Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code. However, there can be no assurances that the IRS will not challenge the treatment of the Sysco Merger described above, or that a court would not sustain such a challenge. If the IRS or a court determines that the Sysco Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, together with the JRD Merger, as a transaction described in Section 351(a) of the Code, a U.S. holder of Sysco common stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Sysco Holdings common stock received in the Sysco Merger and such U.S. holder’s aggregate tax basis in the Sysco common stock surrendered in the Sysco Merger.
For a more complete discussion of the material U.S. federal income tax consequences of the Sysco Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Sysco Merger” beginning on page 58.
Risks Relating to Sysco Holdings Common Stock
The market price of Sysco Holdings’ common stock after the Transactions may be affected by factors different from those affecting the price of Sysco common stock before the Transactions.
Upon completion of the Transactions, holders of Sysco common stock, JRD common stock and Warehouse Realty membership interests will be holders of Sysco Holdings common stock. As the businesses of Sysco and Jetro Restaurant Depot are different, the results of operations as well as the price of Sysco Holdings’ common stock may in the future be affected by factors different from those factors affecting Sysco prior to the Transactions. Accordingly, the market price and performance of Sysco Holdings common stock are likely to be different from the market price and performance of the Sysco common stock in the absence of the Transactions. Factors that caused a fluctuation in the market price of Sysco common stock may not cause the same or similar fluctuations in the market price for shares of Sysco Holdings common stock following completion of the Transactions. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Sysco Holdings common stock, regardless of Sysco Holdings’ actual operating performance.
The market price of Sysco Holdings’ common stock may decline as a result of the Transactions.
The market price of Sysco Holdings’ common stock may decline as a result of the Transactions if, among other things, Sysco Holdings is unable to achieve the expected benefits and synergies of the Transactions as rapidly or to the extent anticipated, if the effect of the Transactions on Sysco Holdings’ financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts, if the Transactions are not completed within the anticipated timeframe, or if the costs related to the Transactions are greater than expected.
Future sales or issuances of Sysco Holdings common stock could have a negative impact on Sysco Holdings common stock price.
If the Transactions are consummated, following the applicable lock-up period, certain JRD and Warehouse Realty equityholders, including, but not limited to, the Majority JRD Holder, certain funds affiliated with LGP, PF and certain other parties to the stockholders agreement, and in each case their permitted transferees, will be granted registration rights with respect to their respective Registrable Securities (as defined in the stockholders agreement), which will include approximately 88 million shares of Sysco Holdings common stock that Sysco Holdings will issue to such JRD equityholders in connection with the JRD Merger. As soon as such registration statement becomes effective, JRD equityholders may (subject to certain restrictions set forth in the stockholders agreement) sell their Sysco Holdings common stock in the public market. It is possible that some JRD equityholders will decide to sell some or all of the shares that they receive in the Transactions. Any disposition by a significant stockholder of Sysco Holdings common stock or of a significant amount of Sysco Holdings common stock, or the perception in the market that such dispositions could occur, may cause the price of Sysco Holdings common stock to fall.
In addition, the percentage ownership of Sysco Holdings stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that Sysco Holdings may grant to its directors, officers, employees and other service providers. Such issuances may have a dilutive effect on Sysco Holdings’ earnings per share, which could adversely affect the market price of Sysco Holdings common stock.
The price of Sysco Holdings common stock may be volatile and may fluctuate significantly.
The market price for Sysco Holdings common stock may fluctuate significantly in response to a number of factors, most of which Sysco Holdings cannot control, including, among other things, changes in general economic or market conditions or trends in Sysco Holdings’ industry or the economy as a whole and, in particular, in the foodservice distribution and Cash & Carry channel. These factors may lower the market price of Sysco Holdings common stock, regardless of Sysco Holdings’ actual operating performance. As a result, Sysco Holdings common stock may trade at prices significantly below the price at which shares were purchased.
In addition, the stock markets, including NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders instituted securities class action litigation following periods of market volatility. If Sysco Holdings were to become involved in securities litigation, it could incur substantial costs and its resources, and the attention of management could be diverted from its business.
If securities or industry analysts publish inaccurate or unfavorable research about Sysco Holdings or its business, the price of the Sysco Holdings common stock and trading volume could decline.
The trading market for Sysco Holdings common stock will depend in part on the research and reports that securities or industry analysts publish about Sysco Holdings or its business. If one or more of the analysts who cover Sysco Holdings downgrades Sysco Holdings common stock or publishes inaccurate or unfavorable research about Sysco Holdings or its business, Sysco Holdings’ share price would likely decline. If one or more of these analysts cease coverage of Sysco Holdings or fail to publish reports on Sysco Holdings regularly, demand for Sysco Holdings common stock could decrease, which could cause Sysco Holdings’ stock price and trading volume to decline. In addition, if Sysco Holdings’ operating results fail to meet the expectations of securities analysts, its stock price would likely decline.
Declaration, payment and amounts of dividends, if any, to holders of shares of Sysco Holdings common stock will be uncertain and are not guaranteed.
Following the completion of the Transactions and the listing of Sysco Holdings common stock on NYSE, the Sysco Holdings board of directors will be permitted to declare and pay dividends on shares of Sysco Holdings common stock. However, the declaration, timing, and amount of any such dividends are uncertain and cannot yet be determined. Although Sysco has stated its commitment to maintaining its current dividend amount and its Dividend Aristocrat status, the Sysco Holdings board of directors will have sole discretion over whether any dividends are declared, when they are declared, and the amounts thereof, and such determinations will depend on a number of factors. Accordingly, no assurance can be given that any dividends will be declared or paid, and any dividends that are declared may not be in the same amounts as those historically paid by Sysco to its stockholders prior to the closing of the Transactions.

Risks Relating to Sysco’s Business
Sysco’s business will continue to be subject to the risks described in the sections titled “Risk Factors” in Sysco’s Annual Report on Form 10-K for the year ended June 28, 2025, and in other documents incorporated by reference into this prospectus. Sysco believes that these risk factors also apply to Jetro Restaurant Depot’s business, though the specific impact and magnitude may differ given the differences in the two companies’ business models, scale and customer base. Sysco expects that, following the consummation of the Transactions, most, if not all of these same risk factors will continue to impact the business of Sysco Holdings. See the section of this prospectus titled “Where You Can Find More Information For Sysco” beginning on page 82 for the location of information incorporated by reference into this prospectus.
Risks Relating to the Combined Company Following the Transactions
The Transactions may result in a loss of customers, distributors, suppliers, vendors, landlords and other business partners and may result in the termination of existing contracts.
Following the Transactions, some of the customers, distributors, suppliers, vendors, landlords and other business partners of Jetro Restaurant Depot may terminate or scale back their current or prospective business relationships with Sysco Holdings. In addition, Jetro Restaurant Depot has contracts with customers, distributors, suppliers, vendors, landlords and other business partners that may require it to obtain consents from these other parties in connection with the Transactions, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords and other business partners are adversely affected by the Transactions, or if Sysco Holdings, following the Transactions, loses the benefits of the contracts of Jetro Restaurant Depot, Sysco Holdings’ business and financial performance could suffer.
Sysco Holdings will have a significant amount of indebtedness, which will be greater than Sysco’s existing indebtedness, and may need to incur more in the future, which will limit its liquidity and financial flexibility. Any downgrade of its credit rating could adversely affect its business and liquidity position.
As of June 27, 2026, Sysco had approximately $13.5 billion of total indebtedness, which primarily includes its outstanding senior notes. Additionally, Sysco has the ability to borrow under its revolving credit facility, which supports its U.S. commercial paper program. As of June 27, 2026, Jetro Restaurant Depot had approximately $4.647 billion of total third-party indebtedness, which is expected to be refinanced, redeemed, repaid, extended or otherwise amended in connection with the Closing. The cash portion of the purchase price of $21.6 billion, subject to customary adjustments, to be paid by Sysco for the Transactions, as well as any actions relating to Jetro Restaurant Depot’s indebtedness, and the fees and expenses of the Transactions are expected to be financed with a combination of $21 billion of new debt and hybrid debt, and $1 billion of cash on hand, equity or equity-linked securities. Sysco executed the Commitment Letter that provides a commitment, subject to satisfaction of standard conditions, for a $22 billion senior unsecured 364-day bridge loan facility, and any borrowings under such bridge facility will increase Sysco’s indebtedness. Sysco Holdings has replaced $3 billion of the bridge loan with term loans and expects to replace the remainder of the bridge loan facility with permanent financing in the form of equity or equity-linked securities, or senior or subordinated notes. In addition, subject to the limits contained in the documents governing such indebtedness, Sysco Holdings’ indebtedness may increase from time to time for various reasons, including fluctuations in operating results, working capital needs, capital expenditures, potential acquisitions, joint ventures and/or share repurchase programs.
Sysco Holdings’ level of indebtedness and the ultimate cost of such indebtedness could have important consequences for its business, including:
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a negative impact on Sysco Holdings’ liquidity as it dedicates a portion of its cash flow from operations to increased debt service payments (compared with either Sysco or Jetro Restaurant Depot on a stand-alone basis);

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a negative impact on Sysco Holdings’ ability to obtain, the terms of, and cost of, future debt financing;

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a negative impact on Sysco Holdings’ financial results;

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limiting Sysco Holdings’ flexibility in pursuing other strategic opportunities and planning for, or reacting to, changes in its business and industry and general economic conditions; and

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placing Sysco Holdings at a competitive disadvantage compared to its competitors that have less debt.

In addition, a significant downgrade in Sysco Holdings’ credit ratings or adverse conditions in the capital markets may increase the cost of borrowing for Sysco Holdings or limit its access to capital. Sysco Holdings’ cash flow and capital resources may not be sufficient for payments of interest on and principal of its debt, and any alternative financing measures available may not be successful and may not permit Sysco Holdings to meet its scheduled debt service obligations. A failure to refinance such indebtedness on favorable terms, or at all, could adversely affect Sysco Holdings’ business and liquidity position.
Jetro Restaurant Depot’s business depends on membership growth and loyalty, and failure to attract new members and maintain the existing membership base could have a material adverse effect on Jetro Restaurant Depot’s, and consequently, Sysco Holdings’, business, sales and results of operations.
Membership loyalty and growth are essential to Jetro Restaurant Depot’s business as the growth in the membership base and sustainability of the renewal rates materially influence Jetro Restaurant Depot’s sales and profitability. Further, sales are directly affected by the number of members, the frequency with which the members shop at Jetro Restaurant Depot and the amount they spend during those visits, which means the loyalty of the members directly impacts sales and operating income. Accordingly, anything that would harm Jetro Restaurant Depot’s relationship with its members and lead to lower membership renewal rates or reduced spending by members in Jetro Restaurant Depot locations could materially adversely affect Jetro Restaurant Depot’s, and consequently, following the Closing, Sysco Holdings’, business, sales and results of operations.
Factors that could harm Jetro Restaurant Depot’s relationship with its members include Jetro Restaurant Depot’s:
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failure to remain competitive in pricing relative to Jetro Restaurant Depot’s competitors;

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failure to provide the expected quality of merchandise;

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failure to offer the mix of products that the members want to purchase; and

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failure to position its stores in convenient locations for its members and failure to provide an efficient and attractive shopping experience.

Sysco Holdings’ growth strategy to open more than 125 new Jetro Restaurant Depot stores over at least the next two decades involves risks.
Sysco Holdings’ long-term sales and operating income growth from Jetro Restaurant Depot’s operations are dependent, to a certain degree, on Sysco Holdings’ ability to open new stores in both existing markets and new markets. Sysco Holdings plans to open more than 125 new Jetro Restaurant Depot stores over at least the next two decades. Opening new stores is cost intensive and involves substantial risks that may prevent Sysco Holdings from receiving an appropriate return on that investment. Sysco Holdings may not be successful in opening new Jetro Restaurant Depot stores on the schedule it has planned or at all, and the stores it opens may not be successful. Sysco Holdings’ planned expansion of Jetro Restaurant Depot stores is dependent on finding suitable locations, which may be affected by local regulations, environmental laws, political opposition, construction and development costs, and competition from other retailers for particular sites.
Sysco Holdings also may have difficulty negotiating leases or purchase agreements on acceptable terms. With continued growth in demand for electricity and water stress in certain regions, Sysco Holdings may have difficulty securing long-term utility contracts for new buildings or incur additional costs due to onsite generation and storage requirements.
If Sysco Holdings is able to secure new sites and open new locations, these locations may not be profitable for many reasons. For example, Sysco Holdings may not be able to hire, train and retain a suitable workforce to staff these locations or to integrate new stores successfully into its existing infrastructure, either of which could prevent Sysco Holdings from operating the stores in a profitable manner. In addition, Sysco Holdings seeks to expand in existing markets to attain a greater overall market share. A new store may draw members away from its existing stores and adversely affect their comparable sales performance, member traffic, and profitability. Entry into new markets may be less successful due to a lack of familiarity with Sysco Holdings, its lesser familiarity with local member preferences, and regional differences in the market. In addition, entry into new markets may bring Sysco Holdings into competition with new or existing competitors with a stronger, more well-established market presence. Any of these factors could cause a site to lose money or otherwise fail to provide an adequate return on investment. If Sysco Holdings fails to open new stores as quickly as it has planned, its growth may suffer. If Sysco Holdings opens sites that it does not or cannot operate profitably, then its financial condition and results of operations could suffer.
Because Jetro Restaurant Depot competes to a substantial degree on price, changes affecting the market prices of the goods Jetro Restaurant Depot sells could adversely affect its, and consequently, Sysco Holdings’, sales and operating profit.
Jetro Restaurant Depot’s business plan relies on the value it offers to its members, and lower prices could adversely impact its margins and results of operations. In addition, the market price of the goods Jetro Restaurant Depot sells can be influenced by general economic conditions. For example, if Jetro Restaurant Depot experiences a general deflation in the prices of the goods it sells, this would reduce its sales and potentially adversely affect its operating income. Additionally, inflation can adversely affect Jetro Restaurant Depot by increasing the costs of materials, labor and other costs. If Jetro Restaurant Depot is unable to increase its prices to offset the effects of inflation, its, and consequently, following the Closing, Sysco Holdings’, business, results of operations and financial condition could be adversely affected.
Jetro Restaurant Depot may not timely identify or effectively respond to member tastes and preferences, which could negatively affect its relationship with its members, the demand for its products and its competitive position, and consequently, adversely affect the business, financial condition and results of operations of Sysco Holdings.
It is difficult to consistently and successfully predict the products that Jetro Restaurant Depot’s members will desire. Failure to identify timely or effectively respond to changing member tastes, preferences and spending patterns could negatively affect Jetro Restaurant Depot’s relationship with its members, the demand for its products and its competitive position. If Jetro Restaurant Depot is not successful at predicting its sales trends and adjusting its purchases accordingly, Jetro Restaurant Depot may have excess inventory, which could result in additional markdowns, or Jetro Restaurant Depot may experience out-of-stock positions, which could result in higher costs, both of which would reduce Jetro Restaurant Depot’s, and, consequently, following the Closing, Sysco Holdings’, operating performance.
Jetro Restaurant Depot is subject to payment-related risks, including risks related to the security of payment card information, which could have an adverse effect on the business of Jetro Restaurant Depot, and, consequently, following the Closing, Sysco Holdings.
Jetro Restaurant Depot accepts payments using a variety of methods, including cash, checks, and a variety of other credit cards, debit cards and digital methods. Jetro Restaurant Depot’s efficient operation requires the transmission of information permitting cashless payments. As Jetro Restaurant Depot offers new payment options to its members, it may be subject to additional rules, regulations and compliance requirements, along with the risk of higher fraud losses. For certain payment methods, Jetro Restaurant Depot pays interchange and other related card acceptance fees, along with additional transaction processing fees. In addition, Jetro Restaurant Depot relies on third parties to provide secure and reliable payment transaction processing services, including the processing of credit and debit cards, and Jetro Restaurant Depot’s business could be disrupted if these companies become unwilling or unable to provide these services to Jetro Restaurant Depot. Jetro Restaurant Depot is also subject to payment card association and network operating rules, including data security rules, certification requirements and rules governing electronic funds transfers, which could change over time. In addition, if Jetro Restaurant Depot’s processor systems were breached or compromised, Jetro Restaurant Depot may be subject to substantial fines, remediation costs, litigation and higher transaction fees and may lose its ability to accept credit or debit card payments from its members. Jetro Restaurant Depot’s failure to offer payment methods desired by its members could create a competitive disadvantage.
Jetro Restaurant Depot’s security measures have been breached in the past and may be undermined in the future, and, as a result, Jetro Restaurant Depot and Sysco Holdings could face significant legal and financial exposure, damage to Jetro Restaurant Depot’s and Sysco Holdings’ reputation and harm to Jetro Restaurant Depot’s relationship with its members, any of which could have an adverse effect on Jetro Restaurant Depot’s and Sysco Holdings’ business.
The unaudited pro forma condensed combined financial statements included in this prospectus are presented for illustrative purposes only and may not be an indication of Sysco Holdings’ financial condition or results of operations in the future.
The unaudited pro forma condensed combined financial statements included in this prospectus are presented for illustrative purposes only and are not intended to indicate, and are not necessarily indicative of, what Sysco Holdings’ actual financial condition or results of operations would have been had the Transactions been completed on the date indicated, nor are they necessarily indicative of the financial condition or results of operations that may be expected for any future period or date. The historical information about Jetro Restaurant Depot in this prospectus refers to its businesses as such businesses have been operated independently and privately. Sysco Holdings’ pro forma financial information included in this prospectus is derived from the consolidated financial statements and accounting records of Sysco and Jetro Restaurant Depot, and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments, assumptions and estimates are difficult to make with accuracy and may not be realized. Accordingly, the pro forma financial information does not necessarily reflect the financial condition or results of operations that Sysco Holdings would have achieved as a publicly traded company during the periods presented or those that it will achieve in the future, and such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
Further, the pro forma financial information does not give effect to, among other things, revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company, as well as future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the Transactions or impacts of merger-related change in control provisions that are currently not factually supportable and/or probable of occurring, and other factors that may affect Sysco Holdings’ financial condition or results of operations. Sysco Holdings’ actual results and financial condition after the pro forma events occur may differ materially and adversely from the assumptions within the unaudited pro forma information included in this prospectus.
Sysco Holdings will be a holding company, and its principal assets will be equity interests in Sysco and JRD and Warehouse Realty and, accordingly, Sysco Holdings will be dependent upon distributions from Sysco, JRD and/or Warehouse Realty to pay taxes and other expenses.
As of the date of this prospectus, Sysco is the holding company for the operating business of Sysco and its subsidiaries. Following the Closing, Sysco Holdings will be a holding company (as Sysco is today), and its principal assets will be its ownership interests of Sysco, JRD and Warehouse Realty. Sysco Holdings will not have independent means of generating revenue. Each of Sysco Holdings’ subsidiaries following the Closing, including each of Sysco, JRD and Warehouse Realty, will be a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit Sysco Holdings’ ability to obtain cash from such subsidiaries. In the future, it is possible that lack of cash flow from operating activities could impact Sysco Holdings’ ability to fund its debt service obligations. The deterioration of the earnings from, or other available assets of, Sysco Holdings’ subsidiaries for any reason could also limit or impair such subsidiaries’ ability to pay dividends or other distributions to Sysco Holdings.
Sysco Holdings’ amended and restated bylaws will, consistent with Sysco’s amended and restated bylaws as currently in effect, provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain stockholder litigation matters, which could limit Sysco Holdings’ stockholders’ ability to obtain a favorable judicial forum for disputes with Sysco Holdings or its directors, officers or employees.
Sysco Holdings’ amended and restated bylaws will, consistent with Sysco’s amended and restated bylaws as currently in effect, provide that the Court of Chancery of the State of Delaware (or, if the Court

of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for any derivative action or proceeding brought on Sysco Holdings’ behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against Sysco Holdings arising pursuant to the DGCL, or Sysco Holdings’ amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against Sysco Holdings or any director, officer or other employee of Sysco Holdings that requires that the law of the state of incorporation govern, except for any action (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction.
This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Sysco Holdings or its directors, officers or other employees, which may discourage such lawsuits against Sysco Holdings and its directors, officers and other employees. Alternatively, if a court were to find this provision in Sysco Holdings’ amended and restated bylaws to be inapplicable or unenforceable in any action, Sysco Holdings may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “preliminary,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are not historical facts. They are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon us. These statements include, but are not limited to, statements about the expected timing and completion of the Transactions, the anticipated benefits of the Transactions, including estimated synergies, and plans and expectations for Sysco Holdings after completion of the Transactions. All such forward-looking statements are not a guarantee of future performance and are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of Sysco, Jetro Restaurant Depot and Sysco Holdings, that could cause actual results to differ materially from those expressed in such forward-looking statements. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors in the section of this prospectus titled “Risk Factors” beginning on page 13 and the factors previously disclosed in Sysco’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:
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the occurrence of any event, change or other circumstances that could give rise to the right of either Sysco or Holder Representative or both parties to terminate the merger agreement;

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that regulatory clearances for the Transactions may not be obtained or other closing conditions may not be satisfied in a timely manner or at all, as well as the risk that regulatory clearances are obtained subject to conditions that are not anticipated;

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other delays in closing the Transactions;

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the possibility that any of the anticipated benefits and projected synergies of the Transactions will not be realized or will not be realized within the expected time period;

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risks related to difficulties, inabilities or delays in integrating Sysco’s and Jetro Restaurant Depot’s businesses;

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Sysco’s ability to raise debt on favorable terms or at all to finance the Transactions;

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risks related to business disruptions from the Transactions that may harm the business or current plans and operations of either or both Sysco and Jetro Restaurant Depot, and consequently, Sysco Holdings, including diversion of management time from ongoing business operations;

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the risk that Sysco Holdings may be unable to obtain or maintain favorable credit ratings, and changes in credit ratings following the Transactions could adversely affect Sysco Holdings’ access to debt capital markets;

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the outcome of any legal proceedings that may be instituted against Sysco Holdings, Jetro Restaurant Depot, Sysco or their respective directors;

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that the Transactions could have an adverse effect on the market price of the Sysco common stock;

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the possibility that the Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events, or unforeseen or unknown liabilities;

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that the announcement or consummation of the Transactions could have an adverse effect on the ability of either or both Sysco and Jetro Restaurant Depot to retain and hire key personnel or maintain business, contractual or operational relationships, and on the parties’ respective operating results and businesses generally;

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that certain restrictions during the pendency of the Transactions may impact Jetro Restaurant Depot’s ability to pursue certain business opportunities or strategic transactions, which may adversely impact Sysco Holdings;

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the effects of industry, market, economic, political or regulatory conditions outside of the parties’ control, as well as the impact of geopolitical, economic and market conditions and developments, including changes in global trade policies and tariffs;

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the risk that the market price of the Sysco Holdings common stock may be volatile and may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of Sysco’s common stock;

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the risk that the IRS or other tax authorities may challenge the anticipated tax treatment of the Transactions, including any intended tax-free reorganization treatment;

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the risk that the completion of the Transactions may trigger change in control or other provisions in certain agreements to which Jetro Restaurant Depot is a party, which could have adverse consequences;

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the risk that the unaudited pro forma financial information may not be indicative of what Sysco Holdings’ actual financial position or results of operations would have been, and actual results after the Transactions may differ materially;

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the risk that if the merger agreement is terminated, Sysco may be required to pay a termination fee, and the negative impact on the stock price and business of Sysco that may result from such termination and the payment of such termination fee;

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the risk that Jetro Restaurant Depot is a privately held company and limited publicly available information exists about its business, financial condition and results of operations, and Sysco’s due diligence review may not have identified all material issues relating to Jetro Restaurant Depot;

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the risk that Sysco Holdings will have a significant amount of indebtedness following the Transactions, which could limit its liquidity and financial flexibility;

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periods of significant or prolonged inflation or deflation and their impact on product costs and profitability generally;

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other factors that may affect future results of Sysco and Jetro Restaurant Depot; and

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management’s response to any of the aforementioned factors.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the dates of the documents incorporated by reference in this prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you are cautioned not to place reliance on these forward-looking statements. Except as required by applicable law, Sysco, Jetro Restaurant Depot and Sysco Holdings do not undertake to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Sysco has filed with the SEC as described in the section of this prospectus titled “Where You Can Find More Information For Sysco” beginning on page 82.

INFORMATION ABOUT THE COMPANIES
Sysco Corporation
Sysco Corporation is the global leader in selling, marketing and distributing food and related products to customers who prepare meals away from home. This includes restaurants, healthcare and educational facilities, lodging establishments, entertainment venues, and more.
Sysco is organized under the laws of Delaware. Sysco’s common stock (NYSE: SYY) is listed on the NYSE. The address and telephone number of Sysco’s principal executive offices are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
New Slider Holdco, Inc.
New Slider Holdco, Inc., which we refer to as Sysco Holdings, is a Delaware corporation and a wholly-owned subsidiary of Sysco, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. Upon completion of the mergers, Sysco Holdings will become the parent company of Sysco, JRD and Warehouse Realty, each of which will survive and become a wholly-owned subsidiary of Sysco Holdings. Immediately after the mergers, Sysco Holdings will be renamed “Sysco Holdings Corporation”, shares of Sysco Holdings common stock will be listed on the NYSE, and former stockholders of Sysco and Jetro Restaurant Depot will own stock in Sysco Holdings.
The address and telephone number of the principal executive offices of New Slider Holdco, Inc. are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
Slider Merger Sub 1, Inc.
Slider Merger Sub 1, Inc., which we refer to as Merger Sub 1, is a Delaware corporation and a wholly-owned subsidiary of Sysco Holdings, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. As a result of the Sysco Merger, Merger Sub 1 will merge with and into Sysco, with Sysco surviving and becoming a wholly-owned subsidiary of Sysco Holdings. The address and telephone number of the principal executive offices of Merger Sub 1, Inc. are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
Slider Merger Sub 2, Inc.
Slider Merger Sub 2, Inc., which we refer to as Merger Sub 2, is a Delaware corporation and a wholly-owned subsidiary of Sysco Holdings, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. As a result of the JRD Merger, Merger Sub 2 will merge with and into JRD, with JRD surviving and becoming a wholly-owned subsidiary of Sysco Holdings. The address and telephone number of the principal executive offices of Merger Sub 2, Inc. are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
Slider Merger Sub 3, LLC
Slider Merger Sub 3, LLC, which we refer to as Merger Sub 3, is a Delaware limited liability company and a wholly-owned subsidiary of Sysco Holdings, formed solely for the purpose of effectuating the transactions described in this prospectus. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions described in this prospectus. As a result of the Warehouse Realty Merger, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty surviving and becoming a wholly-owned subsidiary of Sysco

Holdings. The address and telephone number of the principal executive offices of Merger Sub 3, LLC are 1390 Enclave Parkway, Houston, TX 77077-2099 and (281) 584-1390.
JRD Unico, Inc.
JRD Unico, Inc., which we refer to as JRD, is a Delaware corporation that operates 167 large-format wholesale Cash & Carry warehouse stores across 35 states that serve more than 725,000 independent restaurants and foodservice operators with a broad assortment of fresh and low-priced products. The address and telephone number of JRD Unico, Inc.’s principal executive offices are 1710 Whitestone Expressway, Whitestone, NY 11357 and (718) 762-8700.
Warehouse Realty, LLC
Warehouse Realty, LLC, which we refer to as Warehouse Realty, is a Delaware limited liability company that owns certain of the large-format wholesale Cash & Carry warehouse stores operated by JRD. The address and telephone number of Warehouse Realty, LLC’s principal executive offices are 1710 Whitestone Expressway, Whitestone, NY 11357 and (718) 762-8700.

THE TRANSACTIONS
The following is a discussion of the Transactions. This summary does not purport to be complete and may not contain all of the information about the Transactions that is important to you. This section is not intended to provide you with any factual information about Sysco Holdings, Sysco or Jetro Restaurant Depot. Such information can be found elsewhere in this prospectus and in the public filings Sysco makes with the SEC that are incorporated by reference into this document, as described in “Where You Can Find More Information For Sysco” beginning on page 82.
Terms of the Mergers
The terms and conditions of the mergers are contained in the merger agreement, a copy of which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.
The merger agreement provides that, upon the terms and subject to the conditions set forth therein, (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings, (b) immediately thereafter, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings, and (c) immediately thereafter, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings. Upon the consummation of the mergers, Sysco, JRD and Warehouse Realty will be wholly-owned subsidiaries of Sysco Holdings.
Merger Consideration
Upon completion of the Sysco Merger, each share of Sysco common stock (other than cancelled shares) will be converted into one share of Sysco Holdings common stock.
Upon completion of the JRD Merger and the Warehouse Realty Merger, equityholders of Jetro Restaurant Depot will receive, in the aggregate, (a) a cash payment of $21.6 billion, subject to customary adjustments, and (b) 91.5 million shares of Sysco Holdings common stock. For more details on the JRD merger consideration, see “The Merger Agreement — Merger Consideration” beginning on page 37.
Background of the Transactions
The following chronology summarizes certain key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of, by, with or among members of the Sysco board of directors or Sysco Holdings board of directors, Sysco’s or Sysco Holdings’ management, Sysco’s financial advisors, legal advisors or other representatives, Jetro Restaurant Depot and their respective financial advisors, legal advisors, affiliates or other representatives or any other person.
As part of its ongoing evaluation of Sysco’s business, long-term prospects and strategies, the Sysco board of directors, together with senior management, periodically review and assess Sysco’s operations, business plans, financial performance, future growth prospects, including potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives, all with the goal of maximizing value for Sysco stockholders. In furtherance of these efforts, senior management of Sysco have from time to time engaged in discussions about potential strategic transaction opportunities with representatives of other companies and updated the Sysco board of directors regarding these interactions during regularly scheduled and special meetings.
In December 2024, as part of their ongoing evaluation of strategic transactions to enhance stockholder value, members of Sysco’s senior management began assessing the potential merits and risks of a transaction between Sysco and Jetro Restaurant Depot, and a representative of Sysco contacted a representative of Jetro Restaurant Depot to express Sysco’s interest in discussing a potential transaction between Sysco and Jetro Restaurant Depot.

During the first half of 2025, representatives of Sysco and representatives of Jetro Restaurant Depot held exploratory discussions regarding the possibility of a potential transaction between Sysco and Jetro Restaurant Depot. Following these preliminary conversations, on April 23, 2025, members of Sysco’s management team discussed with the Sysco board of directors a potential transaction with Jetro Restaurant Depot and the Sysco board of directors directed Sysco’s management and advisors to continue discussions with Jetro Restaurant Depot.
On July 3, 2025, Sysco and Jetro Restaurant Depot executed a mutual confidentiality agreement to facilitate confidential discussions and the exchange of due diligence information regarding a potential transaction. Subsequently, Sysco sent an illustrative term sheet for a potential acquisition of Jetro Restaurant Depot by Sysco to representatives of Jetro Restaurant Depot, and following receipt of the term sheet, representatives of Sysco and Jetro Restaurant Depot engaged in discussions regarding the terms of a potential transaction. Members of the Sysco board of directors were regularly updated as to the status of the discussions.
On September 23, 2025, Sysco sent a draft exclusivity agreement to Jetro Restaurant Depot. On October 8, 2025, Sysco and Jetro Restaurant Depot executed the exclusivity agreement, which expired on October 31, 2025.
During October, November, and early December, 2025, representatives of Sysco conducted due diligence on Jetro Restaurant Depot, including participating in a number of management meetings and due diligence discussions with representatives of Jetro Restaurant Depot, and the parties negotiated and exchanged drafts of a merger agreement and stockholders agreement. The Sysco board of directors met in each of these months to consider the transaction and receive updates regarding the diligence and negotiations from Sysco management. During the discussions that occurred during this period, Sysco and Jetro Restaurant Depot were unable to agree upon the terms of a transaction. Senior members of Sysco management reported to the Sysco board of directors that there were unresolved valuation, structure and governance issues, and in early December 2025 negotiations surrounding the terms of the transaction ceased.
On February 25, 2026, the Sysco board of directors met, together with senior members of Sysco’s management, to discuss recent developments that could impact a potential transaction with Jetro Restaurant Depot. At the meeting, members of Sysco’s senior management team recommended to the Sysco board of directors that Sysco should restart discussions with Jetro Restaurant Depot regarding a potential transaction and the Sysco board of directors authorized senior management of Sysco and its advisors to restart such discussions.
On March 2, 2026, representatives of Sysco and Jetro Restaurant Depot met to discuss the potential transaction. On March 5, 2026, representatives of Sysco and Jetro Restaurant Depot tentatively agreed to move forward with the negotiation of definitive deal documentation based on transaction consideration to be paid to Jetro Restaurant Depot equityholders of an aggregate 91.5 million shares of Sysco common stock (or Sysco Holdings common stock, in the event a holding company reorganization structure were to be agreed) and an aggregate of $21.6 billion in cash, subject to completion of diligence and approval of the Sysco board of directors and the Jetro Restaurant Depot board of directors. From March 5 to March 30, 2026, representatives of Sysco and Jetro Restaurant Depot continued their due diligence and negotiations of the merger agreement and the other transaction documents. During this period, representatives of Sysco negotiated a commitment letter and related documentation with Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC for a $22 billion senior unsecured 364-day bridge loan facility to fund the transaction.
On March 29, 2026, the Sysco board of directors held a special meeting to consider approval of the merger agreement and the proposed transaction, with representatives of Sysco’s legal and financial advisors in attendance. Senior members of Sysco management, together with Sysco’s legal and financial advisors, presented to the Sysco board of directors an overview of the proposed transaction and their assessment of the financial and other terms of the proposed transaction. After considering the terms of the proposed transaction, and taking into consideration the matters discussed during that meeting and prior meetings of the Sysco board of directors, including the factors described under the section entitled “The Transactions — Sysco’s Reasons for the Transactions”, the Sysco board of directors (i) determined the merger agreement and the transactions to be fair to, in the best interests of, and advisable to, Sysco and its stockholders, and (ii) approved and declared advisable the merger agreement and the Transactions.
On March 30, 2026, each of Sysco, Sysco Holdings, the merger subs, Jetro Restaurant Depot and Holder Representative executed and delivered the merger agreement and the stockholders agreement and other transaction documents ancillary thereto. Also on March 30, 2026, prior to the opening of trading on the NYSE, Sysco and Jetro Restaurant Depot issued a joint press release announcing the Transactions and execution of the merger agreement.
Sysco’s Reasons for the Transactions
In arriving at its determination to enter into the Transactions, the Sysco board of directors reviewed a significant amount of information and consulted with its independent legal and financial advisors. The following are some of the significant factors that supported the Sysco board of directors’ determination:
•
Entrance into the Cash & Carry Segment:   The assessment of the Sysco board of directors that the Transactions would enable Sysco to enter the high-margin, higher growing, and resilient Cash & Carry segment and, together with Jetro Restaurant Depot, create a U.S. multi-channel foodservice distribution platform;

•
Enhanced Shareholder Value and Immediate Accretion:   The possibility that the Transactions would create enhanced stockholder value in connection with the anticipated financial benefits of the transactions, including the expectation that the Transactions will be immediately accretive to adjusted margins, adjusted earnings per share, and free cash flow;

•
Potential Synergies:   The potential to achieve anticipated cost synergies, expected to be approximately $250 million within the first three years following Closing, including through product procurement and inbound supply chain optimization;

•
Long-Term Growth Runway:   The expectation of the Sysco board of directors that, following the closing of the Transactions, Sysco will open 5-6 Jetro Restaurant Depot locations each year in key cities across the country over the next two decades that will provide customers with affordable food options; and

•
Improved Service and Increased Convenience:   The expectation that Sysco’s customers will benefit from same-day shopping offered by Jetro Restaurant Depot’s brick and mortar locations, enabling customers to have access to more fulfillment options to choose from that meet their evolving needs.

The foregoing discussion of factors considered by Sysco’s board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, Sysco’s board of directors did not find it useful, and did not attempt, to qualify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Sysco’s board of directors may have given different weights to different factors. Sysco’s board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Sysco’s management and Sysco’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.
Interests of Certain Jetro Restaurant Depot Directors and Executive Officers in the Transactions
In connection with the transactions described in this prospectus, certain executive officers and directors of Jetro Restaurant Depot may have interests in the Transactions that are different from, or in addition to, the interests of Sysco stockholders generally. The Sysco board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Transactions.
Certain employees and other service providers of Jetro Restaurant Depot, including Messrs. Kirschner and Fleishman, hold EAUs granted pursuant to certain EAU agreements, and the merger agreement provides that Jetro Restaurant Depot may make payments in respect of the EAUs and settle and terminate the EAU agreements prior to or at the Closing. In addition, Jetro Restaurant Depot expects to establish a cash-based retention program under which certain employees and executives, including Messrs. Kirschner and

Fleishman, will receive retention awards prior to or at the Closing, provided that such awards are seller expenses that reduce the total cash consideration received by the seller and do not change the total economics to Sysco.
In connection with the Transactions, Sysco and Mr. Richard Kirschner entered into an offer letter providing for his continued employment as CEO of Jetro Restaurant Depot following the Closing. The offer letter contemplates, among other things, the grant of a retention award in the form of 50% time-based and 50% performance-based equity awards upon Closing. In addition, Sysco and Jetro Restaurant Depot are discussing potential go-forward compensation arrangements and retention awards for certain of Jetro Restaurant Depot’s employees and executives. It is anticipated that approximately $250 million of retention bonuses will be funded, mostly by Jetro Restaurant Depot in cash, with the remaining portion funded by Sysco through a combination of both cash and equity based awards. As of the date hereof and except as set forth above, no such arrangements have been agreed to between Sysco and Jetro Restaurant Depot.
In connection with the Transactions, Sysco Holdings and each of the equityholders of Jetro Restaurant Depot who are employees of Jetro Restaurant Depot, including Messrs. Fleishman and Kirschner, entered into the letter agreements concurrently with entering into the merger agreement. The employee stockholders have agreed to certain non-competition, non-solicitation and non-disparagement provisions, each generally on the same terms as the Majority JRD Holder and certain other individuals and such restrictive covenants are effective until three years after the Closing.
Sysco Holdings’ Board of Directors and Management after the Transactions
Board of Directors
Pursuant to the merger agreement, the directors of Sysco in office immediately prior to the effective time of the Sysco Merger will be the directors of Sysco Holdings immediately following the Sysco Merger. In addition, pursuant to the stockholders agreement, on or prior to the closing date, the Sysco Holdings board of directors will take all actions necessary and appropriate to cause the number of directors on the board of Sysco Holdings to be increased by two and appoint Sir Bradley Fried and Stanley Fleishman to serve as directors of the Sysco Holdings board of directors.
The Sysco board of directors presently consists of eleven members. Following consummation of the mergers, the existing Sysco directors will constitute eleven of the thirteen members of the Sysco Holdings board of directors. Assuming that the mergers are consummated prior to the 2027 annual meeting of stockholders, the initial term of these directors will end with Sysco Holdings’ 2027 annual meeting of stockholders. Thereafter, the directors will serve for one-year terms.
Sysco Holdings’ directors that have been designated as of the date of this prospectus and their ages as of July 15, 2026 are as follows:
Name	Age	Current Director and Designee of:
Daniel J. Brutto	70	Sysco
Francesca DeBiase	60	Sysco
Ali Dibadj	51	Sysco
Larry C. Glasscock	78	Sysco
Jill M. Golder	64	Sysco
Bradley M. Halverson	66	Sysco
John M. Hinshaw	55	Sysco
Kevin P. Hourican	53	Sysco
Roberto Marques	62	Sysco
Alison Kenney Paul	67	Sysco
Sheila G. Talton	73	Sysco
Sir Bradley Fried	60	Jetro Restaurant Depot
Stanley Fleishman	74	Jetro Restaurant Depot

Biographical information for the eleven current directors of Sysco listed above is contained in Sysco’s proxy statement for its 2025 annual meeting of stockholders and is incorporated by reference into this prospectus.
Sir Bradley Fried serves as the Chief Executive Officer of Ki Corporation and is the former Chair of the Court of Directors of the Bank of England, having served as a non-executive director from 2012 to 2022, and Chair from 2018 to 2022. Since August 2024, Brad has also served as Chair of Partners Capital, a London-based investment firm specializing in asset allocation for institutional endowments and foundations. Prior to his role at Ki Corporation, Brad served as Chair of Goldman Sachs International and Goldman Sachs International Bank from February 2023 until March 2024, and has also served as Chief Executive Officer of Investec Bank in the United Kingdom from 2003 to 2010, following which he co-founded Grovepoint Capital, a private equity firm specializing in growth investments. Brad remained on the board of Investec as a non-executive director until 2016. Earlier in his career, Brad was a Partner at McKinsey & Co. in New York, having joined as an Associate in 1993. Brad was also the Chief Executive Officer in Residence and a Fellow in Finance at the Judge Business School, University of Cambridge and until 2023 served as a Governor of the London Business School and Chair of the LBS Finance Committee. Brad brings considerable leadership and management experience to the Sysco Holdings board of directors.
Stanley Fleishman has served as Executive Chairman of Jetro Restaurant Depot since 2017 and previously served as its Chief Executive Officer from 1992 until 2017, having earlier held the position of Chief Financial Officer. Stanley brings 40 years of broad management expertise and knowledge of the wholesale retail industry, having led the growth of Jetro Restaurant Depot into a nationwide wholesale Cash & Carry food distribution business. He has also served as a director of Ollie’s Bargain Outlet Holdings, Inc. since March 2013. Prior to his role at Jetro Restaurant Depot, Stanley served as Chief Executive Officer of Dion Stores, a South African retail chain, from 1982 to 1985. Stanley brings broad management expertise and knowledge of the wholesale retail industry to the Sysco Holdings board of directors.
The Sysco Holdings board of directors is expected to determine that all of its director nominees, except for Mr. Hourican, are “independent directors” as such term is defined by the applicable rules and regulations of the SEC and the NYSE.
Management
Upon the Closing, the corporate headquarters, executive offices and related corporate and operational functions of Sysco Holdings will be located in Houston, Texas. The corporate headquarters and related corporate functions for the Jetro Restaurant Depot business will be located in Jetro Restaurant Depot’s existing headquarters in Whitestone, New York. Pursuant to the merger agreement, the officers of Sysco in office immediately prior to the effective time of the Sysco Merger will be the officers of Sysco Holdings immediately following the Sysco Merger. It is expected that Mr. Richard Kirschner, the current Chief Executive Officer of Jetro Restaurant Depot, will continue as Chief Executive Officer of Jetro Restaurant Depot following the Closing, reporting to the Chief Executive Officer of Sysco Holdings. Members of Sysco Holdings’ senior management team that have been designated as of the date of this prospectus and their ages as of July 15, 2026 are as follows:
Name	Age	Title
Kevin P. Hourican	53	Chair of the Board and Chief Executive Officer
Brandon Sewell	46	Interim Chief Financial Officer
Brenna C. Garrett	46	Senior Vice President, Chief Commercial Officer
Stephen Higgs	54	Senior Vice President, U.S. Broadline Foodservice Operations
Jennifer L. Johnson	53	Senior Vice President, Chief Accounting Officer
Gregory S. Keller	55	Executive Vice President, President, National Sales & Specialty Businesses
Ronald L. Phillips	61	Executive Vice President, Chief Human Resources Officer

Name	Age	Title
Jennifer K. Schott	53	Executive Vice President, Chief Legal Officer & Secretary
Richard Kirschner	68	Chief Executive Officer of Jetro Restaurant Depot
Biographical information for Mr. Hourican is contained in Sysco’s proxy statement for its 2025 annual meeting of stockholders and is incorporated by reference into this prospectus. Biographical information for Mr. Sewell is contained in Sysco’s press release regarding his appointment filed with its Current Report on Form 8-K on March 5, 2026, and is incorporated by reference into this prospectus. Biographical information for Ms. Garrett, Mr. Higgs, Ms. Johnson, Mr. Keller, Mr. Phillips and Mr. Kirschner is provided below.
Brenna Garrett serves as Sysco’s Senior Vice President, Chief Commercial Officer, bringing more than two decades of leadership in merchandising and inventory management. Since joining Sysco in May 2022 as Vice President of Local Merchandising, she has steadily expanded her impact - taking on Revenue Management in September 2023 and most recently serving as Senior Vice President of Field Merchandising, Pricing, and Inventory management. Before joining Sysco, Brenna held a series of leadership roles in May Merchandising Company and Macy’s, where she led fashion merchandising and inventory planning across both store and digital channels. Brenna holds a B.S. with Honors from Washington University in St. Louis.
Stephen Higgs serves as Sysco’s Senior Vice President, U.S. Broadline Foodservice Operations and currently oversees all aspects of Sysco’s U.S. Broadline business, bringing nearly three decades of operational leadership and deep company experience to the role. Since beginning his Sysco career at Sysco Houston in 1997 as a management trainee, he has built a distinguished track record across a wide range of operating companies and corporate functions. Stephen’s career reflects progressive leadership roles across operations, safety, and enterprise strategy. After holding several management positions in Operations at Sysco Houston, he joined Sysco Corporate in 2000 as Regional Safety Manager for the Northeast. In 2001, he moved to Sysco Baltimore as Director of Warehouse and was promoted later that year to Vice President, Warehouse. In 2005, Stephen returned to Corporate as Director, Warehouse Operations, and in 2007, he served as Group Leader, Integrated Delivery, within Sysco’s enterprise strategy initiative. Two years later, he transitioned to Sysco San Antonio as Vice President, Operations, and was named Executive Vice President later that same year. Following the merger of Sysco San Antonio and Sysco Austin into Sysco Central Texas in 2012, Stephen continued in the Executive Vice President role before being promoted to President in 2014. Stephen returned to the U.S. Broadline organization in 2019 as Vice President, Field Operations. In November 2020, he was appointed Market President for the South Market, where he oversaw performance and strategy across a large and diverse geographic region. In September 2023, he joined Sysco’s Executive Leadership Team as Senior Vice President, Global Operations, where he continues to play a central role in shaping operational excellence across the enterprise.
Jennifer Johnson has served as Sysco’s Senior Vice President, Chief Accounting Officer since October 2023. Prior to her role at Sysco, she was the Corporate Vice President and Principal Accounting Officer of FedEx Corporation (“FedEx”), with responsibility for global accounting and controllership functions, including the consolidations process, Securities and Exchange Commission reporting, statutory reporting and compliance with the Sarbanes-Oxley Act of 2002. Previously, from August 2021 to September 2021, she served as Corporate Vice President and Principal Accounting Officer-Elect at FedEx and as Staff Vice President and Corporate Controller from 2015 to 2021. Jennifer was Vice President - Accounting of FedEx Corporate Services, Inc. from 2013 to 2015. Prior to that, she held various positions in the financial reporting group at FedEx beginning in 2005, including as Staff Director - Financial Reporting from 2011 through 2013. Jennifer holds Bachelor’s and Master’s degrees of Professional Accountancy from Mississippi State University and is a certified public accountant.
Greg Keller serves as Executive Vice President, President, National Sales & Specialty Businesses at Sysco, where he leads the company’s national sales strategy and oversees Sysco’s specialty business segments (SYGMA, Guest Worldwide, FreshPoint, Buckhead-Newport, Edward Don & Company, European Imports, and Asian Foods). Throughout his career at Sysco, Greg has held a series of senior leadership roles, including Senior Vice President, National Sales and SYGMA, Senior Vice President, National Sales, Senior Vice President, Sales, and Senior Vice President, National Sales and President, SYGMA. Earlier in his tenure, he served as Vice President, Sysco, National Restaurants and President, SYGMA, as well as President, SYGMA. Greg joined SYGMA in 2000, advancing through a variety of sales, operations and executive positions with increasing scope and responsibilities, consistently driving growth, strengthening customer partnerships, and delivering operational excellence. With more than two decades of experience in foodservice distribution, he is recognized for his strategic vision and commitment to supporting Sysco’s customers and teams.
Ron Phillips is Sysco’s Executive Vice President and Chief Human Resources Officer and is a proven HR executive with 25+ years of experience. Ron has a track record of leading high-performing teams and consistently delivering results and transformative change through people-first strategies. Ron most recently served as Senior Vice President, Human Resources, Retail, Omnicare and Enterprise Modernization, at CVS Health, where he led the people strategies and tactics for 200,000 Retail and Omnicare colleagues working in 9,800 retail locations and 1,100 walk-in medical clinics. Prior to CVS Health, Ron was Chief People Officer for Carnival Cruise Line, where he led the global people strategies for 40,000 shipboard and shoreside employees. Ron also served as the Chief Human Resources Officer for New York Presbyterian Hospital System, where he led the overall HR strategic direction for seven major hospitals, including two Ivy League medical schools, representing 23,000 employees. Ron also held HR leadership roles at Comcast, Ryder Transportation and McDonald’s Corporation. He holds a Juris Doctorate (JD) in Law from the University of Richmond School of Law and a B.S. in Sociology and Criminal Justice from Virginia State University. Ron has served on the boards of the national non-profits Make-a-Wish Foundation, Boys and Girls Clubs of America, Steppingstone Scholars and the National Association of African Americans in Human Resources.
Jennifer Schott has served as Sysco’s Executive Vice President, Chief Legal Officer & Secretary since April 1, 2025. Previously, from August 2021 to March 2025 she served as Senior Vice President, General Counsel and Secretary of Illinois Tool Works, Inc. Prior to that, Jennifer was Deputy General Counsel & Assistant Corporate Secretary at Caterpillar Inc. from June 2019 to July 2021 and spent 16 years at Discover Financial Services holding legal positions of increasing responsibility culminating in the role of Vice President, Assistant General Counsel & Assistant Corporate Secretary. Prior to her corporate legal career, Jennifer practiced law at two large international law firms. Jennifer graduated with a bachelor’s degree in psychology from the University of Illinois and received a Juris Doctor from the Chicago-Kent College of Law.
Richard Kirschner has served as Jetro Restaurant Depot’s Chief Executive Officer since 2015, and has served as its President since 2009. Richard brings 34 years of experience at Jetro Restaurant Depot, having previously served as its Chief Operating Officer from 1997 to 2015, and its Vice President of Finance from 1992 to 1997. Prior to his career at Jetro Restaurant Depot, Richard served as Chief Financial Officer and Acting Chief Executive Officer of NGI International and as Audit Principal at Laventhol and Horwath.
Sysco Holdings has not yet paid any compensation to its directors or executive officers. It is currently expected that the compensation to be paid to directors and existing executive officers of Sysco Holdings will be substantially similar to the compensation paid to Sysco directors and executive officers immediately prior to the effective time of the Sysco Merger.
Information concerning the compensation paid to the named executive officers of Sysco for the 2025 fiscal year is contained in Sysco’s proxy statement for its 2025 annual meeting of stockholders and is incorporated by reference into this prospectus. Information concerning the compensation paid to Mr. Sewell is contained in Sysco’s Current Report on Form 8-K on March 5, 2026, and is incorporated by reference into this prospectus.
Compensation Committee Interlocks and Insider Participation
None of Sysco Holdings’ executive officers currently serves, or has served during the last year, on the board of directors or compensation committee of any other entity that has one or more executive officers that are expected to serve as a member of the Sysco Holdings board of directors or the Compensation and Leadership Development Committee of Sysco Holdings (the “CLD Committee”). None of the expected members of the CLD Committee will be one of Sysco Holdings’ executive officers or employees. Prior to the consummation of the Transactions, compensation decisions for those who are to serve as Sysco Holdings’ executive officers are expected to be made by Sysco in consultation with the CLD Committee.
Accounting Treatment of the Mergers
Sysco and Jetro Restaurant Depot prepare their financial statements in accordance with U.S. GAAP. The mergers will be accounted for with FASB ASC Topic 805, Business Combinations, with Sysco Holdings being considered as the accounting acquirer and Jetro Restaurant Depot as the accounting acquiree. Accordingly, the consideration to be given by Sysco Holdings to complete the mergers with Jetro Restaurant Depot will be allocated to assets and liabilities of Jetro Restaurant Depot based on their estimated fair values as of the completion date of the mergers, with any excess purchase price to be recorded as goodwill.
Director and Officer Indemnification
Under the merger agreement, certain indemnification and insurance rights exist in favor of Jetro Restaurant Depot and its subsidiaries’ current and former directors and officers. For more information about these rights, see “The Merger Agreement — Indemnification and Insurance” beginning on page 38.
Regulatory Clearance Required for the Transactions
Sysco Holdings and Sysco expect to complete the Transactions by the third quarter of Sysco’s fiscal year 2027 (which is the first calendar quarter of 2027). Although Sysco Holdings and Sysco believe that they will receive the required approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations to complete the Transactions, neither can give any assurance as to the timing of these approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations as to Sysco Holdings, Sysco and Jetro Restaurant Depot’s ultimate ability to obtain such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations (or any additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations which may otherwise become necessary) or that such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations will be obtained on terms and subject to conditions satisfactory to Sysco Holdings, Sysco and Jetro Restaurant Depot. The receipt of the regulatory clearances (as described hereinafter) is a condition to the obligation of each of Sysco Holdings, Sysco and Jetro Restaurant Depot to complete the mergers.
The mergers are subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Sysco Holdings, Sysco and Jetro Restaurant Depot to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating their transaction. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period, or lengthened if the reviewing agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, in which case the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request. It is also possible that Sysco Holdings, Sysco and Jetro Restaurant Depot could enter into a timing commitment that could affect the timing of the consummation of the Transactions.
On April 27, 2026, Sysco and Jetro Restaurant Depot each filed a notification and report form under the HSR Act with the DOJ and the FTC. On May 27, 2026, Sysco and Jetro Restaurant Depot each received a request for additional information and documentary material, often referred to as a “second request,” from the FTC under the HSR Act. Sysco and Jetro Restaurant Depot are in the process of responding to the FTC’s second requests. Issuance of the second request extends the HSR waiting period until 30 days after Sysco and Jetro Restaurant Depot have substantially complied with the second requests, unless that period is terminated earlier by the FTC.
Sysco Holdings, Sysco and Jetro Restaurant Depot are not currently aware of any other material governmental approvals, consents, registrations, permits, expirations or terminations of waiting periods,

authorizations or other confirmations that are required prior to the parties’ completion of the Transactions other than those described below. If additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations are required to complete the Transactions, the parties to the merger agreement intend to seek such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations.
NYSE Listing/NYSE Delisting
Sysco and Sysco Holdings have agreed to cause the shares of Sysco Holdings common stock to be issued as the JRD stock consideration in connection with the mergers to be approved for listing on the NYSE subject to official notice of issuance prior to the completion of the mergers. The listing on the NYSE of the shares of Sysco Holdings common stock to be issued as the JRD stock consideration in connection with the mergers is also a condition to completion of the mergers.
Upon the completion of the mergers, Sysco common stock will be delisted from NYSE and subsequently deregistered under the Exchange Act in accordance with applicable securities laws, after which Sysco will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of Sysco common stock.

THE MERGER AGREEMENT
The following is a summary of the material terms and provisions of the merger agreement. This summary does not purport to describe all of the terms and provisions of the merger agreement and is qualified in its entirety by the complete text of the merger agreement, a copy of which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part and incorporated by reference herein. All stockholders of Sysco are urged to read the merger agreement carefully and in its entirety, as well as this prospectus, as the merger agreement is the principal legal document governing the mergers and its express terms and conditions govern the rights and obligations of the parties to the mergers.
The merger agreement contains representations and warranties made by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement. Accordingly, in reviewing the representations and warranties in the merger agreement and the descriptions of them included or incorporated by reference in this prospectus, it is important to bear in mind that such representations and warranties should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties. Such representations and warranties have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement, and may apply standards of materiality in a way that is different from what may be material to you or other investors.
Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Sysco Holdings, Sysco and Jetro Restaurant Depot. In any event, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information For Sysco” beginning on page 82.
General
The boards of directors of Sysco and Sysco Holdings, and the board of directors or board of managers, as applicable, of Jetro Restaurant Depot have unanimously approved the merger agreement, which provides for the acquisition by Sysco Holdings of Sysco and Jetro Restaurant Depot through the mergers. The mergers will take place in three steps. First, Merger Sub 1 will merge with and into Sysco, with Sysco as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings. Immediately thereafter, Merger Sub 2 will merge with and into JRD, with JRD as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings. Immediately thereafter, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty as the surviving entity and a wholly-owned subsidiary of Sysco Holdings.
Merger Consideration; Purchase Price Adjustments
Under the merger agreement, upon completion of the Sysco Merger, each share of Sysco common stock (other than cancelled shares) will be converted into one share of Sysco Holdings common stock.
Under the merger agreement, upon the completion of the mergers, Jetro Restaurant Depot equityholders will receive an aggregate amount equal to (i) 91.5 million shares of Sysco Holdings common stock and (ii) a cash payment of $21.6 billion, subject to customary adjustments. The merger agreement provides for a post-closing adjustment, which may be positive or negative, to account for any difference between (a) the estimated amounts of JRD and Warehouse Realty cash, indebtedness, transaction expenses and net working capital (relative to a specified target), in each case, as estimated prior to the closing date for purposes of determining the cash amount to be paid to Jetro Restaurant Depot equityholders at the Closing and (b) the actual amounts of such items as of the Closing.
Allocation of Aggregate Merger Consideration; EAUs
The aggregate merger consideration will be allocated among Jetro Restaurant Depot’s outstanding equityholders. The merger consideration that will be paid per share of common stock of JRD and per membership interest of Warehouse Realty will not be finally determined prior to closing and will depend on a number of factors, including purchase price adjustments.
The exact amount of the consideration to be paid to each equityholder of Jetro Restaurant Depot will vary, depending on the total purchase price, after adjustments. Certain employees and other service providers of Jetro Restaurant Depot hold EAUs granted pursuant to certain EAU agreements. The merger agreement provides that Jetro Restaurant Depot may make payments in respect of the EAUs and settle and terminate the EAU agreements prior to or at the Closing.
Fractional Shares
No fractional shares of Sysco Holdings common stock will be issued in connection with the mergers and no dividends or other distributions with respect to Sysco Holdings common stock will be payable on or with respect to any fractional share. In lieu of the issuance of any such fractional share, each former Jetro Restaurant Depot equityholder who otherwise would be entitled to receive a fractional share of Sysco Holdings common stock will receive an amount in cash, without interest, in the amount equal to such fractional amount multiplied by the average price of Sysco common stock on the last day preceding the closing date.
Closing and Effective Time of the Mergers
The Closing is expected to take place on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of all conditions set forth in the merger agreement (other than such conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing).
Conversion of Shares; Exchange Agent
Prior to the Closing, Sysco Holdings and Sysco will select an exchange agent. On or prior to the closing date, Sysco will cause Sysco Holdings to deposit with the exchange agent certificates or book entry shares representing the shares of Sysco Holdings common stock issuable to Jetro Restaurant Depot equityholders and cash due to be paid to Jetro Restaurant Depot equityholders as merger consideration and in lieu of fractional shares.
On the closing date, Sysco Holdings and Sysco will cause the exchange agent to pay the merger consideration to each equityholder of Jetro Restaurant Depot who has surrendered their stock certificates, if applicable, and properly completed and duly executed a letter of transmittal at least two business days prior to the closing date. Following the closing date, Sysco Holdings and Sysco will cause the exchange agent to pay all other Jetro Restaurant Depot equityholders the merger consideration following receipt of a completed and duly executed letter of transmittal.
Until surrendered, each certificate of JRD common stock will represent for all purposes solely the right to receive the applicable merger consideration, including any cash in lieu of fractional shares of Sysco Holdings common stock related to such shares of JRD common stock.
No Dissenters’ or Appraisal Rights
Sysco stockholders and the equityholders of Jetro Restaurant Depot do not have appraisal rights in connection with the mergers. For additional information, see “No Dissenters’ or Appraisal Rights” beginning on page 57.
Indemnification of Directors and Officers
Following the Closing, Sysco and Sysco Holdings must cause JRD and Warehouse Realty to (i) (severally and not jointly) indemnify all past and present employees, agents, managers, officers and directors of JRD and Warehouse Realty and their respective subsidiaries (as applicable) (each, an “indemnified party”) to the fullest extent permitted by law against all losses and other liabilities incurred by such indemnified party in connection with any pending or threatened litigation that is based on or arising out of the fact that such indemnified party is or was an employee, agent, manager, officer or director of Jetro Restaurant Depot at or prior to the Closing and pertaining to any and all matters pending, existing or occurring at or prior to the Closing, including any such matter arising under any claim with respect to the Transactions, and (ii) advance expenses as incurred to the fullest extent permitted under applicable law or the organizational documents of Jetro Restaurant Depot in effect as of the date of the merger agreement.
For six years following the Closing, Sysco and Sysco Holdings must cause any rights to indemnification, advancement of expenses or exculpation currently existing in favor of all indemnified parties and any indemnification or other similar agreements of Jetro Restaurant Depot in effect as of the date of the merger agreement with respect to any matter occurring at or prior to the effective time of the Sysco Merger to continue in full force and effect.
Additionally, for six years following the Closing, Sysco must cause Jetro Restaurant Depot to maintain directors’ and officers’ liability insurance covering all individuals who as of the date of the merger agreement were covered by Jetro Restaurant Depot’s directors’ and officers’ liability insurance, for events occurring at or prior to the Closing and on terms no less favorable than such insurance coverage in existence as of the date of the merger agreement, subject to a premium cap of 300% of Jetro Restaurant Depot’s then-existing annual premium. Jetro Restaurant Depot must also put in place a six-year tail policy.
Representations and Warranties
The merger agreement includes customary representations and warranties made by JRD and Warehouse Realty to Sysco, Merger Sub 1, Merger Sub 2 and Merger Sub 3 with respect to:
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due incorporation and corporate organization;

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capitalization;

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due authorization to enter into the merger agreement and perform Jetro Restaurant Depot’s obligations thereunder;

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the inapplicability of certain anti-takeover laws;

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements as a result of Jetro Restaurant Depot entering into and performing under the merger agreement;

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accuracy of Jetro Restaurant Depot financial statements;

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absence of undisclosed liabilities;

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ownership of Jetro Restaurant Depot’s assets;

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intellectual property;

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data privacy;

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material contracts;

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insurance;

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certain employee benefits matters;

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tax matters, including qualification of the Sysco Merger and the JRD Merger, taken together, as a transaction described in Section 351(a) of the Code;

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absence of certain litigation;

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compliance with applicable laws;

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product regulatory matters; alcohol regulatory matters;

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environmental matters;

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absence of certain changes, events or developments since January 1, 2025, including the absence of any changes, events or developments that have had or would have, either individually or in the aggregate, a material adverse effect on Jetro Restaurant Depot;

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certain labor and employee relations matters;

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ownership of, and leases for, real property;

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absence of brokers;

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certain affiliate agreements; and

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information supplied for purposes of this prospectus.

The merger agreement also includes representations and warranties by Sysco, Sysco Holdings and the merger subs to Jetro Restaurant Depot, including:
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due incorporation and corporate organization;

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capitalization;

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due authorization to enter into the merger agreement and perform the obligations of Sysco, Sysco Holdings and the merger subs thereunder;

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the inapplicability of certain anti-takeover laws;

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absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements as a result of Sysco, Sysco Holdings and the merger subs entering into and performing under the merger agreement;

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accuracy of Sysco’s financial statements;

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absence of brokers;

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operations of Sysco Holdings and the merger subs;

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SEC filings and compliance with the Sarbanes-Oxley Act of 2002;

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absence of undisclosed liabilities;

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absence of certain litigation;

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compliance with applicable laws;

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absence of certain changes, events or developments since June 28, 2025, including the absence of any changes, events or developments that have had or would have, either individually or in the aggregate, a material adverse effect on Sysco;

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delivery and compliance with certain debt financing documents;

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tax matters, including qualification of the Sysco Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Sysco Merger and the JRD Merger, taken together, as a transaction described in Section 351(a) of the Code;

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no Sysco stockholder vote being required; and

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information supplied for purposes of this prospectus;

These representations and warranties are generally subject to materiality and/or material adverse effect (as described below) qualifiers, as well as by specific disclosures in the applicable party’s disclosure letter.
Definition of Material Adverse Effect
For the purposes of the merger agreement, “material adverse effect” means any change, event, fact, effect or occurrence that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of Jetro Restaurant Depot or Sysco, or any of their subsidiaries, taken as a whole.
In determining whether there has been a Sysco material adverse effect or a Jetro Restaurant Depot material adverse effect, or whether such material adverse effect has occurred or would reasonably be expected to occur, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following are disregarded:
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general political, economic, business, industry, credit, financial or capital market conditions in the global, international, national or regional economy (including prevailing interest rates, inflation, deflation and commodity prices), trade wars or tariffs, provided that such changes, events, effects or occurrences may be taken into account to the extent that such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the applicable party and its subsidiaries, taken as a whole, relative to other companies in the industries in which the applicable party and its subsidiaries operate;

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changes or conditions generally affecting the industries or markets in which the applicable party and its respective subsidiaries operate, provided that such changes, events, effects or occurrences may be taken into account to the extent that such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the applicable party and its subsidiaries, taken as a whole, relative to other companies in the industries in which the applicable party and its subsidiaries operate;

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the taking of any action required by, or failure to take any action prohibited by, the merger agreement;

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the execution, delivery and announcement of the merger agreement or pendency of the Transactions (including by reason of the identity of Sysco or Jetro Restaurant Depot or their equityholders or affiliates, and any communication by Sysco or its affiliates regarding its plans or intentions with respect to Jetro Restaurant Depot), including the impact thereof on the relationships, contractual or otherwise, with any customers, employees, unions, suppliers, distributors, partners, sales representatives or others having relationships with the applicable party and its respective subsidiaries (subject to certain exceptions);

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any action taken (or omitted to be taken) by a party at the express written request of or with the prior written approval of the other party;

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pandemics, epidemics, diseases (whether affecting humans, plants or animals), earthquakes, tornados, hurricanes, floods and acts of god, provided that such changes, events, effects or occurrences may be taken into account to the extent that such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the applicable party and its respective subsidiaries, taken as a whole, relative to other companies in the industries in which the applicable party and its subsidiaries operate;

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acts of war (whether declared or not declared), cyberattacks, data breaches, sabotage, terrorism, military actions or the escalation or worsening thereof, provided that such changes, events, effects or occurrences may be taken into account to the extent that such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the applicable party and its respective subsidiaries, taken as a whole, relative to other companies in the industries in which the applicable party and its subsidiaries operate;

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any change or proposed change in applicable law or U.S. GAAP or accounting standards (or any authoritative interpretation thereof), provided that such changes, events, effects or occurrences may be taken into account to the extent that such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the applicable party and its respective subsidiaries, taken as a whole, relative to other companies in the industries in which the applicable party and its subsidiaries operate;

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any labor strikes or lockouts, labor stoppages or interruptions, or material labor disputes, or any threats of the foregoing; and

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the failure, in and of itself, of the applicable party to meet any internal or published projections, forecasts, estimates or predictions (provided that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether a material adverse effect has occurred if not otherwise excluded in the merger agreement).

Covenants
Covenants Relating to the Conduct of Jetro Restaurant Depot’s Business
Prior to the closing date, other than as required or expressly contemplated by the merger agreement, with the prior written consent of Sysco (not to be unreasonably withheld, delayed or conditioned) or as required by applicable law, JRD and Warehouse Realty have agreed that each will, and will cause their respective subsidiaries to, use commercially reasonable efforts to (A) operate in the ordinary course of business in all material respects, and (B) preserve intact their businesses in all material respects. JRD and Warehouse Realty have also agreed that they will not, and will cause their respective subsidiaries not to, during the period between the execution of the merger agreement and the closing date, subject to certain limited exceptions as set forth in the merger agreement, without the prior written consent of Sysco (not to be unreasonably withheld, delayed or conditioned) or unless required by applicable law, do any of the following:
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amend or otherwise change in any material respect their respective organizational documents other than immaterial amendments to the organizational documents of the subsidiaries of Jetro Restaurant Depot;

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sell, lease, transfer, exclusively license, assign or otherwise dispose of, or incur or create any lien (other than certain permitted liens) on (i) any asset with a value in excess of $10 million or in the aggregate in excess of $20 million other than the disposition of inventory in the ordinary course of business or (ii) any real property;

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except as required by applicable law or as required under the terms of any collective bargaining agreement or benefit plan as in effect on the date of the merger agreement, (i) increase or agree to increase the compensation or benefits of any current or former Jetro Restaurant Depot employees, officers, directors, consultants or independent contractors with an annual base salary exceeding $250,000; (ii) grant, accelerate or modify the period of exercisability or vesting of any compensation awards; (iii) establish, adopt, enter into or materially amend any collective bargaining agreement or similar labor agreement with any labor union, labor organization, works council or employee representative group; (iv) hire, promote or terminate (other than for cause) any employee with an annual base salary exceeding $250,000; (v) establish, adopt, enter into or materially amend or terminate any material benefit plan or any plan, contract, policy or program that would be a material benefit plan if in effect as of the date of the merger agreement; or (vi) fund or agree to fund any compensation or benefits under any material benefit plan;

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except in the ordinary course of business, in each case, in accordance with the terms thereof, issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of or, in effect as of the date of the merger agreement, redeem, repurchase or otherwise acquire, any of Jetro Restaurant Depot or any of its subsidiaries’ securities or make any changes (by split, combination, reorganization, reclassification or otherwise) in the capital structure of Jetro Restaurant Depot or any of its subsidiaries;

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incur any debt for borrowed money, other than borrowings and other extensions of credit under current credit facilities and other financing arrangements to fund working capital expenses of Jetro Restaurant Depot and its subsidiaries in the ordinary course of business or other permitted expenditures, debt in a principal amount not in excess of $100 million (provided that any such additional debt does not include any premiums, breakage costs, make-wholes, prepayment penalties, fees or similar payment obligations that will become payable as a result of the Transactions), debt incurred by a subsidiary of either JRD or Warehouse Realty to JRD or Warehouse Realty, or to another wholly-owned subsidiary of JRD or Warehouse Realty, or liabilities for taxes incurred in the ordinary course of business;

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materially restructure or materially change its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws;

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declare, set aside or pay any dividend or other distribution (whether in cash, assets, capital stock or otherwise) with respect to the equity interests of JRD or Warehouse Realty, other than cash dividends or distributions from Jetro Restaurant Depot or any of its subsidiaries that are paid prior to the

Closing, including cash dividends or distributions to their respective equityholders paid prior to the closing date, or dividends or distributions between Jetro Restaurant Depot and its subsidiaries;
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split, combine, subdivide or reclassify any of the capital stock, other equity interests or voting securities, or convertible securities of Jetro Restaurant Depot or any of its subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the capital stock, other equity interests or voting securities of Jetro Restaurant Depot or any of its subsidiaries;

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repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity interests or voting securities of Jetro Restaurant Depot or any of its subsidiaries, or any convertible security, or any warrants, calls, options or other rights to acquire any such capital stock, equity interests or voting securities, other than in the ordinary course of business pursuant to management equity agreements in effect as of the date of the merger agreement;

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merge or consolidate with any other person or entity, acquire a material amount of stock or assets of any other person or entity, or effect any business combination, recapitalization or similar transaction (other than the mergers or between Jetro Restaurant Depot and any of its wholly-owned subsidiaries or purchases of inventory or other assets in the ordinary course of business or pursuant to agreements existing as of the date of the merger agreement), or acquire a material amount of stock or assets of any other person or entity, or effect any business combination, recapitalization or similar transaction if such action would reasonably be expected to materially delay or prevent the satisfaction of the regulatory conditions set forth in the merger agreement or materially increase the risk of any governmental authority entering, or materially increase the risk of not being able to successfully challenge, any order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions;

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enter into or terminate (except for any termination upon expiration of a term in accordance with the terms and conditions thereof or any extensions at the end of a term), or materially modify or amend, or assign or waive any material right under a material contract of Jetro Restaurant Depot (or any contract that would constitute a material contract of Jetro Restaurant Depot if entered into as of the date of the merger agreement), other than in the ordinary course of business with respect to material contracts of Jetro Restaurant Depot of the type described in the merger agreement subject to certain exceptions;

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enter into any agreement with affiliates that are not terminated prior to the effective time of the Sysco Merger without any further liability to Jetro Restaurant Depot or any of its subsidiaries;

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make any material loan, advance or capital contribution to or investment in any person or entity, other than loans, advances or capital contributions to or investments in or among their subsidiaries in the ordinary course of business;

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acquire any real property or any direct or indirect interest in any real property for an amount in excess of $100 million individually or on terms that are not arm’s-length market terms, or enter into, terminate, or materially modify or amend, any lease (other than a lease between one or more of Jetro Restaurant Depot and any of its subsidiaries) pursuant to which the total lease payments payable under the terms of all such leases exceeds $150 million in the aggregate, other than leases that are on arm’s-length, market terms;

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make any material change to its financial accounting methods, policies or practices with respect to the maintenance of books of account and records, except as required by GAAP or applicable law;

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make any material changes with respect to tax reporting or enter into any material settlements or agreements with respect to certain tax matters, liabilities or enforcement actions, subject to certain exceptions;

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make any capital expenditures or commitments for capital expenditures, (i) for calendar year 2026 in excess of $190 million in the aggregate, (ii) for calendar year 2027 in excess of 125% of the amounts that are permitted pursuant to clause (i) for calendar year 2026, and (iii) for calendar year 2028 in excess of 125% of the amounts that are permitted pursuant to clause (ii) for calendar year 2027, in each case other than in the ordinary course of business or to the extent reasonably necessary to protect human health and safety;

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forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the ordinary course of business;

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enter into any settlement, compromise or release for which Jetro Restaurant Depot or any of its subsidiaries would have any liability or obligation, except for settlements, compromises or releases that (i) do not involve the payment of money by Jetro Restaurant Depot or any of its subsidiaries in excess of $5 million individually (net of any insurance proceeds) and that do not involve injunctive relief or any other material restriction on the part of Jetro Restaurant Depot or any of its subsidiaries, and (ii) are not a non de minimis settlement or similar agreement with the FTC, DOJ or SEC;

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adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization or other reorganization of Jetro Restaurant Depot or any of its subsidiaries (other than the mergers);

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omit to take any commercially reasonable action necessary to maintain or renew any owned intellectual property, other than in the ordinary course of business consistent with past practice;

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enter into any material new line of business; or

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authorize any of, or agree or commit to do any of, the foregoing actions.

Covenants Relating to the Conduct of Sysco’s Business
Sysco has agreed that neither it nor its subsidiaries will, during the period between the execution of the merger agreement and the closing date, subject to certain limited exceptions as set forth in the merger agreement, without the prior written consent of Holder Representative or unless required by applicable law, do any of the following:
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amend or otherwise change its or Sysco Holdings’ organizational documents (i) in a manner that would adversely affect in any material respect Jetro Restaurant Depot or Jetro Restaurant Depot equityholders in a manner disproportionate to Sysco and its stockholders or in a manner that would adversely affect the ability of any of Sysco, Sysco Holdings or any of Merger Sub 1, Merger Sub 2 or Merger Sub 3 to consummate the Transactions or (ii) such that the rights of the Jetro Restaurant Depot stockholders party to the stockholders agreement would not be given full effect;

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declare or pay any dividend on or make any distributions with respect to shares of Sysco common stock (whether in cash, assets, stock or other securities), other than ordinary course quarterly dividends (including increases in the amount thereof) consistent with past practice or dividends and distributions paid by wholly-owned subsidiaries of Sysco to Sysco or any of its wholly-owned subsidiaries;

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split, combine, subdivide or reclassify any of the capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, in each case of Sysco;

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adopt or enter into a plan or agreement of complete or partial liquidation or dissolution of Sysco;

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engage in any action or activity that would require Sysco to obtain the approval of its stockholders in connection with the consummation of the Transactions prior to the Closing; or

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authorize any of, or agree or commit to do any of, the foregoing actions.

Non-Solicitation
Holder Representative, Jetro Restaurant Depot and its subsidiaries may not, directly or indirectly, solicit, initiate, knowingly encourage or assist, discuss or respond to, or accept, approve, authorize or recommend the submission of any proposal, inquiry or offer from any person or entity with respect to Jetro Restaurant Depot or any of its subsidiaries, with respect to any liquidation, dissolution or recapitalization, merger, consolidation, combination, joint venture, partnership, recapitalization or share exchange, acquisition or purchase of all or a significant portion of the business, assets or properties of, or any equity interest in, Jetro Restaurant Depot and any of its subsidiaries or any similar business combination transaction, nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage, any effort or attempt by any person or entity to pursue or effect a competing transaction or enter into any agreement, arrangement, understanding, letter of intent, term sheet, agreement in principle or similar instrument or arrangement with respect to a competing transaction.
Efforts
Under the merger agreement, Sysco and Jetro Restaurant Depot agreed to use their reasonable best efforts to ensure the timely consummation of the Transactions. Additionally, Sysco and Jetro Restaurant Depot agreed that:
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Jetro Restaurant Depot and Sysco will cooperate, coordinate and consult with each other in all necessary regulatory filings, including with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

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Jetro Restaurant Depot will, as Sysco may request, deliver customary payoff letters with respect to repayment of Jetro Restaurant Depot’s existing credit facilities and mortgages;

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Jetro Restaurant Depot will, as Sysco may request, use reasonable best efforts to deliver customary payoff letters with respect to repayment of Jetro Restaurant Depot’s existing private placement notes;

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Jetro Restaurant Depot and Holder Representative will generally use reasonable best efforts to cooperate with the arrangement of debt financing to fund the Transactions, and Jetro Restaurant Depot will reasonably cooperate with Sysco in conducting any liability management transactions with respect to Jetro Restaurant Depot’s existing private placement notes, in each case as reasonably requested by Sysco;

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Jetro Restaurant Depot and Sysco will cooperate, coordinate and consult each other to resolve any objections to the transaction by government authorities pursuant to antitrust laws and to secure clearances for the transaction under antitrust laws; and

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in seeking to obtain government approval or to comply with government orders, both Sysco and its subsidiaries, and JRD and Warehouse Realty and their respective subsidiaries, must use reasonable best efforts including negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or businesses of Sysco or Jetro Restaurant Depot necessary to eliminate each and every impediment to close the transactions as promptly as possible, and in any event prior to the Termination Date, and negotiating, committing to and effecting any limitation on Sysco’s or Jetro Restaurant Depot’s freedom of action with respect to, and otherwise proposing, proffering and agreeing to any other requirement, obligation, condition, limitation or restriction on, any of the businesses, product lines or assets of any of Jetro Restaurant Depot or any of its subsidiaries, subject to certain limitations set forth in the merger agreement.

Generally, if the merger agreement is terminated due to a failure to obtain regulatory clearances or because the Transactions are not consummated prior to the Termination Date, Sysco will pay to Holder Representative a termination fee. See “— Termination of the Merger Agreement and Termination Fee.”
Employee Matters
Upon closing of the mergers, Sysco has agreed to provide each employee of Jetro Restaurant Depot with the following compensation and benefits, for so long as they remain employed by Sysco or any of its affiliates (including Jetro Restaurant Depot):
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for twelve months from the closing date, base salary or hourly wages that are the same as those provided as of immediately prior to the closing date;

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for twelve months from the closing date, annual target cash bonus opportunities (excluding long-term incentive opportunities) that are at least equal to the annual target cash bonus opportunities provided by Jetro Restaurant Depot and its subsidiaries immediately prior to the closing date;

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for twelve months from the closing date, employee benefits (excluding any defined benefit pension, equity or equity-based compensation arrangements and any sale, retention or change in control payments) that are no less favorable in the aggregate than the employee benefits (excluding any defined benefit pension, equity or equity-based compensation arrangements and any sale, retention or change in control payments), provided by Jetro Restaurant Depot and its subsidiaries immediately prior to the closing date; and

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recognition of service credit to the same extent recognized under any similar Jetro Restaurant Depot benefit plan in which such employee participated or was eligible to participate immediately prior to closing for all purposes, including eligibility for participation, vesting, level of benefit and benefit accrual under a corresponding benefit plan offered by Sysco, other than (i) for purposes of determining whether recipients of Sysco equity awards granted under Sysco’s retention program are retirement eligible for purposes of such retention awards, (ii) for purposes of benefit accrual under any defined benefit plan, (iii) for purposes of benefit plans that are frozen to new participants and (iv) to the extent such recognition would result in a duplication of benefits. In addition, Sysco will (a) waive any pre-existing condition limitations to the extent such condition was satisfied or waived under a comparable Jetro Restaurant Depot benefit plan prior to the closing date, but unless otherwise required by applicable law, only to the extent recognized by Jetro Restaurant Depot, and (b) credit all payments credited against out-of-pocket maximums and deductible payments and co-payments under a comparable Jetro Restaurant Depot benefit plan for the year in which closing occurs against out-of-pocket maximums and deductible payments and co-payments under any Sysco health insurance plans for such year.

Sysco has also agreed to provide to each employee of Jetro Restaurant Depot who is covered by a collective bargaining agreement with the compensation and benefits no less than as are required under the terms of such agreement. Following the date of the merger agreement, and following good faith and reasonable consultation with Sysco, Jetro Restaurant Depot will carry out applicable notifications to and, subject to the restrictions of the merger agreement, consultations, discussions or negotiations with, applicable unions, works councils or other employee representative groups in connection with the mergers, in each case to the extent required by applicable law or the terms of the applicable collective bargaining agreement.
If requested by Sysco in writing not less than ten business days prior to the closing date, Jetro Restaurant Depot will terminate Jetro Restaurant Depot’s 401(k) plan, contingent upon the occurrence of the Closing and effective as of the day immediately prior to the closing date, and Jetro Restaurant Depot will provide Sysco with the resolutions effectuating the termination for reasonable review and comment. To the extent the Jetro Restaurant Depot 401(k) plan is terminated pursuant to Sysco’s request, the affected employees will be eligible to participate in a 401(k) plan maintained by Sysco or one of its subsidiaries as soon as reasonably practicable following the Closing, and such affected employees will be entitled to effect a direct rollover of any eligible rollover distributions, including any outstanding loans, to such 401(k) plan maintained by Sysco or its subsidiaries.
Sysco retains any right it would otherwise have to amend, modify or terminate any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by Sysco and its affiliates (including Jetro Restaurant Depot) and nothing in the merger agreement requires Sysco or any of its affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement.
The employee matters provisions of the merger agreement do not confer upon any employee of Jetro Restaurant Depot (whether or not covered by a collective bargaining agreement) or any legal representative, labor representative or beneficiary thereof, or any other person, any rights or remedies thereunder, including any right to employment or continued employment for any specified period, or any right to compensation or benefits of any nature or kind under the merger agreement.
In addition, Jetro Restaurant Depot has agreed to, no later than three business days prior to the Closing, submit to a vote of its equityholders certain payments that might otherwise be subject to Sections 4999 and 280G of the Code to avoid the application of excise taxes or the loss of a deduction with respect to such amounts.

Conditions for the Completion of the Mergers
The obligations of each party to complete the mergers are conditioned upon:
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the accuracy of the representations and warranties of the other party (subject to specified materiality qualifications);

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the other party’s performance and compliance, in all material respects, with all covenants, obligations and agreements contained in the merger agreement required to be performed and complied with such party at or prior to the Closing;

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the expiration or termination of the applicable waiting period under the HSR Act (or any extension thereof, including any timing agreement entered into with any governmental authority in accordance with the terms of the merger agreement);

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the absence of any law or injunction adopted, promulgated or entered after the date of the merger agreement by any governmental authority of competent jurisdiction in the United States that restrains, enjoins or otherwise prohibits the consummation of the Transactions;

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the Form S-4 relating to the issuance of Sysco Holdings common stock pursuant to the Sysco Merger being declared effective by the SEC, which shall not be the subject of any stop order or any proceedings by the SEC seeking a stop order;

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the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Sysco Holdings common stock that will be issued as the JRD stock consideration pursuant to the merger agreement; and

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receipt by each of Sysco and JRD of an opinion from their respective counsels, dated as of the closing date, on which Sysco and JRD may also rely, to the effect that the Sysco Merger and JRD Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code, or in the case of Sysco, that the Sysco Merger will qualify as a reorganization described in Section 368(a) of the Code.

Termination of the Merger Agreement and Termination Fee
Termination
The merger agreement may be terminated prior to the closing date upon mutual written consent of Jetro Restaurant Depot, Holder Representative and Sysco. In addition, either Sysco or Holder Representative may terminate the merger agreement prior to the closing date:
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if the Closing does not occur on or before September 30, 2027, with one automatic extension of such date until March 30, 2028, if all conditions to closing other than the conditions relating to receipt of required regulatory clearances have been satisfied or (to the extent permitted by law) waived, or are capable of being satisfied at such time (this termination right is not available to a party whose breach in any material respect of its obligations under the merger agreement principally caused the failure of Closing to occur on or before the Termination Date);

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if the other party breaches its representations or warranties or there is any inaccuracy in its representations or warranties, or the other party breaches or fails to perform its covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (A) would result in the failure of the related conditions to such party’s obligations to close the Transactions to be satisfied, and (B) is not cured, or is incapable of being cured, by the other party prior to the earlier of (x) the Termination Date and (y) forty-five calendar days after the other party’s receipt of written notice from the terminating party of such breach, inaccuracy or failure (this termination right is not available to a party if that party is then in breach of any representation, warranty, covenant or obligation under the merger agreement that would result in the failure of certain specified conditions); or

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if any court (or United States federal governmental authority) of competent jurisdiction in the United States issued an order that has become final and non-appealable that has the effect of permanently restraining, enjoining or otherwise prohibiting the mergers (this termination right is not available to a party if that party has breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of such order being issued and becoming final and non-appealable).
Termination Fee
If the merger agreement is terminated by either Sysco or Holder Representative as a result of failure to obtain the required regulatory clearances or because the mergers are not consummated by the Termination Date, Sysco will pay to Holder Representative a termination fee of $1.164 billion. The termination fee is payable prior to or concurrently with the termination, if terminated by Sysco, or within two business days of Holder Representative’s termination, provided that, with respect to a termination for failure to consummate the mergers by the Termination Date, all of the conditions to closing other than those relating to the required regulatory clearances (other than certain conditions which by their nature may only be satisfied at the Closing) are satisfied.
The payment of this termination fee in full to the Holder Representative is the sole and exclusive remedy of Holder Representative and Jetro Restaurant Depot, their equityholders and all of their affiliates, against Sysco, the merger subs, or any of their directors, officers, and other affiliates (other than for willful breach or fraud). Holder Representative and Jetro Restaurant Depot have agreed that in no event (other than for willful breach or fraud) will Holder Representative, Jetro Restaurant Depot, their equityholders or any of their affiliates be entitled to recover any money damages or any other remedy based on a claim in law or equity with respect to:
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any losses suffered as a result of the failure of the mergers to be consummated;

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the termination of the merger agreement;

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any liabilities or obligations arising under the merger agreement or the other transaction documents; or

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any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement.

Transaction Fees and Expenses
All fees and expenses incurred in connection with or related to the merger agreement and the operative documents and the mergers will be paid by the party incurring such fees or expenses, whether or not the mergers are consummated, except that Sysco has agreed to pay all filing fees for any notifications required to be made under the HSR Act in connection with the Transactions with respect to Sysco Holdings, Sysco, JRD and Warehouse Realty, excluding, for the avoidance of doubt, any filing fees required to be paid under the HSR Act in relation to the acquisition of shares of Sysco Holdings common stock by current JRD or Warehouse Realty equityholders.

THE STOCKHOLDERS AGREEMENT AND EMPLOYEE STOCKHOLDER LETTER AGREEMENTS
The following is a summary of certain material terms and provisions of the stockholders agreement and the employee stockholder letter agreements. This summary does not purport to describe all of the terms and provisions of the stockholders agreement or employee stockholder letter agreements, and the summary of the stockholders agreement is qualified in its entirety by the complete text of the stockholders agreement, a copy of which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part and which is incorporated by reference herein. You are urged to read the stockholders agreement carefully and in its entirety, as well as this prospectus.
Stockholders Agreement
Concurrently with entering into the merger agreement, Sysco Holdings entered into the stockholders agreement, dated as of March 30, 2026, with the Majority JRD Holder, LGP, PF and certain other parties thereto, in each case, that will receive shares of Sysco Holdings common stock in the applicable mergers. The stockholders agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, board representation, the acquisition of additional equity interests in Sysco Holdings by the Majority JRD Holder, transfer restrictions, voting arrangements, non-competition, non-solicitation, non-disparagement and registration rights.
Pursuant to the stockholders agreement, the Majority JRD Holder will be entitled to designate two directors for nomination to Sysco Holdings’ board of directors if it, together with its controlled affiliates, beneficially owns at least 8% of the outstanding shares of the Sysco Holdings common stock, or one director if it, together with its controlled affiliates, beneficially owns at least 5% of the outstanding shares of Sysco Holdings common stock, in each case subject to certain qualification requirements for such directors. For as long as the Majority JRD Holder has the right to designate a director, the Majority JRD Holder will be required to vote its shares of Sysco Holdings common stock in favor of the election of directors of Sysco Holdings nominated by the Sysco Holdings board of directors and any Sysco Holdings board proposal to adopt or amend a Sysco Holdings equity compensation plan, any “say-on-pay” proposal, any “say-on-frequency” proposal or any “say-on-golden-parachute” proposal, in accordance with the recommendation of the Sysco Holdings board of directors with respect to any other person nominated as a director of Sysco Holdings, and against any stockholder actions proposed by activists or stockholder proposals that the Sysco Holdings board of directors recommends against (excluding certain matters). The initial directors that will be appointed by the Majority JRD Holder will be Sir Bradley Fried and Stanley Fleishman.
The stockholders agreement generally restricts (a) any transfers by the Majority JRD Holder of shares of Sysco Holdings common stock received in the mergers for an initial period of 18 months after the Closing, with 50% of such shares released from the lock-up 18-months after the Closing, and the remaining 50% of such shares released from the lock-up 24 months after the Closing, and (b) any transfers by LGP and PF of shares of Sysco Holdings common stock received in the mergers until 6 months after the Closing, in each case, with certain limited exceptions. Following the applicable lock-up period, each of Majority JRD Holder, LGP and PF, to the extent they hold Registrable Securities (as defined in the stockholders agreement) will be granted customary registration rights.
Pursuant to the stockholders agreement, each of the Majority JRD Holder, LGP and PF, as well as certain other parties to the stockholders agreement, and in each case their permitted transferees, will have certain registration rights with respect to their respective Registrable Securities, which will include. approximately 88 million shares of Sysco Holdings common stock in the aggregate that such holders will receive in connection with the JRD Merger. The Majority JRD Holder and LGP will have the right to require Sysco Holdings to file a shelf registration statement registering their respective Registrable Securities for resale (which Sysco Holdings is required to use reasonable best efforts to maintain in effect for up to three years) and have certain other demand registration rights. In addition, each holder of Registrable Securities will have customary “piggyback” registration rights, such that the holders and their permitted transferees may include their respective Registrable Securities in any future registrations of Sysco Holdings’ equity securities, whether or not that registration relates to a primary offering by Sysco Holdings or a secondary offering by or on behalf of any of Sysco Holdings’ stockholders. Sysco Holdings will be responsible for customary registration expenses. The stockholders agreement sets forth customary registration procedures, including an agreement by Sysco Holdings to make its management available to participate in a reasonable number of roadshow presentations in connection with any underwritten offerings. In addition, these registration rights are subject to customary suspensions and other conditions.
The stockholders agreement contains a customary standstill provision applicable to the Majority JRD Holder and certain other individuals, which is effective from the Closing until the Majority JRD Holder no longer has any rights to designate a director on the Sysco Holdings board of directors. Additionally, the Majority JRD Holder and certain other individuals have agreed to certain non-competition and non-solicitation provisions, each effective until three years after the Closing and each subject to customary exceptions. Sysco Holdings, on the one hand, and the Majority JRD Holder, such individuals and LGP, on the other hand, have agreed to certain mutual non-disparagement provisions, effective for the duration of the standstill. The stockholders agreement will terminate with respect to each stockholder party thereto on the first date that it no longer beneficially owns any shares of Sysco Holdings common stock or Registrable Securities.
Employee Stockholder Letter Agreements
Concurrently with entering into the merger agreement, Sysco Holdings and each of the equityholders of JRD and Warehouse Realty who are employees of Jetro Restaurant Depot, including Messrs. Fleishman and Kirschner, entered into letter agreements. Pursuant to these letter agreements, such employee stockholders have agreed to certain non-competition, non-solicitation and non-disparagement provisions, each generally on the same terms as the Majority JRD Holder and certain other individuals pursuant to the stockholders agreement, and such restrictive covenants are effective until three years after the Closing.

DESCRIPTION OF FINANCING
Overview
Consummation of the mergers is not conditioned on Sysco’s or the merger subs’ ability to obtain financing. Sysco expects to use cash on hand and equity and debt financing to fund the cash component of the JRD merger consideration. Such equity and debt financing could take any of several forms or any combination of them, including but not limited to the following: (1) Sysco or Sysco Holdings may borrow under the bridge facility; (2) Sysco or Sysco Holdings may issue senior or subordinated notes in the public and/or private capital markets; (3) Sysco or Sysco Holdings may borrow up to $3.0 billion under the term loan credit agreement; and (4) Sysco or Sysco Holdings may borrow under the revolving credit agreement.
Bridge Facility
In connection with entry into the merger agreement, Sysco entered into a commitment letter, which we refer to as the commitment letter, dated as of March 30, 2026, with Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC, which we refer to collectively as the banks, pursuant to which the banks have committed to provide, subject to the terms and conditions of the commitment letter, a $22 billion 364-day senior unsecured bridge term loan facility, which we refer to as the bridge facility. On April 13, 2026, Sysco and the banks entered into a joinder agreement to the commitment letter with thirteen additional banks, which reallocated bridge facility commitments among the banks and the additional banks. The bridge facility commitments will reduce if Sysco, Sysco Holdings or their subsidiaries, obtains certain other debt financing, completes certain asset sales (subject to customary reinvestment rights) and completes certain equity issuances, in each case, in an amount equal to the net proceeds or commitments thereof, subject to certain minimum proceeds thresholds.
Pursuant to the terms of the commitment letter, the proceeds of the bridge facility may be used to finance the Transactions, repay certain existing indebtedness of Jetro Restaurant Depot and to pay related fees and expenses. Sysco serves as the borrower under the bridge facility, provided that Sysco may designate Sysco Holdings as the borrower under the bridge facility as mutually agreed between Sysco and the lead arrangers under the commitment letter.
Any loans under the bridge facility will mature on the date that is 364 days after the closing date. The commitments to provide the financing under the bridge facility will terminate on the earliest to occur of (1) 11:59 p.m. (New York City time) on the date that is 5 business days after the termination date (as defined in the merger agreement in effect on March 30, 2026 and as extended pursuant to Section 8.1(b) of the merger agreement as in effect on March 30, 2026), (2) the consummation of the acquisition without any use of the bridge facility, (3) the termination of the merger agreement in accordance with its terms and (4) the execution and delivery of the bridge loan agreement by each of the parties thereto, which date we refer to as the commitment termination date.
Borrowings under the bridge facility will bear interest, at Sysco’s or Sysco Holdings’ option, at a rate equal to either (1) the highest of (a) the rate of interest in effect as publicly announced from time to time by the administrative agent as its “prime rate”, (b) the federal funds rate plus 0.5% and (c) Term SOFR plus 1.00%, in each case plus the applicable margin or (2) Term SOFR plus the applicable margin. The applicable margin for borrowings under the bridge facility may change depending on Sysco’s or Sysco Holdings’ credit rating.
The bridge facility contains customary conditions to funding, affirmative covenants, negative covenants and events of default.
Term Loan Credit Agreement
On April 16, 2026, Sysco entered into a $3.0 billion term loan credit agreement, which we refer to as the term loan credit agreement, with the subsidiary guarantors party thereto, the lenders named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA and TD Securities (USA) LLC, as syndication agents, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase

Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. Concurrently with entry into the term loan credit agreement, the bridge facility commitments under the commitment letter were reduced to $19 billion.
Pursuant to the terms of the term loan credit agreement, the proceeds of the term loans may be used to finance the Transactions, repay certain existing indebtedness of Jetro Restaurant Depot and to pay related fees and expenses. Sysco serves as the borrower under the term loan credit agreement, provided that, if Sysco Holdings becomes a borrower under the revolving loan credit agreement, Sysco Holdings shall become the borrower under the term loan credit agreement subject to the satisfaction of “know your customer” diligence by the administrative agent and the lenders with respect to Sysco Holdings.
The loans under the term loan credit agreement are split into two tranches, which consist of $1.25 billion in term loans under tranche A and $1.75 billion in term loans under tranche B. Any loans under tranche A will mature on the date that is 364 days after the closing date and any loans under tranche B will mature on the date that is two years after the closing date. The commitments to provide the financing under the term loan credit agreement will terminate on the commitment termination date.
Borrowings under the term loan credit agreement will bear interest, at Sysco’s or Sysco Holdings’ option, at a rate equal to either (1) the highest of (a) the rate of interest in effect as publicly announced from time to time by the administrative agent as its “prime rate”, (b) the federal funds rate plus 0.5% and (c) Term SOFR plus 1.00%, in each case plus the applicable margin or (2) Term SOFR plus the applicable margin. The applicable margin for borrowings under the term loan credit agreement may change depending on Sysco’s or Sysco Holdings’ credit rating.
The term loan credit agreement contains customary conditions to funding, affirmative covenants, negative covenants and events of default.
The description of the term loan credit agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 to the Form 8-K filed by Sysco Corporation on April 20, 2026 and is incorporated into this prospectus by reference.
Revolving Credit Agreement
On April 16, 2026, Sysco replaced its existing $3 billion revolving loan agreement with a new $3 billion revolving loan credit agreement, which we refer to as the revolving credit agreement, with the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders and issuing banks named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as syndication agents, BNP Paribas, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. The revolving credit agreement will be available for general corporate purposes. From and after the consummation of the mergers, commitments will increase to $4 billion under the revolving credit agreement.
Any loans under the revolving credit agreement will mature on April 16, 2031. Sysco serves as the parent borrower under the revolving credit agreement, with Sysco Canada, Inc. and Sysco Global Holdings B.V. serving as subsidiary borrowers under the revolving credit agreement. Sysco has the option to join Sysco Holdings, as an additional borrower and as the parent borrower under the revolving credit agreement, subject to the satisfaction of “know your customer” diligence by the administrative agent and the lenders with respect to Sysco Holdings, as well as the delivery of customary joinder agreements, opinions and certificates.
Borrowings under the revolving credit agreement will bear interest, at Sysco’s or Sysco Holdings’ option, at a rate equal to either (1) the highest of (a) the rate of interest in effect as publicly announced from time to time by the administrative agent as its “prime rate”, (b) the federal funds rate plus 0.5% and (c) Term SOFR plus 1.00%, in each case plus the applicable margin or (2) the term benchmark applicable to the currency of the applicable borrowing (which may be U.S. Dollars, Euros, Sterling or Canadian Dollars) plus the applicable margin. The applicable margin for borrowings under the revolving credit agreement may change depending on Sysco’s or Sysco Holdings’ credit rating.

The revolving credit agreement contains customary conditions to funding, affirmative covenants, negative covenants and events of default.
The description of the revolving credit agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.2 to the Form 8-K filed by Sysco Corporation on April 20, 2026 and is incorporated into this prospectus by reference.

DESCRIPTION OF SYSCO HOLDINGS CAPITAL STOCK
The following is a description of the terms of Sysco Holdings’ capital stock after giving effect to the mergers. This description is a summary only and is qualified by reference to the relevant provisions of the DGCL, Sysco Holdings’ amended and restated certificate of incorporation and amended and restated bylaws, which are attached as Exhibit 3.2 and Exhibit 3.4 to this prospectus. As used in this section, “we”, “us” and “our” mean Sysco Holdings, and its successors, but not any of its subsidiaries.
Capital Stock
Our authorized capital stock consists of 2,001,500,000 shares, which is divided into two classes as follows:
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2,000,000,000 shares of common stock, par value of $1.00 per share (“Sysco Holdings common stock”); and

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1,500,000 shares of preferred stock, par value of $1.00 per share (“Sysco Holdings preferred stock”).

Common Stock
Economic Rights
Dividends.   Subject to the rights of the holders of any Sysco Holdings preferred stock that may be outstanding, each holder of Sysco Holdings common stock is entitled to receive any dividends the Sysco Holdings board of directors declares out of funds legally available to pay dividends. The payment of dividends on the common stock will be a business decision to be made by the Sysco Holdings board of directors from time to time based upon results of our operations and our financial condition and any other factors as the Sysco Holdings board of directors considers relevant.
Liquidation.   If we liquidate our business, holders of Sysco Holdings common stock are entitled to share equally in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock.
Voting Rights
Each holder of common stock is entitled to one vote per share, and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. As a result, under the DGCL, the holders of more than one-half of the outstanding shares of Sysco Holdings common stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director, subject to any voting rights held by holders of our preferred stock.
No Preemptive or Similar Rights
Holders of Sysco Holdings common stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions.
Preferred Stock
Our amended and restated certificate of incorporation permits us to issue up to 1,500,000 shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the board of directors may decide, including, among other things: when and at what prices to redeem shares of this stock; whether the shares of the stock are subject to a retirement or sinking fund for the repurchase or redemption of these shares; the terms of any dividends that these shares will be entitled to; and the rights of shares upon a liquidation or dissolution or any other distribution of assets of Sysco Holdings.

There are no shares of our preferred stock outstanding.
The issuance of preferred stock could adversely affect the rights of holders of common stock.
Certain Anti-Takeover Effects
General.   Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Sysco Holdings board of directors, regardless of whether our stockholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL.
Business Combinations.   Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Sysco Holdings board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Sysco Holdings board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our amended and restated certificate of incorporation nor our amended and restated bylaws contains a provision electing to “opt-out” of Section 203.
Supermajority Requirement for Business Combinations.   In addition to the requirements of Section 203 of the DGCL, our amended and restated certificate of incorporation provides that the affirmative vote of 80% of our outstanding stock entitled to vote shall be required for certain business combinations not approved by a majority of our directors who are not affiliated with the interested party in the potential transaction, except in certain circumstances. This provision of our amended and restated certificate of incorporation may only be amended by the affirmative vote of 80% of our outstanding stock entitled to vote.
Advance Notice Provisions.   Stockholders seeking to nominate candidates to be elected as directors at an annual meeting or to bring business before an annual meeting must comply with an advance written procedure. Only persons who are nominated by or at the direction of our board, or by a stockholder who has given timely written notice to our Secretary before the meeting to elect directors, will be eligible for election as directors.
At any stockholders’ meeting the business to be conducted is limited to business brought before the meeting by or at the direction of the Sysco Holdings board of directors, or a stockholder who has given timely written notice to our Secretary of its intention to bring business before an annual meeting. A stockholder must give notice that is received at our principal executive offices in writing not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made by Sysco Holdings. In the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder must give notice to nominate a director not later than the close of business on the tenth day following the day notice of the special meeting was mailed to stockholders or public disclosure of the date of the meeting was first made by Sysco Holdings. A stockholder’s notice must also contain certain information specified in the amended and restated bylaws. These provisions may preclude or deter some stockholders from bringing matters before, or making nominations for directors at, an annual meeting. The amended and restated certificate of incorporation and amended and restated bylaws of Sysco Holdings provide that 35% of the shares entitled to vote at a meeting shall constitute a quorum except as otherwise required by law.
In addition, holders who have “owned” (as defined in the amended and restated bylaws) at least 3% of the outstanding shares of Sysco Holdings’ common stock continuously for a period of 3 years may nominate a number of director nominees equal to 20% of the total number of directors constituting the Sysco Holdings board of directors (rounded down), subject to a two nominee aggregate minimum, which nominees will be included in Sysco Holdings’ proxy statement for the corresponding annual meeting of stockholders if the nominating stockholder(s) and the respective nominee(s) (each, a “Proxy Access Nominee”) comply with the additional eligibility, procedural and disclosure requirements set forth in the amended and restated bylaws, including the following:
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A limit of 20 on the number of stockholders that may aggregate their ownership for purposes of satisfying the 3% threshold referenced above;

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Procedures for nominating stockholders to submit timely written notice of their proxy access nominations;

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Eligibility requirements for each Proxy Access Nominee;

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Disclosures, agreements and representations required to be submitted to Sysco Holdings by each nominating stockholder and each Proxy Access Nominee; and

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Circumstances in which (i) the maximum number of Proxy Access Nominees shall be reduced or (ii) the Sysco Holdings board of directors will not be required to include any Proxy Access Nominees in the Sysco Holdings’ proxy statement for a particular annual meeting of stockholders.

Special Meetings.   Only the Sysco Holdings board of directors, our Chair of the Sysco Holdings board of directors or our Chief Executive Officer, in each case with the concurrence of the majority of the Sysco Holdings board of directors, or our Secretary, at the written request of stockholders of record who own at least 25% of our outstanding common shares and comply with certain procedural requirements, may call a special meeting of stockholders. These provisions may make it more difficult for stockholders to take action opposed by the Sysco Holdings board of directors.
Additional Authorized Shares of Capital Stock.   The additional shares of authorized common stock and preferred stock available for issuance under our amended and restated certificate of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
There will be no differences between the rights of Sysco stockholders before completion of the Sysco Merger, and Sysco Holdings stockholders after completion of the Sysco Merger.
Transfer Agent
The transfer agent and registrar for Sysco Holdings common stock is Broadridge Corporate Issuer Solutions.
Trading Symbol and Market
Upon completion of the mergers, Sysco Holdings common stock will be listed and traded on the NYSE under the ticker symbol “SYY.”

NO DISSENTERS’ OR APPRAISAL RIGHTS
Section 262 of the DGCL provides that stockholders of Delaware corporations have the right, in some circumstances, to dissent from certain extraordinary transactions, such as certain mergers or consolidations, and demand payment of the fair value of their shares as determined by the Delaware Court of Chancery in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Because the Sysco Merger is structured as a holding company reorganization merger pursuant to Section 251(g) of the DGCL, and pursuant to Section 262(b) of the DGCL, stockholders are not entitled to appraisal rights in connection with holding company reorganization mergers under Section 251(g) of the DGCL, holders of shares of Sysco common stock will not have appraisal rights in connection with the Sysco Merger.
Further, while holders of JRD common stock will receive, in connection with the Transactions, Sysco Holdings common stock and a cash payment, holders of JRD common stock do not have appraisal rights in connection with the JRD Merger because such holders delivered a written consent in respect of their shares of JRD common stock approving the merger agreement and the Transactions, including waiving their right to appraisal in connection with the JRD Merger.
Lastly, under Section 18-210 of the Delaware Limited Liability Company Act, unless otherwise provided for in a limited liability company agreement or agreement of merger, no appraisal rights are available with respect to a limited liability company interest in connection with a merger or certain other transactions. As the governing documents of Warehouse Realty provide that equityholders of Warehouse Realty are not entitled to appraisal or dissenters’ rights in connection with the mergers, and the merger agreement does not provide for appraisal or dissenters’ rights, the equityholders of Warehouse Realty do not have the right to demand payment for, or dissent from, their membership interests in connection with the Warehouse Realty Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SYSCO MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the Sysco Merger to U.S. holders (as defined below) of Sysco common stock that exchange their shares of Sysco common stock for shares of Sysco Holdings common stock pursuant to the Sysco Merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only U.S. federal income tax consequences of the Sysco Merger to those U.S. holders of Sysco common stock that hold their shares of Sysco common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt or governmental organization;

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a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

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an insurance company;

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a mutual fund;

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a dealer or broker in stocks, securities, commodities or currencies;

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a trader in securities that elects mark-to-market treatment;

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a stockholder that received Sysco common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder;

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a person that has a functional currency other than the U.S. dollar;

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a real estate investment trust;

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a regulated investment company;

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a stockholder that holds Sysco common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

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a holder who directly, indirectly or constructively owns (or at any time during the five-year period ending on the date of the mergers owned) 5% or more of Sysco common stock or will directly, indirectly or constructively own 5% or more of Sysco Holdings common stock;

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a holder of shares of Sysco common stock that is required to accelerate the recognition of any item of gross income with respect to Sysco common stock as a result of such income being recognized on an applicable financial statement; or

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a United States expatriate.

In addition, the discussion does not address any alternative minimum tax, any non-income tax or any state, local or foreign tax consequences of the mergers, nor does it address any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered pursuant thereto or in connection therewith). Determining the actual tax consequences of the Sysco Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Sysco or Sysco Holdings. You should consult with your own tax advisor as to the tax consequences of the Sysco Merger in your particular circumstances, and any applicable record maintenance or information reporting obligations.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Sysco common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Sysco common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Sysco common stock should consult their own tax advisors.
Tax Consequences of the Sysco Merger Generally
The Sysco Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Sysco Merger and JRD Merger, taken together, are intended to qualify as a transaction described in Section 351(a) of the Code. It is a condition to Sysco Holdings, Sysco and the merger subs’ obligations to effect the mergers that such parties receive a written opinion from outside counsel, dated as of the closing date, to the effect that, (A) the Sysco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (B) the Sysco Merger and JRD Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code. These opinions will be based on the assumption that the mergers will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this prospectus forms a part, and on representation letters provided by Sysco, Sysco Holdings and JRD, dated as of the closing date. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the validity of, and the conclusions reached in, the tax opinion described above may be affected or jeopardized.
The tax opinion given in connection with the Sysco Merger will not be binding on the IRS or any court. None of Sysco, Sysco Holdings or JRD have sought or will seek any ruling from the IRS regarding any matters relating to the mergers, and, as a result, there can be no assurance that the IRS will not challenge the treatment of the Sysco Merger described above, or that a court would not sustain such a challenge.
The remainder of this discussion assumes that (1) the Sysco Merger will qualify as a “reorganization” described in Section 368(a) of the Code and (2) the Sysco Merger and JRD Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code.
Tax Consequences to Holders of Sysco Common Stock of the Sysco Merger
Assuming the Sysco Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, or that the Sysco Merger and the JRD Merger, taken together, qualify as a transaction described in Section 351(a) of the Code, the material U.S. federal income tax consequences of the Sysco Merger to U.S. holders of Sysco common stock, generally will be as follows:
•
a holder of Sysco common stock generally will not recognize any gain or loss upon the conversion of shares of Sysco common stock into shares of Sysco Holdings common stock pursuant to the Sysco Merger;

•
the aggregate tax basis of the Sysco Holdings common stock received by the holder in the Sysco Merger will be equal to the holder’s aggregate tax basis in Sysco common stock for which it is exchanged; and

•
the holding period of Sysco Holdings common stock received by the holder in the Sysco Merger will include the holder’s holding period of Sysco common stock for which it is exchanged.

Information Reporting and Backup Withholding
U.S. holders may be subject to information reporting and backup withholding on any cash payments (if any) received in the Sysco Merger. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) timely furnishes its correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on IRS Form W-9 or successor form; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

CERTAIN BENEFICIAL OWNERS OF SYSCO COMMON STOCK
Security Ownership of Sysco Directors and Executive Officers
The following table sets forth certain information with respect to the beneficial ownership of Sysco common stock, as of June 24, 2026, by (i) each Sysco director, (ii) each named executive officer of Sysco, and (iii) all current directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded to the nearest whole share. The applicable percentage of beneficial ownership is based on 478,502,569 shares outstanding as of June 24, 2026.
Name	Shares of Common Stock Owned Directly	Shares of Common Stock Owned Indirectly	Shares of Common Stock Underlying Options(1)	Shares of Common Stock Underlying Restricted Stock Units(2)	Total Shares of Common Stock Beneficially Owned(1)(2)(4)	Percent of Outstanding Shares(3)
DIRECTORS:
Daniel J. Brutto	31,952	—	—	3,825	35,777	*
Francesca DeBiase	—	—	—	6,031	6,031	*
Ali Dibadj	13,459	—	—		13,459	*
Larry C. Glasscock	—	—	—	100,595	100,595	*
Jill M. Golder	7,901	—	—	—	7,901	*
Bradley M. Halverson	28,669	—	—	—	28,669	*
John M. Hinshaw	13,304	—	—	24,027	37,331	*
Roberto Marques	2,801	—	—	—	2,801	*
Alison Kenney Paul	9,875	—	—	—	9,875	*
Sheila G. Talton	—	—	—	10,223	10,223	*
NAMED EXECUTIVE OFFICERS:
Greg D. Bertrand(5)	1,192	—	282,393	33,734	317,319	*
Kenny K. Cheung(6)	—	—	52,531	—	52,531	*
Brandon Sewell	4,278	—	11,261	3,023	18,562	*
Kevin P. Hourican	367,995	—	1,330,262	135,154	1,833,411	*
Thomas R. Peck, Jr.(7)	—	—	119,454	—	119,454	*
Ronald L. Phillips	19,530	—	42,526	23,040	85,096	*
All Directors and Executive Officers as a Group (18 Persons)	531,411(8)	—	2,111,801(9)	378,149(10)	2,531,315(7)(8)(9)	0.53%

(*)
Less than 1% of outstanding shares.

(1)
Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after June 24, 2026. Shares subject to options that are presently exercisable or will become exercisable within 60 days after June 24, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(2)
Includes shares underlying RSUs that will vest and settle within 60 days after June 24, 2026 and are deemed outstanding for purposes of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons. It is expected that approximately one-third of the shares underlying these RSUs will be withheld to pay taxes related to the RSUs as they vest and settle.

(3)
Applicable percentage of beneficial ownership at June 24, 2026 is based on 478,502,569 shares outstanding.

(4)
Includes shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2026 under the 2018 Omnibus Incentive Plan. For Mr. Brutto, this includes 72 shares; for Mr. Dibadj, this includes 396 shares; for Mr. Glasscock, this includes 378 shares; and for Ms. Paul, this includes 119 shares. Unless the director has chosen to defer the shares under the 2009 Stock Deferral Plan, these shares will be issued on December 31, 2026 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. Directors may choose to defer receipt of these shares related to director retainer fees, as well as shares awarded pursuant to restricted stock grants, and these deferred amounts are also included in this line item. To the extent cash dividends are paid on Sysco common stock, each non-employee director also receives the equivalent amount of the cash dividend credited to his or her account with respect to all deferred restricted stock awards, and all elected shares that are deferred. The number of shares in each non-employee director’s deferred stock account, including related dividend equivalents, is as follows: Mr. Brutto (3,825), Ms. DeBiase (8,870); Mr. Dibadj (none); Mr. Glasscock (103,434); Ms. Golder (none); Mr. Halverson (none); Mr. Hinshaw (26,866); Mr. Marques (none); Ms. Paul (none); and Ms. Talton (10,223). If the director has chosen to defer the receipt of any shares, such shares will be credited to the director’s account under the 2009 Stock Deferral Plan and issued on the earliest to occur of the “in-service” distribution date elected by the director (which will be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of Sysco, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal. Deferred shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)
Mr. Bertrand transitioned into a strategic advisor role effective January 1, 2026.

(6)
Mr. Cheung resigned from his position with Sysco effective March 5, 2026.

(7)
Mr. Peck resigned from his position with Sysco effective April 10, 2026.

(8)
Includes an aggregate of 30,455 shares directly owned by the current executive officers other than the NEOs.

(9)
Includes an aggregate of 272,633 shares underlying options that are presently exercisable or will become exercisable within 60 days after June 24, 2026, held by the current Sysco executive officers other than the NEOs.

(10)
Includes an aggregate of 38,496 shares underlying RSUs that are presently exercisable within 60 days after June 24, 2026, held by current Sysco executive officers other than the NEOs.

Security Ownership of Other Beneficial Owners
The following table sets forth information concerning beneficial ownership of Sysco common stock by persons or groups known to us to be beneficial owners of more than 5% of Sysco common stock outstanding as of June 24, 2026. The applicable percentage of beneficial ownership is based on 478,502,569 shares outstanding as of June 24, 2026.
Name	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares
BlackRock, Inc. and certain affiliates(1)	37,984,016	7.94%
Vanguard Capital Management LLC and certain affiliates(2)	36,009,782	7.53%
Vanguard Portfolio Management LLC and certain affiliates(3)	26,859,562	5.61%
State Street Corporation and certain affiliates(4)	26,633,627	5.57%

(1)
This information is based on a Schedule 13G/A filed on February 5, 2025 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has the sole power to vote, or to direct the vote of, 34,094,021 shares of Sysco common stock, and the sole power to dispose, or to direct the disposition of 37,984,016 shares of Sysco common stock. The address for BlackRock is BlackRock, Inc. 50 Hudson Yards, New York, NY 10001.
(2)
This information is based on a Schedule 13G filed on April 30, 2026 by Vanguard Capital Management (“Vanguard Capital Management”). According to the Schedule 13G, Vanguard Capital Management has the sole power to vote, or to direct the vote of, 4,898,475 shares of Sysco common stock, the sole power to dispose, or to direct the disposition of 36,009,782 shares of Sysco common stock, the shared power to vote, or to direct the vote of, 0 shares of Sysco common stock, and the shared power to dispose, or to direct the disposition of, 0 shares of Sysco common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
This information is based on a Schedule 13G filed on April 29, 2026 by Vanguard Portfolio Management (“Vanguard Portfolio Management”). According to the Schedule 13G, Vanguard Portfolio Management has the sole power to vote, or to direct the vote of, 94,329 shares of Sysco common stock, the sole power to dispose, or to direct the disposition of 26,859,562 shares of Sysco common stock, the shared power to vote, or to direct the vote of, 0 shares of Sysco common stock, and the shared power to dispose, or to direct the disposition of, 0 shares of Sysco common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
This information is based on a Schedule 13G/A filed on January 25, 2024 by State Street Corporation (“State Street”). According to the Schedule 13G/A, State Street has the shared power to vote, or to direct the vote of, 17,802,317 shares of Sysco common stock, and the shared power to dispose, or to direct the disposition of, 26,600,297 shares of Sysco common stock. The address for State Street is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On March 30, 2026, Sysco Corporation, a Delaware corporation (“Sysco”), entered into an Agreement and Plan of Merger (the “merger agreement”) with JRD Unico, Inc., a Delaware corporation (“JRD”), Warehouse Realty, LLC, a Delaware limited liability company (“Warehouse Realty”, together with JRD, known as “Jetro Restaurant Depot”), New Slider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco (“Sysco Holdings”), Slider Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco Holdings (“Merger Sub 1”), Slider Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco Holdings (“Merger Sub 2”), Slider Merger Sub 3, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sysco Holdings (“Merger Sub 3”), and a holder representative (“Holder Representative”) pursuant to which (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “Sysco Merger”), (b) immediately following the Sysco Merger, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “JRD Merger”),and (c) immediately following the JRD Merger, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings (the “Warehouse Realty Merger”, and collectively with the JRD Merger and the Sysco Merger, the “mergers”). As a result of the transactions contemplated by the merger agreement (the “Transactions”), including the mergers contemplated thereby, the aggregate purchase price payable by Sysco will consist of $21.6 billion in cash (“JRD cash consideration”), subject to customary adjustments, and 91.5 million shares of Sysco Holdings common stock (the “JRD stock consideration”, and together with JRD cash consideration, the “JRD merger consideration”). The Transactions have not yet been consummated.
The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Sysco and Jetro Restaurant Depot, giving effect to the mergers described in Note 1 — Description of Transaction and Basis of Presentation and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below as if they had been consummated on March 28, 2026. The Unaudited Pro Forma Condensed Combined Statements of Operations for the 39-week period ended March 28, 2026, and for the year ended June 28, 2025, combine the historical consolidated statements of operations of Sysco and Jetro Restaurant Depot, giving effect to the mergers as if they had been consummated on June 29, 2024, the beginning of the earliest period presented. Sysco and Jetro Restaurant Depot have different fiscal year ends, with the most recent annual period of Sysco ended on June 28, 2025, and the most recent annual period of Jetro Restaurant Depot ended on December 27, 2025. As such, amounts related to the historical operations of Jetro Restaurant Depot have been adjusted to align the period over which those operations occurred with the periods presented by adding the necessary quarterly results to match Sysco’s fiscal reporting periods. In addition, certain line items of Jetro Restaurant Depot’s condensed combined balance sheet and statements of operations were combined or reclassified in order to make the information comparable.
The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Sysco considered as the accounting acquirer and Jetro Restaurant Depot as the accounting acquiree. Accordingly, consideration to be given by Sysco to complete the mergers with Jetro Restaurant Depot will be allocated to assets and liabilities of Jetro Restaurant Depot based on their estimated fair values as of the completion date of the mergers. As of the date of this prospectus, Sysco has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Jetro Restaurant Depot’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all of the adjustments necessary to conform Jetro Restaurant Depot’s accounting policies to Sysco’s accounting policies. A final determination of the fair value of Jetro Restaurant Depot assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jetro Restaurant Depot that exist as of the date of completion of the mergers and, therefore, cannot be made prior to the completion of the Transactions.
The value of the JRD stock consideration to be given by Sysco to complete the mergers will be determined in part based on the trading price of Sysco’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Sysco estimated the fair value of Jetro Restaurant Depot’s assets and liabilities based on discussions with Jetro Restaurant Depot management, preliminary valuation studies, and due diligence.
Upon completion of the mergers, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the condensed combined balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes. An estimated statutory tax rate was used in preparation of these pro forma financial statements. The actual effective tax rate after the mergers may differ from this estimate.
These Unaudited Pro Forma Condensed Combined Financial Statements and accompanying notes have been developed from, and should be read in conjunction with:
•
The historical audited consolidated financial statements of Sysco contained in its Annual Report on Form 10-K for the fiscal year ended June 28, 2025.

•
The historical audited combined financial statements of Jetro Restaurant Depot for the fiscal year ended December 27, 2025, included in this prospectus.

•
The historical unaudited interim consolidated financial statements of Sysco contained in its Quarterly Report on Form 10-Q for the 39-week period ended March 28, 2026.

•
The historical unaudited interim combined financial statements of Jetro Restaurant Depot for the 13-week period ended March 28, 2026, included in this prospectus.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Sysco would have been if the mergers had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” using the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Combined Financial Information. Sysco expects to incur significant costs associated with integrating the operations of Sysco and Jetro Restaurant Depot. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities including planning costs or any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the mergers, except to the extent that such integration costs have been incurred during the periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 28, 2026
(in millions)
	Sysco (Historical)	Jetro Restaurant Depot (Historical)	Accounting Policy and Reclassification Adjustments		Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,900	$413	$—		$(15,910)	5(a)	$14,835	7(a)	$1,238
Restricted cash	—	42	—		—		—		42
Accounts receivable, less allowance	5,755	13	—		—		—		5,768
Inventories	5,291	601	408	3(a)	—		—		6,300
Prepaid expenses and other current assets	415	23	—		—		—		438
Income tax receivable	22	—	(22)	3(b)	—		—		—
Total current assets	13,383	1,092	386		(15,910)		14,835		13,786
Plant and equipment at cost, less accumulated depreciation	5,888	1,638	—		1,314	5(b)	—		8,840
Other long-term assets
Goodwill	5,246	317	—		18,084	5(c)	—		23,647
Intangibles, less amortization	995	—	—		10,000	5(d)	—		10,995
Deferred income taxes	488	99	(99)	3(c)	—		—		488
Operating lease right-of-use assets, net	1,320	269	—		—		—		1,589
Other assets	663	54	—		(36)	5(e)	—		681
Total other long-term assets	8,712	739	(99)		28,048		—		37,400
Total assets	$27,983	$3,469	$287		$13,452		$14,835		$60,026
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,387	$953	$—		$—		$—		$7,340
Accrued expenses	2,344	335	—		49	5(f)	(67)	7(b)	2,661
Accrued income taxes	—	96	6	3(b)(d)	—		—		102
Current operating lease liabilities	147	34	—		—		—		181
Current maturities of long-term debt	1,190	186	—		—		1,939	7(c)	3,315
Total current liabilities	10,068	1,604	6		49		1,872		13,599
Long-term liabilities
Long-term debt	12,818	4,518	—		—		14,239	7(d)	31,575
Long-term debt – related parties	—	1,140	—		—		(1,140)	7(e)	—
Deferred income taxes	380	—	(15)	3(c)(e)	2,758	5(g)	—		3,123
Long-term operating lease liabilities	1,226	254	—		—		—		1,480
Other long-term liabilities	1,194	128	—		(111)	5(h)	—		1,211
Total long-term liabilities	15,618	6,040	(15)		2,647		13,099		37,389
Shareholders’ equity
Common stock	765	—	—		92	5(i)	—		857
Paid-in capital	2,089	—	—		7,110	5(i)	—		9,199
Retained earnings (deficit)	13,461	(1,561)	296	3(f)	940	5(i)	(136)	7(f)	13,000
Accumulated other comprehensive loss	(1,055)	—	—		—	5(i)	—		(1,055)
Treasury stock at cost	(12,963)	(2,614)	—		2,614	5(i)	—		(12,963)
Total shareholders’ equity	2,297	(4,175)	296		10,756		(136)		9,038
Total liabilities and shareholders’ equity	$27,983	$3,469	$287		$13,452		$14,835		$60,026
The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined
Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the 39-Week Period Ended March 28, 2026
(in millions except for share and per share data)
	Sysco (Historical)	Jetro Restaurant Depot (Historical Aligned) (Note 2)	Accounting Policy and Reclassification Adjustments		Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
Sales	$62,429	$11,724	$—		$—		$—		$74,153
Cost of sales	50,924	9,518	(88)	3(g)	—		—		60,354
Gross profit	11,505	2,206	88		—		—		13,799
Selling, general and administrative expenses	—	673	(673)	3(h)	—		—		—
Operating expenses	9,393	—	721	3(g)(h)	484	6(a)	34	7(g)	10,632
Operating income	2,112	1,533	40		(484)		(34)		3,167
Interest expense	512	117	—		—		748	7(h)	1,377
Interest expense – related parties	—	55	—		—		(55)	7(i)	—
Interest income	—	(12)	12	3(i)	—		—		—
Loss on interest rate swaps, net	—	5	—		(5)	6(b)	—		—
Amortization of deferred financing costs	—	1	—		—		(1)	7(j)	—
Other expense (income), net	44	(9)	(12)	3(i)	—		—		23
Earnings before income taxes	1,556	1,376	40		(479)		(726)		1,767
Income tax expense (benefit)	350	393	11	3(j)	(132)	6(c)	(200)	7(k)	422
Net earnings	$1,206	$983	$29		$(347)		$(526)		$1,345
Earnings per share:
Basic earnings per share	$2.52								$2.36
Diluted earnings per share	2.51								2.35
Average shares outstanding	479,150,734				91,500,000	6(d)			570,650,734
Diluted shares outstanding	480,738,926				91,500,000	6(d)			572,238,926
The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined
Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended June 28, 2025
(in millions except for share and per share data)
	Sysco (Historical)	Jetro Restaurant Depot (Historical Aligned) (Note 2)	Accounting Policy and Reclassification Adjustments		Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
Sales	$81,370	$15,606	$—		$—		$—		$96,976
Cost of sales	66,401	12,719	(85)	3(g)	—		—		79,035
Gross profit	14,969	2,887	85		—		—		17,941
Selling, general and administrative expenses	—	987	(987)	3(h)	—		—		—
Operating expenses	11,881	—	1,056	3(g)(h)	1,034	6(a)(e)	45	7(g)	14,016
Operating income	3,088	1,900	16		(1,034)		(45)		3,925
Interest expense	635	188	—		—		1,174	7(h)	1,997
Interest expense – related parties	—	109	—		—		(109)	7(i)	—
Interest income	—	(18)	18	3(i)	—		—		—
Loss on interest rate swaps, net	—	27	—		(27)	6(b)	—		—
Amortization of deferred financing costs	—	3	—		—		(3)	7(j)	—
Other expense (income), net	38	(12)	(18)	3(i)	—		—		8
Earnings before income taxes	2,415	1,603	16		(1,007)		(1,107)		1,920
Income tax expense (benefit)	587	437	4	3(j)	(338)	6(c)(f)	(304)	7(k)	386
Net earnings	$1,828	$1,166	$12		$(669)		$(803)		$1,534
Earnings per share:
Basic earnings per share	$3.74								$2.65
Diluted earnings per share	3.73								2.64
Average shares outstanding	488,144,333				91,500,000	6(d)			579,644,333
Diluted shares outstanding	489,825,648				91,500,000	6(d)			581,325,648
The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined
Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.
DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

Acquisition of Jetro Restaurant Depot
On March 30, 2026, Sysco, Sysco Holdings, Merger Sub 1, Merger Sub 2, Merger Sub 3, JRD, Warehouse Realty and Holder Representative entered into the merger agreement. The merger agreement contains the terms and conditions of the proposed acquisition of Jetro Restaurant Depot by Sysco Holdings. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the mergers, (a) Merger Sub 1 will merge with and into Sysco, with Sysco continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “Sysco Merger”), (b) immediately thereafter, Merger Sub 2 will merge with and into JRD, with JRD continuing as the surviving corporation and a wholly-owned subsidiary of Sysco Holdings (the “JRD Merger”), and (c) immediately thereafter, Merger Sub 3 will merge with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a wholly-owned subsidiary of Sysco Holdings (the “Warehouse Realty Merger”). As a result of the Transactions, Sysco, JRD, and Warehouse Realty will become wholly-owned subsidiaries of Sysco Holdings, which will be renamed “Sysco Holdings Corporation” immediately following completion of the mergers (the “Closing”, and the date of the Closing, the “closing date”). Upon completion of the Transactions, former holders of Sysco common stock and former equityholders of Jetro Restaurant Depot will own shares of Sysco Holdings common stock, which is expected to be listed for trading on the NYSE.
In connection with the JRD Merger and the Warehouse Realty Merger, the equityholders of Jetro Restaurant Depot will receive aggregate JRD merger consideration consisting of $21.6 billion in cash, subject to customary adjustments, and 91.5 million shares of Sysco Holdings common stock. After giving effect to the mergers, the equityholders of Jetro Restaurant Depot are expected to hold approximately 16% of the outstanding Sysco Holdings common stock in the aggregate. Pursuant to the stockholders’ agreement (“Stockholders’ Agreement”), dated as of March 30, 2026, (i) the Majority JRD Holder will be subject to transfer restrictions pursuant to which its shares of Sysco Holdings common stock are generally restricted for an initial period of 18 months following the Closing, with 50% of such shares released after 18 months and the remaining 50% released after 24 months, and (ii) certain funds affiliated with Leonard Green & Partners, L.P., Platinum Falcon B 2018 RSC Limited, and certain other parties thereto, in each case, that will receive shares of Sysco Holdings common stock in the applicable mergers, will be subject to a 6-month lock-up, in each case subject to certain limited exceptions, as more fully described in the registration statement.
For purposes of these pro forma financial statements, it is assumed that the cash portion of the purchase price of $21.6 billion (subject to customary adjustments), together with any refinancing, repayment or redemption of certain outstanding indebtedness of Jetro Restaurant Depot and the payment of related fees and expenses, will be funded through a combination of approximately $21 billion of new debt and hybrid debt financing and approximately $1 billion of cash on hand, equity or equity-linked financing.
In connection with entry into the merger agreement, Sysco entered into a commitment letter, dated as of March 30, 2026, with Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC, pursuant to which the banks have committed to provide, subject to the terms and conditions of the commitment letter, a $22 billion 364-day senior unsecured bridge term loan facility. On April 13, 2026, Sysco and the banks entered into a joinder agreement to the commitment letter with thirteen additional banks, which reallocated bridge facility commitments among the banks and the additional banks. On April 16, 2026, Sysco entered into a $3.0 billion term loan credit agreement (the “term loan credit agreement”) with the subsidiary guarantors party thereto, the lenders named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA and TD Securities (USA) LLC, as syndication agents, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. Concurrently with entry into the term loan credit agreement, the bridge facility commitments under the commitment letter were reduced to $19 billion.

On April 16, 2026, Sysco replaced its existing $3 billion revolving loan credit agreement with a new $3 billion revolving loan credit agreement (the “revolving credit agreement”) with the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders and issuing banks named therein, Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as syndication agents, BNP Paribas, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as documentation agents, and Goldman Sachs Bank USA, TD Securities (USA) LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers. The revolving credit agreement will be available for general corporate purposes. From and after the consummation of the mergers, commitments will increase to $4 billion under the revolving credit agreement.
Ultimately, the financing could take any of several forms or any combination of them, including but not limited to the following: (1) Sysco or Sysco Holdings may borrow under the bridge facility; (2) Sysco or Sysco Holdings may issue senior and subordinated notes in the public and/or private capital markets; (3) Sysco or Sysco Holdings may borrow up to $3.0 billion under the term loan credit agreement; and (4) Sysco or Sysco Holdings may borrow under the revolving credit agreement. For purposes of these pro forma financial statements debt financing sources include new senior notes (the Senior Notes), new junior subordinated notes (the Junior Subordinated Notes), a term loan facility (the Term Loan Facility) and a revolving credit facility (the Credit Facility). The assumed financing mix reflects a reasonable illustrative structure as of the date presented, and actual financing outcomes may differ based on market conditions, final terms and financing elections at the Closing.
The JRD stock consideration will be valued using the volume weighted average, rounded to the nearest one tenth of a cent, of the last reported sale price of Sysco Holdings common stock on the New York Stock Exchange on the last trading day immediately preceding the closing date. As such, the value of Sysco’s common stock will fluctuate, and the components of the Transactions and total purchase price noted above will not be finalized until the mergers are consummated.
In connection with the Transactions, Sysco and Mr. Richard Kirschner entered into an offer letter providing for his continued employment as CEO of Jetro Restaurant Depot following the Closing. The offer letter contemplates, among other things, the grant of a retention award in the form of 50% time-based and 50% performance-based equity awards upon Closing. In addition, Sysco and Jetro Restaurant Depot are discussing potential go-forward compensation arrangements and retention awards for certain of Jetro Restaurant Depot’s employees and executives. These arrangements, if finalized, are expected to be accounted for as compensation expense with certain amounts payable at or immediately prior to Closing, subject to continued service and other vesting conditions. It is anticipated that approximately $250 million of retention bonuses will be funded, mostly by Jetro Restaurant Depot in cash, with the remaining portion funded by Sysco through a combination of both cash and equity-based awards. As of the date hereof and except as set forth above no such arrangements have been agreed to between Sysco and Jetro Restaurant Depot.
Certain employees and other service providers of Jetro Restaurant Depot, including Messrs. Kirschner and Fleishman, hold earnings appreciation units or stock appreciation rights (together, “EAUs”) granted pursuant to certain EAU agreements, and the merger agreement provides that Jetro Restaurant Depot may make payments in respect of the EAUs and settle and terminate the EAU agreements prior to or at the Closing. For purposes of these pro forma financial statements, it is assumed that these units will be terminated and paid in full as part of purchase consideration.
The Majority JRD Holder will be entitled to designate two directors to Sysco Holdings’ board of directors upon Closing. Sysco Holdings, Sysco and Jetro Restaurant Depot expect to complete the Transactions by the third quarter of Sysco’s fiscal year 2027 (which is the first calendar quarter of 2027). Under certain conditions, including lack of regulatory clearances or because the mergers are not consummated by the termination date, Sysco will pay $1.164 billion to the owners of Jetro Restaurant Depot if the merger agreement is terminated.

Basis of Presentation
The accompanying Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786, using the assumptions set forth in these notes to the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Statements are derived from the respective historical consolidated financial statements of Sysco and Jetro Restaurant Depot for each period presented.
The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Sysco and Jetro Restaurant Depot, giving effect to the mergers as if they had been consummated on March 28, 2026. The Unaudited Pro Forma Condensed Combined Statements of Operations for the 39-week period ended March 28, 2026, and for the year ended June 28, 2025, combine the historical consolidated statements of operations of Sysco and Jetro Restaurant Depot, giving effect to the mergers as if they had been consummated on June 29, 2024, the beginning of the earliest period presented. Sysco and Jetro Restaurant Depot have different fiscal year ends, with the most recent annual period of Sysco ended on June 28, 2025, and the most recent annual period of Jetro Restaurant Depot ended on December 27, 2025. As such, amounts related to the historical operations of Jetro Restaurant Depot have been adjusted to align the period over which those operations occurred with the periods presented by adding the necessary quarterly results to match Sysco’s fiscal reporting periods.
The Unaudited Pro Forma Condensed Combined Financial Information and explanatory notes have been prepared to illustrate the effects of the mergers in accordance with ASC 805, Business Combinations, whereby Sysco is expected to be considered the accounting acquirer for purposes of the pro forma financial information. The consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values, and any excess of consideration transferred over the estimated fair value of Jetro Restaurant Depot’s net assets will be allocated to goodwill. The pro forma allocation of consideration transferred reflected in the Unaudited Pro Forma Condensed Combined Financial Information is preliminary, is based on management’s current estimates and assumptions, and is subject to adjustment and may vary materially from the actual allocation that will be recorded as of the closing date.
The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that actually would have been realized had the Transactions been completed on the dates assumed, nor is it necessarily indicative of the future financial position or results of operations of the combined company. The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any potential cost savings, operating efficiencies or synergies that may result from the mergers.
2.
FISCAL YEAR END ALIGNMENT

Fiscal year end alignment has been made to conform Jetro Restaurant Depot’s historical financial statement presentation to Sysco’s financial statement presentation in the Unaudited Pro Forma Condensed Combined Statement of Operations.

Fiscal Year End Alignment
The historical statement of operations of Jetro Restaurant Depot for the 39-week period ended March 28, 2026, has been derived as follows:
(in millions)	Year Ended December 27, 2025 (Historical)	Less: 26-Week Period Ended June 28, 2025 (Historical)	Plus: 13-Week Period Ended March 28, 2026 (Historical)	39-Week Period Ended March 28, 2026 (Historical Aligned)(1)
Sales	$15,812	$7,865	$3,777	$11,724
Cost of sales	12,874	6,411	3,055	9,518
Gross profit	2,938	1,454	722	2,206
Selling, general and administrative expenses	997	509	185	673
Operating income	1,941	945	537	1,533
Interest expense	186	115	46	117
Interest expense – related parties	85	44	14	55
Interest income	(14)	(6)	(4)	(12)
Loss on interest rate swaps, net	27	20	(2)	5
Amortization of deferred financing costs	2	1	—	1
Other expense (income), net	(12)	(6)	(3)	(9)
Earnings before income taxes	1,667	777	486	1,376
Income tax expense (benefit)	470	209	132	393
Net earnings	$1,197	$568	$354	$983

(1)
The historical aligned statement of operations of Jetro Restaurant Depot for the 39-week period ended March 28, 2026, was derived from: (i) Jetro Restaurant Depot’s combined statements of income for the year ended December 27, 2025; less (ii) Jetro Restaurant Depot’s combined statements of income for the 26-week period ended June 28, 2025; plus (iii) Jetro Restaurant Depot’s combined statements of income for the 13-week period ended March 28, 2026.

The historical statement of operations information of Jetro Restaurant Depot for the year ended June 28, 2025, has been derived as follows:
(in millions)	Year Ended December 28, 2024 (Historical)	Less: 26-Week Period Ended June 29, 2024 (Historical)	Plus: 26-Week Period Ended June 28, 2025 (Historical)	Year Ended June 28, 2025 (Historical Aligned)(1)
Sales	$15,331	$7,590	$7,865	$15,606
Cost of sales	12,501	6,193	6,411	12,719
Gross profit	2,830	1,397	1,454	2,887
Selling, general and administrative expenses	968	490	509	987
Operating income	1,862	907	945	1,900
Interest expense	165	92	115	188
Interest expense – related parties	138	73	44	109
Interest income	(39)	(27)	(6)	(18)
Loss on interest rate swaps, net	3	(4)	20	27
Amortization of deferred financing costs	2	—	1	3
Other expense (income), net	(11)	(5)	(6)	(12)
Earnings before income taxes	1,604	778	777	1,603
Income tax expense (benefit)	430	202	209	437
Net earnings	$1,174	$576	$568	$1,166

(1)
The historical aligned statement of operations of Jetro Restaurant Depot for the year ended June 28, 2025, was derived from: (i) Jetro Restaurant Depot’s combined statements of income for the year ended December 28, 2024; less (ii) Jetro Restaurant Depot’s combined statements of income for the 26-week period ended June 29, 2024; plus (iii) Jetro Restaurant Depot’s combined statements of income for the 26-week period ended June 28, 2025.

3.
SIGNIFICANT ACCOUNTING POLICIES AND RECLASSIFICATION ADJUSTMENTS

Balance Sheet Adjustments
(a)
Adjustment reflects an increase to “Inventories” to eliminate the related net last-in, first-out (“LIFO”) reserves to conform to Sysco’s accounting policy using the first-in, first-out (“FIFO”) method of $408 million. The adjustment to equity of $296 million reflects the offsetting adjustment to deferred income taxes and accrued income taxes.

(b)
Adjustment reflects a $22 million reclassification of Sysco accrued income tax balances from “Income tax receivable” to “Accrued income taxes”, to combine with Jetro Restaurant Depot accrued income tax balances within the same federal and state tax jurisdictions.

(c)
Adjustment reflects the reclassification of Jetro Restaurant Depot’s deferred income tax asset balances of $99 million to “Deferred income taxes” within liabilities to conform to the appropriate net presentation within deferred income tax liabilities.

(d)
Adjustment reflects a $28 million increase in “Accrued income taxes” driven by the required taxes payable related to the elimination of the LIFO reserve (see note 3(a), net of the $22 million reclassification of income tax balances (see note 3(b)).

(e)
Adjustment reflects a reclassification of Jetro Restaurant Depot deferred income taxes, offset by an $84 million increase to “Deferred income taxes” driven by the deferred tax liability created by the elimination of the LIFO reserve (see note 3(a)).

(f)
Adjustment reflects a $296 million increase to retained earnings driven by the elimination of LIFO reserve, net of current and deferred tax adjustments (see note 3(a), 3(d), and 3(e)).

Income Statement Adjustments
(g)
Adjustment reflects the following

(in millions)	39-Week Period Ended March 28, 2026	Year Ended June 28, 2025
Elimination of LIFO reserves (see note 3(a))	$(40)	$(16)
Reclass of Jetro Restaurant Depot’s depreciation expense from “Cost of Sales” to “Operating expense”	(48)	(69)
Net adjustment to Cost of sales	$(88)	$(85)

(h)
Adjustment reflects a reclassification of “Selling, general and administrative expenses” to “Operating expenses” to conform with Sysco’s financial statement presentation.

(i)
Adjustment reflects a reclassification of “Interest income” to “Other expense (income), net” to conform with Sysco’s financial statement presentation.

(j)
Adjustments reflect accounting for the income tax effects of the accounting policy and reclassification accounting adjustments at the combined statutory tax rate of 27.5%.

4.
ESTIMATED PURCHASE PRICE ALLOCATION

Estimated Merger Consideration
The total estimated purchase price is calculated as follows:
(in millions)	March 28, 2026
Cash transferred at Closing(1)	$15,460
Jetro Restaurant Depot existing debt(2)	5,911
Jetro Restaurant Depot EAUs	111
JRD stock consideration (91.5 million shares at $78.70 per share value)(3)	7,202
Total estimated purchase price	$28,684

(1)
The JRD cash consideration at Closing is reduced by $118 million for the payout of retention bonuses to certain of Jetro Restaurant Depot’s employees and executives as of the closing date. Such bonuses are seller expenses that reduce the total JRD cash consideration received by the seller and do not change the total economics to Sysco.

(2)
The pro forma financial statements give effect to the repayment of Jetro Restaurant Depot’s historical debt as of the closing date. However, we may amend, modify, extend, refinance Jetro Restaurant Depot’s historical debt or otherwise alter the terms of or our plans with respect to such debt and the actual treatment may differ from the pro forma presentation.

(3)
The estimated fair value of the JRD stock consideration has been determined based on the volume weighted average, rounded to the nearest one tenth of a cent, of the last reported sale price of Sysco common stock on the New York Stock Exchange as of June 18, 2026.

A change in the market price of Sysco common stock of 10% would increase or decrease the value of the Sysco Holdings common stock to be received by Jetro Restaurant Depot stockholders upon completion of the Transactions as set forth below, with a corresponding increase or decrease in goodwill assigned that will be recorded in connection with the Transactions:
	Percentage change in stock price
(in millions, except per share amounts)	- 10%	+ 10%
Market price per share of JRD stock consideration	$70.83	$86.57
Fair value of JRD stock consideration to be received by Jetro Restaurant Depot stockholders	$6,481	$7,921

Estimated Purchase Price Allocation
The table below represents a preliminary allocation of the total consideration to Jetro Restaurant Depot tangible and intangible assets and liabilities based on Sysco management’s preliminary estimate of their respective fair values as of March 28, 2026:
(in millions)	March 28, 2026
Assets Acquired
Cash and cash equivalents	$413
Restricted cash	42
Accounts receivable, less allowance	13
Inventories	1,009
Prepaid expenses and other current assets	23
Plant and equipment	2,952
Intangibles	10,000
Operating lease right-of-use assets	269
Other assets	18
Total assets acquired	14,739
Liabilities Assumed
Accounts payable	953
Accrued expenses	270
Accrued income taxes	124
Current operating lease liabilities	34
Deferred income taxes	2,804
Long-term operating lease liabilities	254
Other long-term liabilities	17
Total liabilities assumed	4,456
Net assets acquired, excluding goodwill	10,283
Goodwill (consideration transferred above less net assets acquired)	$18,401
Upon completion of the fair value assessment after the mergers, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.
5.
BALANCE SHEET TRANSACTION ACCOUNTING ADJUSTMENTS

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:
(a)
Cash and cash equivalents — Adjustment reflects the following:

(in millions)	March 28, 2026
Cash transfer at the Closing	$(15,460)
Transaction costs settled at the Closing	(221)
Jetro Restaurant Depot EAUs settled at the Closing	(111)
Retention Bonuses	(118)
Net adjustment to cash and cash equivalents	$(15,910)

(b)
Plant and equipment — Adjustment reflects an increase of $1,314 million to the carrying value of

Jetro Restaurant Depot’s fixed assets from their recorded net-book values to their preliminary estimated fair values. The valuation approach used in the preliminary assessment of the fair value of property, plant, and equipment was the direct-cost approach. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The fixed assets acquired with preliminary fair value adjustment estimates consist of the following:
(in millions, except for useful life)	Estimated Remaining Useful Life (in years)	Elimination of Historical Carrying Amount	Estimated Fair Value	Fair Value Adjustment
Land	Indefinite	$(546)	$1,210	$664
Buildings and improvements	30	(604)	1,154	550
Equipment, furniture and fixtures	10	(281)	439	158
Construction in progress	N/A	(63)	63	—
Leasehold improvements	10	(144)	86	(58)
Plant and equipment at cost, less accumulated depreciation		$(1,638)	$2,952	$1,314

(c)
Goodwill — Adjustment reflects the elimination of Jetro Restaurant Depot’s previously existing goodwill and to record goodwill resulting from the mergers. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. Adjustments to goodwill are comprised of the following:

(in millions)	March 28, 2026
Goodwill (as determined in note 4)	$18,401
Removal of Jetro Restaurant Depot’s historical goodwill	(317)
Net adjustment to goodwill	$18,084

(d)
Intangibles — Adjustment reflects an increase of $10,000 million to the fair value of intangible assets. The preliminary fair value of identifiable intangible assets was estimated using methods under the income approach, specifically the relief-from-royalty method for trade names and the multi-period excess earnings method for customer relationships. The intangible assets acquired with preliminary fair value adjustment estimates consist of the following:

(in millions, except for useful life)	Estimated Remaining Useful Life (in years)	Estimated Fair Value
Trade names – Corporate Banners	Indefinite	$2,400
Trade names – Private Labels	13	1,100
Customer relationships	12	6,500
Intangibles, less amortization		$10,000

(e)
Other assets — Adjustment reflects the removal of the fair value of interest rate swaps associated with Jetro Restaurant Depot’s historical debt.

(f)
Accrued expenses — Adjustment reflects $47 million in transfer taxes, representing transaction-related taxes incurred in connection with the transfer of ownership interests and assets upon Closing, and the removal of $2 million related to interest rate swap contracts which are in a net debit position and therefore increase the balance. The pro forma financial statements give effect to the removal of these interest rate swap balances as historical debt and the settlement of the related derivative instruments as of the Closing. However, we may amend, modify, extend, refinance Jetro Restaurant Depot’s historical debt or otherwise alter such debt and the related derivative instruments or our plans with respect thereto, and the actual treatment may differ from this pro forma presentation.

(g)
Deferred income taxes — Adjustment reflects $2,819 million of the increase in fixed assets and intangibles from their recorded net-book values to their preliminary estimated fair values, partially offset by $61 million of deferred tax assets related to transaction costs incurred for the Transactions.
(h)
Other long-term liabilities — Adjustment reflects the removal of $111 million related to Jetro Restaurant Depot’s long-term EAUs, which will be settled at the Closing.

(i)
Shareholders’ equity — Adjustments to shareholders’ equity are comprised of the following:

(in millions)	Adjustments to Jetro Restaurant Depot Equity(1)	JRD Stock Consideration(2)	Transaction Costs and Transfer Taxes(3)	Retention Bonuses(4)	Total Transaction Accounting Adjustments
Net adjustment to common stock	$—	$92	$—	$—	$92
Net adjustment to paid-in capital	—	7,110	—	—	7,110
Net adjustment to retained earnings (deficit)	1,265	—	(207)	(118)	940
Net adjustment to treasury stock at cost	2,614	—	—	—	2,614
Net adjustment to shareholders’ equity	$3,879	$7,202	$(207)	$(118)	$10,756

(1)
Adjustments to Jetro Restaurant Depot Equity:   Adjustment reflects the elimination of Jetro Restaurant Depot historical equity of $4,175 million offset by the increase in retained earnings of $296 million related to LIFO adjustment (see note 3(f)).

(2)
JRD Stock Consideration:   91.5 million shares of Sysco Holdings common stock will be issued to Jetro Restaurant Depot equityholders as part of the JRD merger consideration for an estimated $7,202 million.

(3)
Transaction Costs and Transfer Taxes:   Adjustment reflects i) $221 million in estimated transaction costs expected to be incurred by Sysco in connection with the Transactions, offset by $61 million tax benefits associated with the transaction costs and ii) $47 million associated with transfer taxes.

(4)
Retention Bonuses:   Adjustment reflects $118 million in retention bonus liabilities payable at Closing.

6.
INCOME STATEMENT TRANSACTION ACCOUNTING ADJUSTMENTS

The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the following adjustments:
(a)
Operating expenses — Adjustment reflects (i) elimination of historical depreciation and amortization expense of Jetro Restaurant Depot and (ii) recognition of depreciation and amortization expense based on the preliminary fair value of acquired property, plant and equipment and identifiable intangible assets.

Depreciation and amortization were calculated using the straight-line method. Depreciation of acquired property, plant and equipment is based on the estimated remaining useful lives of the related assets. Amortization of finite-lived identifiable intangible assets is based on the estimated periods over which the economic benefits are expected to be realized.
(in millions)	39-Week Period Ended March 28, 2026	Year Ended June 28, 2025
Reversal of Jetro Restaurant Depot’s historical plant and equipment depreciation	$(54)	$(69)
Depreciation of purchased plant and equipment assets	68	91
Amortization of purchased identifiable intangible assets	470	626
Total property and equipment depreciation expense and intangible asset amortization	$484	$648

(b)
Loss on interest rate swaps, net — Adjustment reflects the removal of $5 million and $27 million of amortization related to Jetro Restaurant Depot’s interest rate swap derivative instruments for the 39-week period ended March 28, 2026 and the year ended June 28, 2025 respectively.

(c)
Income tax expense (benefit) — Adjustments reflect accounting for the income tax effects of the purchase accounting adjustments at the combined statutory tax rate of 27.5%.

(d)
Earnings per share — Adjustment reflects updates to the pro forma earnings (loss) per share of the combined company, which are calculated by dividing the pro forma income (loss) by the pro forma weighted average number of shares outstanding.

(e)
Operating expenses — These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods. Adjustment reflects the following:

(in millions)	Year Ended June 28, 2025
Non-recurring transaction costs	$221
Non-recurring retention bonuses	118
Non-recurring transfer taxes	47
Net adjustment to Operating expenses	$386

(f)
Income tax expense (benefit) — Adjustment reflects a $61 million tax benefit associated with the deferred tax asset generated from transaction costs and adjustments for the income tax effect (see note 6(c)).

7.
OTHER TRANSACTION ACCOUNTING ADJUSTMENTS

Balance Sheet Adjustments
(a)
Cash and cash equivalents — Adjustment reflects the following:

(in millions)	March 28, 2026
Increase in cash for new financing activities	$20,882
Cash paid for Bridge Facility commitment fee	(136)
Removal of Jetro Restaurant Depot’s historical external debt	(5,911)
Cash and cash equivalents	$14,835

(b)
Accrued expenses — Adjustment reflects a decrease of $67 million for accrued interest related to Jetro Restaurant Depot’s historical debt which is removed as part of the Transactions.

(c)
Current maturities of long-term debt — Adjustment reflects the removal of Jetro Restaurant Depot’s historical current portion of long-term debt of $186 million offset by the recognition of the current portion of the new debt proceeds of $2,125 million.

(d)
Long-term debt — Adjustments reflect the following:

(in millions)	March 28, 2026
Proceeds from issuance of debt	$18,875
Debt issuance costs on new borrowings	(118)
Removal of Jetro Restaurant Depot’s existing long-term debt	(4,518)
Long-term debt	$14,239

(e)
Long-term debt — related parties — Adjustment reflects the removal of Jetro Restaurant Depot’s historical related party debt.

(f)
Retained Earnings — Adjustment reflects the commitment fees related to the Bridge Facility. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

Income Statement Adjustments
(g)
Operating expense — Adjustment reflects the increase to compensation expense related to retention bonuses by $34 million for the 39-week period ended March 28, 2026 and $45 million in the year ended June 28, 2025 related to cash and equity retention awards for Jetro Restaurant Depot’s employees and executives. These awards require the recipients to provide post-Closing service through the applicable vesting dates.

(h)
Interest expense — Adjustment reflects the following:

(in millions)	39-Week Period Ended March 28, 2026	Year Ended June 28, 2025
Interest expense related to new debt	$829	$1,105
Interest expense related to Term Loan Facility with maturity of 364 days to 2 years and an assumed weighted average annual interest rate of 4.81%	24	106
Amortization of debt issuance costs associated with the issuance of debt to fund the Transactions	9	11
Unused capacity fees associated with the Credit Facility	3	4
Removal of Jetro Restaurant Depot’s existing interest expense	(117)	(188)
Commitment fees related to the Bridge Facility	—	136
Interest expense	$748	$1,174
Included in Sysco’s current maturities of long-term debt and long-term debt at March 28, 2026 is a total of $3 billion of variable rate borrowings related to the Term Loan Facility. A 0.125% change in the variable interest rate would have resulted in a change to pro forma Interest expense of approximately $1 million and $3 million for the 39-week period ended March 28, 2026 and the year ended June 28, 2025, respectively.
(i)
Interest expense — related parties — Adjustment reflects the removal of historical related party interest expense of $55 million for the 39-week period ended March 28, 2026 and $109 million for the year ended June 28, 2025.

(j)
Amortization of deferred financing costs — Adjustment reflects the removal of historical Jetro Restaurant Depot amortization expense related to deferred financing costs of $1 million for the 39-week period ended March 28, 2026 and $3 million for the year ended June 28, 2025.

(k)
Income tax expense (benefit) — Adjustments reflect accounting for the income tax effects of the other transaction accounting adjustments at the combined statutory tax rate of 27.5%.

LEGAL MATTERS
The validity of the Sysco Holdings common stock to be issued in the Sysco Merger will be passed upon for Sysco Holdings by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS
Sysco
The consolidated financial statements of Sysco Corporation and subsidiaries (“Sysco”), appearing in Sysco’s Annual Report (Form 10-K) for the year ended June 28, 2025, and the effectiveness of Sysco’s internal control over financial reporting as of June 28, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Jetro Restaurant Depot
The financial statements of JRD Unico, Inc. and Affiliates as of December 27, 2025 and December 28, 2024 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION FOR SYSCO
Sysco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Sysco, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.
Sysco Holdings has filed with the SEC a registration statement on Form S-4 of which this prospectus forms a part. The registration statement registers the shares of Sysco Holdings common stock to be issued to Sysco stockholders in connection with the Sysco Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Sysco Holdings, Sysco and Jetro Restaurant Depot, respectively. The rules and regulations of the SEC allow Sysco Holdings, Sysco and Jetro Restaurant Depot to omit certain information included in the registration statement from this prospectus.
In addition, the SEC allows Sysco Holdings and Sysco to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus as described below.
This prospectus incorporates by reference the documents listed below that Sysco has previously filed with the SEC. They contain important information about Sysco and its financial condition.
•
Annual report on Form 10-K for the year ended June 28, 2025;

•
Definitive proxy statement on Schedule 14A for the 2025 annual meeting of stockholders;

•
Quarterly reports on Form 10-Q for the quarters ended September 27, 2025, December 27, 2025 and March 28, 2026;

•
Current reports on Form 8-K filed on September 8, 2025, November 17, 2025, November 21, 2025, February 11, 2026, February 13, 2026, March 5, 2026 (except with respect to Item 7.01), March 30, 2026 (Film No.: 26813827), April 2, 2026, April 20, 2026 and July 2, 2026 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•
The description of Sysco common stock contained in Exhibit 4.9 of the annual report on Form 10-K for the year ended June 28, 2025.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, Sysco incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the date that the offering of the Sysco Holdings common stock is terminated or completed (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Sysco, by requesting them in writing or by telephone as follows:
Kevin Kim
kevin.kim@sysco.com
T 281-584-1219
These documents are available from Sysco without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about Sysco and Jetro Restaurant Depot at their internet websites at www.sysco.com and www.restaurantdepot.com, respectively. Information contained on these websites does not constitute part of this prospectus.

If you request any documents from Sysco, Sysco will mail them to you by first class mail, or another equally prompt means, within one business day after Sysco, as the case may be, receives your request.
This is a prospectus of Sysco Holdings. Neither Sysco Holdings nor Sysco or Jetro Restaurant Depot has authorized anyone to give any information or make any representation about the mergers or Sysco Holdings, Sysco or Jetro Restaurant Depot that is different from, or in addition to, that contained in this prospectus or in any of the materials that Sysco has incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus is dated July 20, 2026. You should not assume that the information is accurate as of any date other than that date, and the issuance of shares of Sysco Holdings common stock in the mergers will not create any implication to the contrary.

Combined Financial Statements of JRD Unico, Inc. and Affiliates
Index to Consolidated Financial Statements
Combined Financial Statements for the Quarterly Periods Ended March 28, 2026 and March 29, 2025
Combined Financial Statements (Unaudited)
Combined Balance Sheets	F-4
Combined Statements of Income	F-5
Combined Statements of Comprehensive Income	F-6
Combined Statements of Stockholders’ Deficiency	F-7
Combined Statements of Cash Flows	F-8
Notes to the Unaudited Combined Financial Statements	F-9
Combined Financial Statements for the Years Ended December 27, 2025 and December 28, 2024

JRD Unico, Inc. and Affiliates
Combined Financial Statements (Unaudited)
For the Quarterly Periods Ended March 28, 2026 and
March 29, 2025

JRD Unico, Inc. and Affiliates

JRD Unico, Inc. and Affiliates
Combined Balance Sheets (Unaudited)
	March 28, 2026	December 27, 2025
Assets
Current assets
Cash and cash equivalents	$412,978,600	$190,867,000
Restricted cash	41,538,300	41,206,400
Accounts receivable, net of allowance for credit losses of $4,849,600
as of March 28, 2026 and $4,368,900 as of December 27, 2025	12,894,700	9,058,800
Inventories	601,065,100	596,254,500
Prepaid expenses and other current assets	23,112,900	28,241,200
Total current assets	1,091,589,600	865,627,900
Property, plant and equipment, net	1,637,931,300	1,625,121,200
Deferred income taxes	98,472,300	98,548,700
Operating lease right-of-use assets	269,254,100	226,365,500
Goodwill	317,475,800	317,475,800
Other assets	53,673,300	50,803,800
Total assets	$3,468,396,400	$3,183,942,900
Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$953,252,900	$814,832,900
Accrued expenses	334,798,700	313,784,200
Current portion of operating lease liabilities	33,771,000	30,479,900
Current maturities of long-term debt	185,715,800	186,870,100
Income taxes payable	95,948,900	—
Total current liabilities	1,603,487,300	1,345,967,100
Long-term liabilities
Long-term debt, less current maturities	4,517,595,600	4,522,785,900
Long-term debt, less current maturities – related parties	1,139,895,500	1,525,689,600
Other long-term liabilities	128,091,100	103,864,400
Long-term operating lease liabilities	253,779,400	213,404,400
Total long-term liabilities	6,039,361,600	6,365,744,300
Total liabilities	7,642,848,900	7,711,711,400
Commitments and contingencies (Notes 9 and 12)
Stockholders’ Deficiency
Common stock, $0.01 par value, 400,000 shares authorized;
212,682.8 shares issued, 141,135.2 shares outstanding as of
March 28, 2026 and December 27, 2025	2,100	2,100
Less: treasury stock, at cost, 71,547.6 shares held as of
March 28, 2026 and December 27, 2025	(2,614,087,800)	(2,614,087,800)
Accumulated other comprehensive income (loss)	140,600	(66,000)
Retained deficiency	(1,560,507,400)	(1,913,616,800)
Total stockholders’ deficiency	(4,174,452,500)	(4,527,768,500)
Total liabilities and stockholders’ deficiency	$3,468,396,400	$3,183,942,900
The accompanying notes are an integral part of these unaudited combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Income (Unaudited)
	13-Week Periods Ended
	March 28, 2026	March 29, 2025
Sales	$3,777,250,000	$3,733,546,200
Cost of sales	3,055,407,500	3,049,784,200
Gross profit	721,842,500	683,762,000
Selling, general and administrative expenses	185,087,900	250,843,500
Operating income	536,754,600	432,918,500
Other expense, net
Interest expense	45,760,900	36,905,600
Interest expense – related parties	14,375,000	22,363,300
Interest income	(3,540,900)	(3,283,100)
(Gain) Loss on interest rate swaps, net	(2,443,200)	13,306,200
Amortization of deferred financing costs	495,800	538,100
Other income	(2,945,900)	(2,751,600)
Total other expense, net	51,701,700	67,078,500
Income before provision for income taxes	485,052,900	365,840,000
Provision for income taxes	131,943,500	93,721,100
Net income	$353,109,400	$272,118,900
The accompanying notes are an integral part of these unaudited combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Comprehensive Income (Unaudited)
	13-Week Periods Ended
	March 28, 2026	March 29, 2025
Net income	$353,109,400	$272,118,900
Change in fair value of interest rate swap agreements, net of taxes	206,600	(1,013,000)
Comprehensive income	$353,316,000	$271,105,900
The accompanying notes are an integral part of these unaudited combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Stockholders’ Deficiency (Unaudited)
13-Week Periods Ended March 28, 2026 and March 29, 2025
	Common Stock		Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficiency)	Total
	Shares	Amount	Shares	Amount
Balance at December 28, 2024	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$1,990,900	$(2,654,598,900)	$(5,266,693,700)
Net income	—	—	—	—	—	272,118,900	272,118,900
Change in fair value of interest rate swap agreements, net of taxes of $374,700	—	—	—	—	(1,013,000)	—	(1,013,000)
Dividends	—	—	—	—	—	(200,000,000)	(200,000,000)
Balance at March 29, 2025	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$977,900	$(2,582,480,000)	$(5,195,587,800)
Balance at December 27, 2025	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$(66,000)	$(1,913,616,800)	$(4,527,768,500)
Net income	—	—	—	—	—	353,109,400	353,109,400
Change in fair value of interest rate swap agreements, net of taxes of ($76,500)	—	—	—	—	206,600	—	206,600
Dividends	—	—	—	—	—	—	—
Balance at March 28, 2026	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$140,600	$(1,560,507,400)	$(4,174,452,500)
The accompanying notes are an integral part of these unaudited combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Cash Flows (Unaudited)
13-Week Periods Ended March 28, 2026 and March 29, 2025
	13-Week Periods Ended
	March 28, 2026	March 29, 2025
Cash flows from operating activities
Net income	$353,109,400	$272,118,900
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	480,700	490,400
Depreciation and amortization expense	18,228,500	18,911,300
Amortization of deferred financing costs	495,800	538,100
(Gain) loss on interest rate swaps	(2,443,200)	13,306,200
Changes in operating assets and liabilities
Accounts receivable	(4,316,600)	(3,780,700)
Inventories	(4,810,600)	8,592,100
Prepaid expenses and other current assets	5,128,100	5,048,900
Other assets	(2,586,500)	12,846,600
Net change in operating right-of-use assets and lease liabilities	777,500	619,600
Accounts payable	138,420,000	81,555,500
Accrued expenses	21,014,800	58,142,600
Income taxes payable	95,948,900	75,039,400
Other long-term liabilities	26,669,900	(30,017,100)
Net cash provided by operating activities	646,116,700	513,411,800
Cash flows from investing activities
Purchases of fixed assets	(31,038,700)	(22,190,500)
Net cash used in investing activities	(31,038,700)	(22,190,500)
Cash flows from financing activities
Repayments of mortgage notes	(6,840,400)	(8,077,300)
Repayment of shareholder notes	(385,794,100)	—
Dividends paid	—	(200,000,000)
Net cash used in financing activities	(392,634,500)	(208,077,300)
Net increase (decrease) in cash, cash equivalents, and restricted cash	222,443,500	283,144,000
Cash, cash equivalents, and restricted cash
Beginning of year	232,073,400	217,437,300
End of period	$454,516,900	$500,581,300
Cash and cash equivalents	$412,978,600	$459,549,200
Restricted cash	41,538,300	41,032,100
Total cash, cash equivalents and restricted cash shown in the Combined Balance Sheets	$454,516,900	$500,581,300
Supplemental disclosure of cash flow information
Cash paid for the period for
Interest	$12,957,000	$19,465,900
Interest – related parties	$14,205,800	$—
Income taxes	$20,891,800	$18,342,200
The accompanying notes are an integral part of these unaudited combined financial statements.

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
1.
Description of Business and Basis of Presentation

JRD Unico, Inc., a C-Corporation, through its wholly owned subsidiaries, JRD Holdings LLC (“JRD”) and Jetro Holdings LLC (“JHLLC”), both limited liability companies, (collectively, the “Company”) is engaged primarily in the Cash & Carry distribution of food, restaurant supplies, and related items throughout the United States through its Jetro Cash & Carry and Restaurant Depot warehouses.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and on the same basis as the Company’s audited combined financial statements for the year ended December 27, 2025. Certain information and disclosures included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited combined financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company’s financial position, results of operations, cash flows, and stockholders’ deficiency for the periods presented. The results reported in the unaudited combined financial statements are not necessarily indicative of the results expected for any future interim or annual period. The unaudited combined financial statements should be read in conjunction with the audited combined financial statements for the year ended December 27, 2025.
Principles of Combination
The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries, all of which are wholly owned, as well as the accounts of its affiliate Warehouse Realty, LLC (“Warehouse Realty”). The accounts of the affiliate are included in these combined financial statements due to common ownership and management. Warehouse Realty is an entity owned primarily by the ultimate shareholders of the Company which leases substantially all its real estate to JHLLC. All significant intercompany accounts and transactions have been eliminated in combination.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until underlying transactions are completed, and accordingly, actual results could differ from those estimates. Significant estimates relate to self-insurance reserves and fair value estimates and measurements.
Fiscal Year and Quarter-End
The Company has a 52 – 53 week fiscal year ending on the last Saturday of the calendar year and 13 – 14 week fiscal quarters ending on the last Saturday of March, June, and September. Under the Company’s policy, fiscal Q1 2026 is defined as the 13-week period ending March 28, 2026 and fiscal Q1 2025 is defined as the 13-week period ending March 29, 2025.
Revenue Recognition
The Company follows Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “Standard”). The Company recognizes revenues when its performance obligation is satisfied,

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
which is the point at which control of the promised goods is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods. For all the Company’s customer arrangements, control transfers to the customer at a point-in-time when goods have been delivered, as that is generally when legal title, physical possession and risks and rewards of goods transfer to the customer. The timing of satisfaction of the performance obligation is not subject to significant judgment.
Sales tax collected from customers is not included in revenue but rather recorded as a liability due to the respective taxing authorities.
Disaggregated Revenues
The following table presents sales revenue by region for the 13-week periods ended March 28, 2026 and March 29, 2025:
	13-Week Periods Ended
	March 28, 2026	March 29, 2025
East	1,656,716,800	$1,670,587,000
Southeast	482,560,700	472,702,500
Midwest	488,941,900	473,332,700
West	1,149,030,600	1,116,924,000
Total sales	$3,777,250,000	$3,733,546,200
Contract Balances
After satisfaction of the Company’s performance obligations, it has an unconditional right to consideration as outlined in its contracts with customers. The Company extends credit terms to some of its customers based on its assessment of each customer’s creditworthiness. Customer receivables included in Accounts receivable, net of allowance for credit losses in the Combined Balance Sheets at March 28, 2026 and December 27, 2025, were $12,894,700 and $9,058,800, respectively.
Cash, Cash Equivalents and Restricted Cash
The Company considers short-term investments with original maturities of three months or less to be cash equivalents and maintains its cash in bank accounts, which, at times, may exceed federally insured limits. The Company believes it mitigates its risks by investing in or through major financial institutions. The Company is required to maintain certain cash balances due primarily to collateral on workers compensation policies and escrow for mortgages on certain properties.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. In reviewing for impairment, the Company compares the carrying value of the assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and its carrying amount. The Company does not believe any events have occurred through March 28, 2026, that would indicate its long-lived assets are impaired.
Leases
The Company leases certain warehouse space for use in operations. The Company’s leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either finance leases or operating leases.

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Most of the leases provide an implicit rate. For those leases that do not provide an implicit rate, an incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date is used. Certain leases may include options to renew which the Company includes when it is reasonably certain that the renewal option would be exercised. Lease agreements with the lease and nonlease components are generally accounted for separately.
Derivative Financial Instruments
The Company uses derivatives to manage exposure to interest rate fluctuations. The Company’s objective for holding derivatives is to minimize the volatility of cash flows associated with changes in interest rates. The Company does not enter derivative transactions for trading or speculative purposes. The Company recognizes derivatives as either assets or liabilities in the Combined Balance Sheets and measures these instruments at fair value. The fair value of interest rate swaps is estimated using option pricing models that value the potential swaps to become in the money through changes in interest rates during the remaining term of the agreement. The Company obtains bank quotations to assist in the valuation. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the nature of the derivative and whether it qualifies for hedge accounting.
Fair Value Measurements
In accordance with current accounting guidance, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements).
The accounting guidance provides three levels of the fair value hierarchy as follows:
Level 1
Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2
Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3
Inputs that are unobservable.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Company. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market.
The fair value of investments in marketable securities is based upon the quoted market prices of those investments at period end. The fair values of the interest rate swap contracts are based on valuations of similar, but not identical, instruments.
Recently Issued Accounting Pronouncements
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The guidance requires disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and for interim periods within annual

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
reporting periods beginning after December 15, 2027. The Company is currently assessing the effect that adoption of this guidance will have on its combined financial statements.
3.
Inventories

Inventories consist of the following at March 28, 2026 and December 27, 2025:
	March 28, 2026	December 27, 2025
Merchandise inventory, at FIFO	$1,009,492,600	$1,002,432,500
Less: LIFO reserve	408,427,500	406,178,000
Merchandise inventory, at LIFO	$601,065,100	$596,254,500
Use of the LIFO method, as compared to the first-in, first-out (“FIFO”) method, had the effect of decreasing inventories and income before provision for income taxes by $2,249,500 and $2,250,000 for the 13-weeks periods ended March 28, 2026 and March 29, 2025, respectively.
4.
Property, Plant and Equipment

Property, plant and equipment, net, consists of the following at March 28, 2026 and December 27, 2025:
	March 28, 2026	December 27, 2025
Land	546,420,000	546,420,000
Buildings and improvements	1,197,120,300	1,191,679,300
Equipment, furniture and fixtures	558,294,800	551,707,400
Construction in progress	63,295,500	45,912,000
Leasehold improvements	285,840,500	284,213,900
	2,650,971,100	2,619,932,600
Less: Accumulated depreciation and amortization	1,013,039,800	994,811,400
Property, plant and equipment, net	$1,637,931,300	$1,625,121,200
Total depreciation and amortization expense relating to property, plant, and equipment amounted to $18,228,500 and $18,911,300, for the 13-week periods ended March 28, 2026 and March 29, 2025, respectively.
5.
Long-Term Debt

The Company’s long-term debt consists primarily of senior fixed- and variable-rate private placement notes and mortgage financings secured by certain Company-owned and Warehouse Realty properties, as well as shareholder dividend notes. These arrangements and their related covenants are more fully described in the Company’s combined financial statements for the year ended December 27, 2025.
During the 13-week period ended March 28, 2026, there were no material changes to the Company’s long-term debt arrangements, interest rates, or significant terms, other than routine principal repayments in accordance with existing amortization schedules. The Company was in compliance with all debt covenants as of March 28, 2026 and December 27, 2025.
6.
Derivative Financial Instruments

JRD Holdings, LLC
At March 28, 2026 and December 27, 2025, JRD was a party to five interest rate swap agreements with terms expiring through April 25, 2028. Under these agreements, JRD pays or receives from the counterparty,

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
on a quarterly basis, the amounts, if any, by which JRD’s interest payments on the aggregate hedged debt ($535,000,000 and $535,000,000 at March 28, 2026 and December 27, 2025, respectively) are below or exceed specified rates. The swap agreements do not meet the requirements for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $22,777,400 and $21,003,800 as of March 28, 2026 and December 27, 2025, respectively, and is included in Other assets in the Combined Balance Sheets. JRD recorded a gain of $1,773,600 and loss of $10,583,300 during the 13-week periods ended March 28, 2026 and March 29, 2025, respectively, as a component of loss on interest rate swaps, net in the Combined Statements of Income.
JRD received $2,712,400 and $4,684,600 during the 13-week periods ended March 28, 2026 and March 29, 2025, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.
Jetro Management and Development Corp.
Jetro Management and Development Corp. (“JMD”), a wholly owned subsidiary of the Company, was a party to three interest rate swap agreements at March 28, 2026 and December 27, 2025, with terms expiring through January 2037. Under the agreements, JMD pays or receives from the counterparty, on a monthly basis, the amounts, if any, by which JMD’s interest payments on the aggregate hedged debt ($78,426,400 and $79,414,000 at March 28, 2026 and December 27, 2025, respectively) are below or exceed specified rates. JMD received $430,300 and $584,400 during the 13-week periods ended March 28, 2026 and March 29, 2025, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.
These JMD agreements do not meet the requirements for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $9,409,000 and $8,878,400 as of March 28, 2026 and December 27, 2025, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of loss on interest rate swaps, net, a gain of $530,600 and a loss $1,768,700 during the 13-week periods ended March 28, 2026 and March 29, 2025.
Warehouse Realty
During the 13-week periods ended March 28, 2026 and March 29, 2025, Warehouse Realty was a party to three interest rate swap agreements, with terms expiring through January 2037. The interest rate swap agreements are intended to reduce the impact of changes in interest rates on the Company’s debt. Under the agreements, on a monthly basis, Warehouse Realty pays or receives from the counterparties, consisting of one financial institution, the amounts, if any, by which the Company’s interest payments are below or exceed specified interest rates. The aggregate debt hedged is $145,091,800 and $148,158,500 at March 28, 2026 and December 27, 2025, respectively. Warehouse Realty received $364,000 and $1,167,800 during the 13-week period ended March 28, 2026 and March 29, 2025, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.
Two of these swap agreements at March 28, 2026 and December 27, 2025 meet the requirement for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $1,161,400 and $878,400 as of March 28, 2026 and December 27, 2025, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of other comprehensive income, an unrealized gain of $206,600 net of deferred taxes of $76,500 for the 13-week period ended March 28, 2026 and an unrealized loss of $1,013,000 net of deferred taxes of $374,700 for the 13-week period ended March 29, 2025.
One of these swap agreements does not meet the requirements for hedge accounting. The fair value of the interest rate swap was an asset of $2,239,700 and $2,100,700 as of March 28, 2026 and December 27, 2025, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded,

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
as a component of loss on interest rate swaps, net, gain of $139,000 and loss of $954,200 during the 13-week periods ended March 28, 2026 and March 29, 2025, respectively.
The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap exchange agreements. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral to support financial instruments but monitors the credit standing of the counterparties.
7.
Income Taxes

The Company’s effective tax rate was 27.2% and 25.6% for the 13-week periods ended March 28, 2026 and March 29, 2025, respectively, and the effective tax rates were higher than the Company’s 21% statutory tax rate primarily due to the impact of state income taxes.
The determination of our provision for income taxes requires judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects income earned and taxed in various U.S. federal and state jurisdictions. Tax law changes and increases or decreases in permanent book versus tax basis differences all affect the overall effective tax rate.
8.
Common Stock and Membership Interests

JRD Unico, Inc. has the authority to issue up to 400,000 shares, of which 200,000 shares are shares of a class of common stock designated as General Business Common Stock (“GS Stock”), par value $0.01 per share and 200,000 shares are shares of a class of common stock designated as Licensed Business Common Stock (“LS Stock”), par value $0.01 per share. GS Stock and LS Stock are presented together on the Combined Balance Sheets and Combined Statements of Stockholders’ Deficiency.
There were no material changes in the number of shares issued and outstanding of GS Stock and LS Stock as of March 28, 2026 and December 27, 2025.
The membership interests in Warehouse Realty are divided into two separate classes designated as Class A Interests and Class B Interests. The Class A Members have voting rights, while the Class B Members have no voting rights. The Class B Interests bear dividends and shall be entitled to receive such dividends at the rate per annum of 6% of initial capital contributions attributable to the purchase of Class B Interests compounded annually. The unpaid portion of the dividends shall accrue interest at 6% per annum. Both the Class A and Class B membership interests, along with dividends accrued and/or paid, are eliminated in combination.
Warehouse Realty has 202,988 shares of Class A membership interests as of March 28, 2026 and December 27, 2025, respectively.
In addition, JHLLC has subscribed to $12,308,600 of Warehouse Realty Class B membership interests as of March 28, 2026 and December 27, 2025. Both the Class A and Class B membership interests are eliminated in combination.
Warehouse Realty is not owned by the Company and is included in these combined financial statements due to common ownership and management. Net income from this entity was $4,006,200 and $7,590,700 in the 13-week periods ended March 28, 2026 and March 29, 2025, respectively. The net equity of this entity was a deficit of $125,016,500 and $128,342,200 at March 28, 2026 and December 27, 2025, respectively.
9.
Lease Commitments

The Company leases land, buildings and certain equipment under operating lease agreements with terms ranging from five to twenty years, some of which include options to extend the leases up to five years. The Company determines if an arrangement is a lease at inception.

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
Operating lease rental expense was $9,850,900 and $10,840,400 for the 13-week periods ended March 28, 2026 and March 29, 2025, respectively. Such amounts are net of rental income of $2,945,900 and $2,874,800 in the 13-week periods ended March 28, 2026 and March 29, 2025, respectively, and are included within Selling, general and administrative expenses in the Combined Statements of Income.
Supplemental cash flow information related to leases is as follows:
	For the 13-Week Period Ended
	March 28, 2026	March 29, 2025
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$9,288,800	$10,210,200
Right-of-use assets obtained in exchange for lease obligations
Operating leases	45,942,300	16,402,300
Supplemental balance sheet information related to leases is as follows:
	March 28, 2026	December 27, 2025
Operating lease right-of-use assets	$269,254,100	$226,365,500
Current portion of operating lease liabilities	$33,771,000	$30,479,900
Long-term operating lease liabilities	253,779,400	213,404,400
Total operating leases liabilities	$287,550,400	$243,884,300
Weighted average remaining lease term	9.16 years	8.17 years
Weighted average discount rate	2.79%	2.75%
The Company has entered into additional operating leases totaling $102,542,400 that have not commenced as of March 28, 2026. These operating leases will commence in 2026 with lease terms up to 15 years.
10.
Employee Benefit and Compensation Plans

Deferred Compensation
The Company maintains a deferred compensation plan for several senior executives pursuant to Section 414(a) of the Internal Revenue Code. At March 28, 2026 and December 27, 2025 amounts contributed or to be contributed to the trust, inclusive of accumulated earnings, were $16,384,400. The asset and related liability are included in Other assets and Long-term liabilities in the Combined Balance Sheets. The Company did not record any deferred compensation expenses during the 13-week periods ended March 28, 2026 and March 29, 2025. Such expenses, when recognized, are included as a component of Selling, general and administrative expenses within the Combined Statements of Income.
Assets related to the Company’s contributions to the plan are held in a Rabbi Trust and are invested in a mix of cash equivalents, mutual funds and equity securities at the direction of the trustee. The investments within the Rabbi Trust are classified as trading securities. Realized gains and losses were immaterial during the 13-week periods ended March 28, 2026 and March 29, 2025. Unrealized gains and losses are included within Selling, general and administrative expenses within the Combined Statements of Income.
Earnings Appreciation Rights
The Company has earnings appreciation rights agreements (“EARs”), a formula based deferred compensation plan, with several senior executives. The vesting of benefits is based upon the completion of

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
three to ten years of service. Compensation expense is based on the estimated value of the EARs and recognized on a straight-line basis over the vesting period. The value of the EARs is estimated based on expected pre-tax income of the Company relative to the base year in which the EAR was awarded. The value of the EARs was $111,411,000 and $108,911,000 as of March 28, 2026 and December 27, 2025, respectively. The portion of the EARs liability expected to be settled within one year is included in Accrued expenses, with the remainder classified as Other long-term liabilities in the Combined Balance Sheets.
Contributory Savings Plan
The Company administers a contributory savings plan under Section 401(k) of the Internal Revenue Code for all eligible employees not covered by a collective bargaining agreement. Contributions by employees are not taxable until retirement. The Company made no discretionary contributions to the Plan during the 13-week periods ended March 28, 2026 and March 29, 2025.
11.
Fair Value Measurements

Financial assets and liabilities measured at fair value on a recurring basis as of March 28, 2026 are summarized below:
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$132,100	$—	$—	$132,100
Trust assets	16,384,400	—	—	16,384,400
Derivative instruments	—	35,587,500	—	35,587,500
Total assets	$16,516,500	$35,587,500	$—	$52,104,000
Financial assets and liabilities measured at fair value on a recurring basis as of December 27, 2025 are summarized below:
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$131,800	$—	$—	$131,800
Trust assets	16,384,400	—	—	16,384,400
Derivative instruments	—	32,861,300	—	32,861,300
Total assets	$16,516,200	$32,861,300	$—	$49,377,500
The Company’s cash equivalents consist of money market funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these cash equivalents do not require a significant degree of judgment, and as such, are classified as Level 1.
The Company’s trust assets consist primarily of stocks and mutual funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these funds do not require a significant degree of judgment. As such, they are classified as Level 1.
The Company’s derivative instruments represent swap assets and liabilities and the fair values are based on valuations of similar, but not identical, instruments which are traded in an active market. As such, they are classified as Level 2.
The Company’s significant financial instruments consist primarily of cash and cash equivalents, accounts receivable, marketable securities, accounts payable, accrued expenses, long-term debt and interest

JRD Unico, Inc. and Affiliates
Notes to the Unaudited Combined Financial Statements
Quarterly Periods Ended March 28, 2026 and March 29, 2025 (13 Weeks)
rate swap contracts. The fair values of Accounts receivable, Accounts payable and Accrued expenses approximate their carrying values based on their liquidity. As of March 28, 2026, the fair value of long-term debt was $5,508,387,300 compared to a carrying value of $5,852,128,500. As of December 27, 2025, the fair value of long-term debt was $6,036,670,000 compared to a carrying value of $6,244,763,000.
12.
Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s Combined Balance Sheets, results of operations or cash flows.
13.
Subsequent Events

The Company has evaluated all events or transactions that occurred subsequent to March 28, 2026 and through June 26, 2026, the date these combined financial statements were available to be issued.
On March 30, 2026, Sysco Corporation agreed to acquire JRD Unico, Inc. and Warehouse Realty. The transaction is expected to close approximately nine to twelve months from the date of the announcement, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals.
On May 14, 2026, the Board of Directors unanimously approved a distribution of $250,000,000, which includes a cash dividend of $232,330,500 and interest on shareholder notes of $17,669,500, and was paid on June 26, 2026.
Other than those already disclosed, the Company did not identify any other subsequent events that would have required adjustments to or further disclosure in these combined financial statements pursuant to the guidance for accounting and disclosure of subsequent events.

JRD Unico, Inc. and Affiliates
Combined Financial Statements
December 27, 2025 and December 28, 2024

JRD Unico, Inc. and Affiliates
Index
December 27, 2025 and December 28, 2024

Report of Independent Auditors
To the Board of Directors and Management of JRD Unico, Inc.
Opinion
We have audited the accompanying combined financial statements of JRD Unico, Inc. and Affiliates (the “Company”), which comprise the combined balance sheets as of December 27, 2025 and December 28, 2024 and the related combined statements of income, comprehensive income, stockholders’ deficiency and cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”).
In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2025 and December 28, 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.
PricewaterhouseCoopers LLP 300 Madison
Avenue New York, New York 10017
(646) 471 3000
www.pwc.com/us

Auditors’ Responsibilities for the Audit of the Combined Financial Statements
Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.
In performing an audit in accordance with US GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 30, 2026

JRD Unico, Inc. and Affiliates
Combined Balance Sheets
December 27, 2025 and December 28, 2024
	2025	2024
Assets
Current assets
Cash and cash equivalents	$190,867,000	$176,539,100
Restricted cash	41,206,400	40,898,200
Accounts receivable, net of allowance for credit losses of $4,368,900 as of December 27, 2025 and $4,881,100 as of December 28, 2024	9,058,800	5,270,900
Inventories	596,254,500	542,687,400
Prepaid expenses and other current assets	28,241,200	13,591,900
Total current assets	865,627,900	778,987,500
Property, plant and equipment, net	1,625,121,200	1,555,306,500
Deferred income taxes	98,548,700	105,041,100
Operating lease right-of-use assets	226,365,500	224,016,200
Goodwill	317,475,800	317,475,800
Other assets	50,803,800	79,006,700
Total assets	$3,183,942,900	$3,059,833,800
Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$814,832,900	$796,526,700
Accrued expenses	313,784,200	303,495,900
Current portion of operating lease liabilities	30,479,900	33,674,800
Current maturities of long-term debt	186,870,100	301,385,300
Income taxes payable	—	30,051,200
Total current liabilities	1,345,967,100	1,465,133,900
Long-term liabilities
Long-term debt, less current maturities	4,522,785,900	5,016,999,600
Long-term debt, less current maturities – related parties	1,525,689,600	1,525,689,600
Other long-term liabilities	103,864,400	113,174,100
Long-term operating lease liabilities	213,404,400	205,530,300
Total long-term liabilities	6,365,744,300	6,861,393,600
Total liabilities	7,711,711,400	8,326,527,500
Commitments and contingencies (Notes 9 and 12)
Stockholders’ Deficiency
Common stock, $0.01 par value, 400,000 shares authorized; 212,682.8 shares issued, 141,135.2 shares outstanding as of December 27, 2025 and December 28, 2024	2,100	2,100
Less: treasury stock, at cost, 71,547.6 shares held as of December 27, 2025 and December 28, 2024	(2,614,087,800)	(2,614,087,800)
Accumulated other comprehensive income (loss)	(66,000)	1,990,900
Retained deficiency	(1,913,616,800)	(2,654,598,900)
Total stockholders’ deficiency	(4,527,768,500)	(5,266,693,700)
Total liabilities and stockholders’ deficiency	$3,183,942,900	$3,059,833,800
The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Income
Years Ended December 27, 2025 and December 28, 2024
	2025	2024
Sales	$15,812,178,000	$15,331,343,500
Cost of sales	12,874,252,800	12,501,310,700
Gross profit	2,937,925,200	2,830,032,800
Selling, general and administrative expenses	997,050,700	968,144,900
Operating income	1,940,874,500	1,861,887,900
Other expense, net
Interest expense	186,460,100	165,142,900
Interest expense – related parties	84,596,600	138,235,100
Interest income	(14,499,600)	(38,954,100)
Loss on interest rate swaps, net	27,423,200	3,121,500
Amortization of deferred issuance costs	2,069,700	1,971,300
Other income	(11,900,800)	(10,764,100)
Total other expense, net	274,149,200	258,752,600
Income before provision for income taxes	1,666,725,300	1,603,135,300
Provision for income taxes	469,748,400	430,074,200
Net income	$1,196,976,900	$1,173,061,100
The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Comprehensive Income
Years Ended December 27, 2025 and December 28, 2024
	2025	2024
Net income	$1,196,976,900	$1,173,061,100
Change in fair value of interest rate swap agreements, net of taxes	(2,056,900)	(83,700)
Comprehensive income	$1,194,920,000	$1,172,977,400
The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Stockholders’ Deficiency
Years Ended December 27, 2025 and December 28, 2024
	Common Stock		Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficiency)	Total
	Shares	Amount	Shares	Amount
Balance at December 30, 2023	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$2,074,600	$(2,798,776,400)	$(5,410,787,500)
Net income	—	—	—	—	—	1,173,061,100	1,173,061,100
Change in fair value of interest rate swap agreements, net of taxes of $31,000	—	—	—	—	(83,700)	—	(83,700)
Dividends	—	—	—	—	—	(1,028,883,600)	(1,028,883,600)
Balance at December 28, 2024	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$1,990,900	$(2,654,598,900)	$(5,266,693,700)
Net income	—	—	—	—	—	1,196,976,900	1,196,976,900
Change in fair value of interest rate swap agreements, net of taxes of $760,800	—	—	—	—	(2,056,900)	—	(2,056,900)
Dividends	—	—	—	—	—	(455,994,800)	(455,994,800)
Balance at December 27, 2025	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$(66,000)	$(1,913,616,800)	$(4,527,768,500)
The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Cash Flows
Years Ended December 27, 2025 and December 28, 2024
	2025	2024
Cash flows from operating activities
Net income	$1,196,976,900	$1,173,061,100
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	(512,200)	632,900
Depreciation and amortization expense	67,433,900	66,136,300
Amortization of deferred issuance costs	2,069,700	1,971,300
Deferred income taxes	7,253,100	(19,613,300)
Loss on interest rate swaps	27,423,200	3,121,500
Changes in operating assets and liabilities
Accounts receivable	(3,275,700)	2,815,600
Inventories	(53,567,100)	(26,727,200)
Prepaid expenses and other current assets	(14,649,200)	7,510,100
Other assets	25,385,400	1,319,300
Net change in operating right-of-use assets and lease liabilities	2,330,000	1,820,500
Accounts payable	18,306,200	(3,181,900)
Accrued expenses	10,288,000	33,420,400
Income taxes payable	(30,051,200)	21,744,200
Other long-term liabilities	(36,732,900)	(8,133,600)
Net cash provided by operating activities	1,218,678,100	1,255,897,200
Cash flows from investing activities
Purchases of fixed assets	(137,248,600)	(140,602,700)
Net cash used in investing activities	(137,248,600)	(140,602,700)
Cash flows from financing activities
Payments of deferred issuance costs	—	(1,610,800)
Repayments of mortgage notes	(103,922,400)	(31,375,600)
Borrowings under revolving credit facility	—	307,500,000
Repayments of revolving credit facility	—	(307,500,000)
Repayment of shareholder notes	(309,408,700)	(750,000,000)
Repayment of treasury stock note	—	(933,333,300)
Proceeds from issuance of private placement debt	—	1,260,000,000
Repayment of long-term debt	(197,467,500)	(285,867,500)
Dividends paid	(455,994,800)	(1,028,883,600)
Net cash used in financing activities	(1,066,793,400)	(1,771,070,800)
Net increase (decrease) in cash, cash equivalents, and restricted cash	14,636,100	(655,776,300)
Cash, cash equivalents, and restricted cash
Beginning of year	217,437,300	873,213,600
End of year	$232,073,400	$217,437,300
The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates
Combined Statements of Cash Flows (continued)
Years Ended December 27, 2025 and December 28, 2024
	2025	2024
Cash and cash equivalents	$190,867,000	$176,539,100
Restricted cash	41,206,400	40,898,200
Total cash, cash equivalents and restricted cash shown in the Combined Balance Sheets	$232,073,400	$217,437,300
Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$198,705,200	$158,123,700
Interest – related parties	$84,596,600	$138,235,100
Income taxes	$505,644,900	$418,303,700
The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
1.
Description of Business and Basis of Presentation

JRD Unico, Inc., a C-Corporation, through its wholly owned subsidiaries, JRD Holdings LLC (“JRD”) and Jetro Holdings LLC (“JHLLC”), both limited liability companies, (collectively, the “Company”) is engaged primarily in the Cash & Carry distribution of food, restaurant supplies, and related items throughout the United States through its Jetro Cash & Carry and Restaurant Depot warehouses.
2.
Summary of Significant Accounting Policies

Principles of Combination
The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries, all of which are wholly owned, as well as the accounts of its affiliate Warehouse Realty, LLC (“Warehouse Realty”). The accounts of the affiliate are included in these combined financial statements due to common ownership and management. Warehouse Realty is an entity owned primarily by the ultimate shareholders of the Company which leases substantially all its real estate to JHLLC. All significant intercompany accounts and transactions have been eliminated in combination.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until underlying transactions are completed, and accordingly, actual results could differ from those estimates. Significant estimates relate to self-insurance reserves and fair value estimates and measurements.
Fiscal Year-End
The Company has a 52 – 53 week fiscal year ending on the last Saturday of the calendar year. Under the Company’s policy, fiscal 2025 is defined as the 52 weeks ended December 27, 2025 and fiscal 2024 is defined as the 52 weeks ended December 28, 2024.
Revenue Recognition
The Company follows Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “Standard”). The Standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services based on the assessment of five key steps, including a) Identification of the contract arrangement with the customer; b) Identification of the performance obligations in the contract; c) Determination of the transaction price; d) Allocation of the transaction price to the performance obligations in the contract; and e) Recognition of revenue when the entity satisfies its performance obligation.
The Company recognizes revenues when its performance obligation is satisfied, which is the point at which control of the promised goods is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods. For all the Company’s customer arrangements, control transfers to the customer at a point-in-time when goods have been delivered, as that is generally when legal title, physical possession and risks and rewards of goods transfer to the customer. The timing of satisfaction of the performance obligation is not subject to significant judgment.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
Sales tax collected from customers is not included in revenue but rather recorded as a liability due to the respective taxing authorities.
Disaggregated Revenues
The following table presents sales revenue by region for the years ended December 27, 2025 and December 28, 2024:
	2025	2024
East	$7,219,568,400	$7,046,378,300
Southeast	1,876,615,300	1,827,929,800
Midwest	2,070,716,200	1,993,219,400
West	4,645,278,100	4,463,816,000
Total sales	$15,812,178,000	$15,331,343,500
Contract Balances
After satisfaction of the Company’s performance obligations, it has an unconditional right to consideration as outlined in its contracts with customers. The Company extends credit terms to some of its customers based on its assessment of each customer’s creditworthiness. Customer receivables included in Accounts receivable, net of allowance for credit losses in the Combined Balance Sheets at December 27, 2025 and December 28, 2024, were $9,058,800 and $5,270,900, respectively.
Cash, Cash Equivalents and Restricted Cash
The Company considers short-term investments with original maturities of three months or less to be cash equivalents and maintains its cash in bank accounts, which, at times, may exceed federally insured limits. The Company believes it mitigates its risks by investing in or through major financial institutions. The Company is required to maintain certain cash balances due primarily to collateral on workers compensation policies and escrow for mortgages on certain properties which amount to $41,206,400 and $38,502,900 at December 27, 2025 and December 28, 2024, respectively. The Company had a cash balance of $2,395,300 at December 28, 2024, in a sinking fund, to provide for a balloon payment on a mortgage (Note 5).
Accounts Receivable
Accounts receivable consists primarily of customer receivables, net of an allowance for credit losses. The Company makes estimates for credit losses based upon its assessment of various factors, including previous loss history continually updated for new collections data, the credit quality of its customers and the age of the accounts receivable balances. The provision for estimated credit losses on Accounts receivable is recorded to Selling, general and administrative expenses on the Combined Statements of Income.
Inventories
Merchandise inventories are stated at the lower of cost or market. Merchandise inventories are valued by the cost method of accounting, using the last-in, first-out (“LIFO”) basis. The Company believes the LIFO method more fairly presents the results of operations by more closely matching current costs with current revenues. The Company records an adjustment annually for the effect of inflation or deflation, after inventory levels have been determined. The Company initially provides for estimated inventory losses between physical inventory counts using estimates based on experience. The provision is adjusted periodically to reflect physical inventory counts, which occur throughout the year.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
Vendor Rebates and Allowances
Periodic payments from vendors in the form of volume rebates or other purchase discounts that are evidenced by signed agreements are reflected in the carrying value of the inventory when earned or as the Company progresses towards earning the rebate or discount. Other consideration received from vendors is generally recorded as a reduction of merchandise costs upon completion of contractual milestones or the terms of the related agreement.
Property, Plant, and Equipment
Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which are 39 years for buildings and improvements and 3-5 years for equipment, furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term, including renewal options reasonably certain to be exercised, or the estimated useful life of the asset. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated, while charges for routine maintenance and repairs are expensed as incurred. The cost and accumulated depreciation and amortization of property retired or disposed of are removed from the respective accounts, and the gain or loss, if any, is reflected in earnings.
Goodwill
Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. Goodwill is not amortized, rather it is tested for impairment annually, and more frequently if triggering events occur. The Company can first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it needs to perform a quantitative goodwill impairment test. The Company performed its goodwill impairment tests at December 27, 2025 and December 28, 2024, and no impairments were noted.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. In reviewing for impairment, the Company compares the carrying value of the assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and its carrying amount. No impairment losses were recognized during 2025 or 2024.
Marketable Securities
Investments related to the Company’s Deferred Compensation Plan (Note 10) are set aside in a Rabbi Trust. Such investments, which are included as a component of Other assets in the Combined Balance Sheets are recorded at fair value based on quoted market prices for identical investments, as all such investments are traded in active markets. The Company classifies and accounts for investments held in the Rabbi Trust as either held to maturity, available-for-sale, or trading at the time of purchase, and re-evaluates such classifications as of each balance sheet date. At December 27, 2025 and December 28, 2024, all such investments were classified as trading and, as a result, were reported at fair value with any related unrealized gains and losses included in earnings.
Deferred Financing and Issuance Costs
The unamortized portion of deferred financing costs is presented as a component of Other assets in the Combined Balance Sheets and the unamortized portion of deferred issuance costs is presented as a

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
reduction of long-term debt in the Combined Balance Sheets. Both deferred financing and deferred issuance costs are amortized over the term of the related debt agreements using the effective interest method (Note 5) and are included in Amortization of deferred issuance costs within the Combined Statements of Income.
Self-Insurance Liabilities
The Company uses a combination of insurance and self-insurance mechanisms to provide for potential liabilities for workers’ compensation and general liability claims. The Company believes it is adequately insured under these programs. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience and evaluations of outside expertise, demographic factors, severity factors and other actuarial assumptions. The estimated accruals for these liabilities could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. The estimated accruals for these liabilities are $94,595,500 and $77,356,200 at December 27, 2025 and December 28, 2024, respectively, and are included in Accrued expenses in the Combined Balance Sheets.
Leases
The Company leases certain warehouse space for use in operations. The Company’s leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either finance leases or operating leases.
Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Most of the leases provide an implicit rate. For those leases that do not provide an implicit rate, an incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date is used. Certain leases may include options to renew which the Company includes when it is reasonably certain that the renewal option would be exercised. Lease agreements with the lease and nonlease components are generally accounted for separately
Derivative Financial Instruments
The Company uses derivatives to manage exposure to interest rate fluctuations. The Company’s objective for holding derivatives is to minimize the volatility of cash flows associated with changes in interest rates. The Company does not enter derivative transactions for trading or speculative purposes. The Company recognizes derivatives as either assets or liabilities in the Combined Balance Sheets and measures these instruments at fair value. The fair value of interest rate swaps is estimated using option pricing models that value the potential swaps to become in the money through changes in interest rates during the remaining term of the agreement. The Company obtains bank quotations to assist in the valuation. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the nature of the derivative and whether it qualifies for hedge accounting.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company expects to fully realize its deferred tax assets.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
The Company recognizes a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company measures the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
The Company’s 2022 through 2025 tax years remain subject to examination by the Internal Revenue Service and its 2021 through 2025 tax years remain subject to examination by the various state jurisdictions in which the Company files income tax returns.
Pre-Opening Costs
Expenditures of a noncapital nature incurred prior to opening new warehouses, in connection with the expansion of the Company’s business, are charged to operations in the fiscal year incurred.
Advertising
The Company expenses advertising costs in the year incurred. Advertising expense amounted to $7,024,700 and $6,539,700 for the years ended December 27, 2025 and December 28, 2024, respectively, and are included within Selling, general and administrative expenses within the Combined Statements of Income.
Comprehensive Income
Comprehensive income consists of Net income and Other comprehensive income or loss. Other comprehensive income or loss consists of the unrealized gains and losses, net of tax, associated with the Company’s derivatives accounted for as hedges.
Fair Value Measurements
In accordance with current accounting guidance, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements).
The accounting guidance provides three levels of the fair value hierarchy as follows:
Level 1
Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2
Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3
Inputs that are unobservable.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Company. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market.
The fair value of investments in marketable securities is based upon the quoted market prices of those investments at period end. The fair values of the interest rate swap contracts are based on valuations of similar, but not identical, instruments.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
Risks and Uncertainties
The Company sells a majority of its products to other businesses who will use the products in their own operations. Such customers include restaurants, grocery stores, institutions and other food and restaurant supply businesses. The strength of demand for the Company’s products is dependent upon the ultimate demand from customers which may be subject to various external factors such as the overall economic condition in the markets in which the Company operates.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Recently Issued Accounting Pronouncements
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures to enhance income tax information primarily through changes in the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 in the fiscal year ended 2025 on a prospective basis. The adoption of the standard did not have a material impact on the combined financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The guidance requires disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027. The Company is currently assessing the effect that adoption of this guidance will have on its combined financial statements.
3.
Inventories

Inventories consist of the following at December 27, 2025 and December 28, 2024:
	2025	2024
Merchandise inventory, at FIFO	$1,002,432,500	$906,183,800
Less: LIFO reserve	406,178,000	363,496,400
Merchandise inventory, at LIFO	$596,254,500	$542,687,400
Use of the LIFO method, as compared to the first-in, first-out (“FIFO”) method, had the effect of decreasing inventories and income before provision for income taxes by $42,681,600 and $16,380,600 for the years ended December 27, 2025 and December 28, 2024, respectively.
4.
Property, Plant and Equipment

Property, plant and equipment, net, consists of the following at December 27, 2025 and December 28, 2024:
	2025	2024
Land	$546,420,000	$525,768,900
Buildings and improvements	1,191,679,300	1,108,001,500
Equipment, furniture and fixtures	551,707,400	523,261,600

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
	2025	2024
Construction in progress	45,912,000	80,166,200
Leasehold improvements	284,213,900	250,497,400
	2,619,932,600	2,487,695,600
Less: Accumulated depreciation and amortization	994,811,400	932,389,100
Property, plant and equipment, net	$1,625,121,200	$1,555,306,500

Total depreciation and amortization expense relating to property, plant, and equipment amounted to $67,433,900 and $66,136,300, for the years ended December 27, 2025 and December 28, 2024, respectively.
5.
Long-Term Debt

Long-term debt consists of the following at December 27, 2025 and December 28, 2024:
	2025	2024
2012 Private placement(a)	$116,363,600	$174,545,500
2018 Private placement(b)	375,000,000	475,000,000
2020 Private placement(c)	1,036,428,600	1,075,714,300
2021 Private placement(d)	1,000,000,000	1,000,000,000
2024 Private placement(e)	1,260,000,000	1,260,000,000
Revolving credit facility(f)	—	—
2015 Mortgages payable – Warehouse Realty(g)	—	69,464,000
2016 Mortgages payable – Warehouse Realty(h)	67,944,200	74,284,200
2017 Mortgages payable – Warehouse Realty(i)	61,753,500	66,899,600
2021 Mortgages payable – Warehouse Realty(j)	370,739,000	373,034,900
2021 Mortgages payable – Warehouse Realty(k)	334,313,500	341,728,700
2021 Mortgage Agreement(l)	36,616,200	38,585,400
2022 Mortgage Agreement(m)	17,278,800	18,063,700
2022 Mortgage Agreement(n)	42,636,000	44,574,000
Other mortgages payable – Warehouse Realty(o)	—	8,500,000
Equipment financing loan(p)	—	69,200
Shareholder dividend notes(q)	1,127,200,700	1,436,609,400
Shareholder dividend notes(r)	398,488,900	398,488,900
Total long-term debt	6,244,763,000	6,855,561,800
Less: Deferred issuance costs	9,417,400	11,487,300
Less: Current maturities	186,870,100	301,385,300
Long-term debt, less current maturities	$6,048,475,500	$6,542,689,200

a.
In April 2012, the Company issued Series B notes (“2012 Private Placement Notes”) in the amount of $640,000,000 bearing interest, paid semi-annually, at the rate of 4.65%. Annual principal payments of $58,181,818 commenced on April 30, 2017, with the notes final due date being April 30, 2027.

The 2012 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
b.
In April 2018, the Company issued $600,000,000 of Senior Variable Rate Notes (“2018 Private Placement Notes”). The 2018 Private Placement Notes were issued in two tranches:

Series A notes in the amount of $225,000,000 bear interest, paid quarterly on January 25, April 25, July 25 and October 25 of each year, at variable rates. In August 2023, the Company repaid $125,000,000 of these notes. The notes were repaid in full on April 25, 2025.
Series B notes in the amount of $375,000,000 bear interest, paid quarterly on January 25, April 25, July 25 and October 25 of each year, at variable rates (5.52% at December 27, 2025). The notes have a balloon payment on April 25, 2028.
The 2018 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.
c.
In November 2020, the Company issued a combination of Senior Fixed Rate and Senior Variable Rate Notes totaling $1,275,000,000 (“2020 Private Placement Notes”). The 2020 Private Placement Notes were issued in five tranches:

Series A notes in the amount of $250,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.30%. The notes have a balloon payment on November 18, 2027.
Series B notes in the amount of $125,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.63%. The notes have a balloon payment on November 18, 2030.
Series C notes in the amount of $400,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.73%. The notes have a balloon payment on November 18, 2032.
Series D notes in the amount of $225,000,000 bear interest, paid quarterly on February 18, May 18, August 18 and November 18 of each year, at variable rates (5.99% at December 27, 2025). The notes have a balloon payment on November 18, 2030. In November 2024, the Company repaid $160,000,000 of these notes. Series E notes in the amount of $275,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.30%. Annual principal payments of $39,285,714 commence on November 18, 2024 with the notes final due date being November 18, 2030.
The 2020 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.
d.
In October 2021, the Company issued a combination of Senior Fixed Rate and Senior Variable Rate Notes totaling $1,000,000,000 (“2021 Private Placement Notes”). The 2021 Private Placement Notes were issued in five tranches:

Series A notes in the amount of $250,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.50%. The notes have a balloon payment on October 14, 2029.
Series B notes in the amount of $155,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.68%. The notes have a balloon payment on October 14, 2031.
Series C notes in the amount of $250,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.83%. The notes have a balloon payment on October 14, 2032.
Series D notes in the amount of $250,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.98%. The notes have a balloon payment on October 14, 2036.
Series E notes in the amount of $95,000,000 bears interest, paid quarterly on January 14, April 14, July 14 and October 14 of each year, at variable rates (5.42% at December 27, 2025). The notes have a balloon payment on October 14, 2031.
The 2021 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.
e.
In November 2024, the Company issued a combination of Senior Fixed Rate and Senior Variable Rate Notes totaling $1,260,000,000 (“2024 Private Placement Notes”). The 2024 Private Placement Notes were issued in five tranches:

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
Series A notes in the amount of $250,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.30%. The notes have a balloon payment on November 19, 2031.
Series B notes in the amount of $275,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.50%. The notes have a balloon payment on November 19, 2034.
Series C notes in the amount of $275,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.55%. The notes have a balloon payment on November 19, 2035.
Series D notes in the amount of $200,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.60%. The notes have a balloon payment on November 19, 2036.
Series E notes in the amount of $260,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.70%. The notes have a balloon payment on November 19, 2039.
The 2024 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.
f.
On August 30, 2023 the Company and its lenders entered into a $400 million Second Amended and Restated Credit Agreement (“RC Agreement”) to replace the existing Revolving Credit Agreement. The RC Agreement facility expires on August 30, 2026. As per the same amendment, the reference rate of the RC Agreement changed from LIBOR to SOFR. As of December 27, 2025, there were no outstanding borrowings on the RC Agreement. Borrowings are collateralized by a guarantee of the Company and material affiliates, as defined, and bear interest at variable rates, as outlined in the RC Agreement. The RC Agreement contains several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio. The Company incurs a commitment fee at a rate of 0.2% for the unused portion of the available credit under the RC Agreement.

g.
In July 2015, Warehouse Realty entered into a ten-year mortgage credit agreement (the “2015 Mortgage Agreement”) maturing in July 2025. Borrowings were collateralized by first mortgages on 21 Warehouse Realty properties, bearing interest at various variable rates as outlined in the 2015 Mortgage Agreement. The 2015 Mortgage Agreement contained several covenants, including specified funded debt and fixed charge coverage ratios, and contained cross-default provisions. The 2015 Mortgage Agreement was repaid in full in August 2025.

h.
In September 2016, Warehouse Realty entered into a ten-year mortgage credit agreement (the “2016 Mortgage Agreement”) maturing in September 2026. Borrowings are collateralized by first mortgages on 20 Warehouse Realty properties and bear interest at various variable rates (5.47% at December 27, 2025), as outlined in the 2016 Mortgage Agreement. The net book value of the related properties is $136,832,300 at December 27, 2025. The 2016 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

i.
In December 2017, Warehouse Realty entered into a ten-year mortgage credit agreement (the “2017 Mortgage Agreement”) maturing in December 2027. Borrowings are collateralized by first mortgages on eight Warehouse Realty properties and bear interest at various variable rates (5.47% at December 27, 2025), as outlined in the 2017 Mortgage Agreement. The net book value of the related properties is $103,265,300 at December 27, 2025. The 2017 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

j.
In January 2021, Warehouse Realty entered into a twenty-year mortgage credit agreement (the “January 2021 Mortgage Agreement”) maturing in January 2041. Borrowings are collateralized by 39 Warehouse Realty properties. The interest rate applicable to the January 2021 Mortgage Agreement is fixed at 3.62% per annum. The net book value of the related properties is $324,579,000 at December 27, 2025.

k.
In December 2021, Warehouse Realty entered into a twenty-year mortgage credit agreement (the “December 2021 Mortgage Agreement”) maturing in December 2041. Borrowings are collateralized by 20 Warehouse Realty properties. The interest rate applicable to the December 2021 Mortgage Agreement is fixed at 3.24% per annum. The net book value of the related properties is $230,696,300 at December 27, 2025.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
l.
In January 2021, the Company entered into a ten-year mortgage credit agreement (the “2021 TD Bank Mortgage Agreement”). Borrowings are collateralized by first mortgages on the Company’s Hamilton Avenue, New York and Long Beach, California properties maturing on January 1, 2031. Borrowings under the facility bear interest at variable rates (5.45% at December 27, 2025), as outlined in the 2021 TD Bank Mortgage Agreement. The combined net book value of the related properties pledged as collateral on the mortgage notes is $4,029,200 at December 27, 2025. The 2021 TD Bank Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

m.
In January 2022, the Company entered into a fifteen-year mortgage credit agreement (the “2022 Mortgage Agreement”) maturing in January 2037. Borrowings are collateralized by first mortgages on the Company’s Jersey City, New Jersey and Mesa, Arizona properties and bear interest at various variable rates (5.42% at December 27, 2025), as outlined in the 2022 Mortgage Agreement. The net book value of the related properties is $11,417,800 at December 27, 2025. The 2022 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

n.
In January 2022, the Company entered into a fifteen-year mortgage credit agreement maturing January 2037. Borrowings are collateralized by a first mortgage on the Company’s Vernon, California property and bear interest at various variable rates (5.25% at December 27, 2025), as outlined in the 2022 Mortgage Agreement. The net book value of the related property is $6,756,500 at December 27, 2025. The 2022 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

o.
In August 2018, Warehouse Realty entered into a financing arrangement for the acquisition and construction of a new warehouse facility in Charleston, South Carolina (“Charleston Facility”) under a seven-year financing agreement bearing interest at the rate of 1.60% per that matured in August 2025. The debt was collateralized by a first mortgage on the Charleston Facility and contained financial covenants including specified funded debt, fixed charge coverage ratios and limitations on additional indebtedness. The financing agreement was repaid in August 2025.

p.
In June 2017, the Company entered into an equipment financing agreement with an energy supplier to install solar equipment under a ten-year financing agreement at one of its facilities in New Jersey. The note, bearing interest at the rate of 11.18% per annum, required monthly installments of principal and interest as defined in the agreement. The energy supplier was required to purchase the Solar Renewable Energy Certificates (“SRECs”) generated by the solar equipment from the Company at a minimum floor amount throughout the term of the agreement. The note was fully satisfied in May 2025.

q.
On December 23, 2020 the Company declared a dividend and issued notes in lieu of cash. The shareholder dividend notes bear interest, paid semi-annually, at the rate of 5%. The notes have a final maturity date of December 23, 2030.

r.
On October 20, 2021 the Company declared a dividend and issued notes in lieu of cash. The shareholder dividend notes bear interest, paid semi-annually, at the rate of 4%. The notes have a final maturity date of October 20, 2028.

For all long-term debt, the Company is in compliance with all covenants as of and for the years ended December 27, 2025 and December 28, 2024.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
The aggregate maturities of Long-term debt for each of the five fiscal years subsequent to December 27, 2025 and thereafter are as follows:
2026	$186,870,100
2027	422,007,200
2028	832,370,800
2029	310,634,400
2030	1,386,487,300
Thereafter	3,106,393,200
$6,244,763,000
The Company has available letters of credit amounting to $5,707,400 and $117,413 at December 27, 2025 and December 28, 2024, respectively.
6.
Derivative Financial Instruments

JRD Holdings, LLC
At December 27, 2025 and December 28, 2024, JRD was a party to five and six interest rate swap agreements, respectively, with terms expiring through April 25, 2028. Under these agreements, JRD pays or receives from the counterparty, on a quarterly basis, the amounts, if any, by which JRD’s interest payments on the aggregate hedged debt ($535,000,000 and $635,000,000 at December 27, 2025 and December 28, 2024, respectively) are below or exceed specified rates. The swap agreements do not meet the requirements for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $21,003,800 and $42,991,000 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. JRD recorded losses of $21,987,200 and $2,990,800 during fiscal years 2025 and 2024, respectively, as a component of loss on interest rate swaps, net in the Combined Statements of Income.
JRD received $15,058,800 and $21,941,500 in fiscal years 2025 and 2024, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.
Jetro Management and Development Corp.
Jetro Management and Development Corp. (“JMD”), a wholly owned subsidiary of the Company, was a party to three interest rate swap agreements at December 27, 2025 and December 28, 2024, with terms expiring through January 2037. Under the agreements, JMD pays or receives from the counterparty, on a monthly basis, the amounts, if any, by which JMD’s interest payments on the aggregate hedged debt ($79,414,000 and $83,320,900 at December 27, 2025 and December 28, 2024, respectively) are below or exceed specified rates. JMD received $2,274,800 and $3,184,900 in 2025 and 2024, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.
These JMD agreements do not meet the requirements for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $8,878,400 and $12,433,600 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of loss on interest rate swaps, net, a loss of $3,555,200 during fiscal year 2025 and a gain of $1,425,000 during fiscal year 2024.
Warehouse Realty
During fiscal years 2025 and 2024 Warehouse Realty was a party to four interest rate swap agreements, with terms expiring through January 2037. The interest rate swap agreements are intended to reduce the

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
impact of changes in interest rates on the Company’s debt. Under the agreements, on a monthly basis, Warehouse Realty pays or receives from the counterparties, consisting of one financial institution, the amounts, if any, by which the Company’s interest payments are below or exceed specified interest rates. The aggregate debt hedged is $148,158,500 and $229,889,244 at December 27, 2025 and December 28, 2024, respectively. Warehouse Realty received $3,642,700 and $7,088,400 in fiscal 2025 and fiscal 2024, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.
Two of these swap agreements in fiscal years 2025 and 2024 meet the requirement for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $878,400 and $3,695,900 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of other comprehensive income, an unrealized loss of $2,056,900 net of deferred taxes of $760,800 in fiscal year 2025 and an unrealized loss of $83,700 net of deferred taxes of $31,000 in fiscal year 2024.
Two of these swap agreements do not meet the requirements for hedge accounting. The fair value of these interest rate swaps was an asset of $2,100,700 and $3,981,500 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of loss on interest rate swaps, net, losses of $1,880,800 and $1,555,800 during fiscal years 2025 and 2024, respectively.
The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap exchange agreements. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral to support financial instruments but monitors the credit standing of the counterparties.
7.
Income Taxes

The components of income before provision for income taxes are as follows:
	2025	2024
Domestic	$1,666,725,300	$1,603,135,300
The provision for income taxes is comprised of the following for the years ended December 27, 2025 and December 28, 2024:
	2025	2024
Current provision
Federal	$323,864,100	$314,136,600
State	138,631,100	135,550,900
	462,495,200	449,687,500
Deferred provision
Federal	4,018,800	(16,658,500)
State	3,234,400	(2,954,800)
	7,253,200	(19,613,300)
Provision for income taxes	$469,748,400	$430,074,200

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
The Company has elected to prospectively adopt the guidance in ASU 2023-09. In accordance with the adoption of ASU 2023-09, a reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 27, 2025 is as follows:
	2025	%
Federal statutory income tax	$350,012,400	21.00%
State and local income tax, net of federal income tax effect(1)	112,208,800	6.73%
Nontaxable or nondeductible items	419,000	0.03%
Tax credits	$(1,500,000)	(0.09)%
Other items	8,608,200	0.52%
Provision for income taxes	$469,748,400	28.19%

(1)
State taxes in New York, California, New Jersey, and New York City made up the majority (greater than 50 percent) of the tax effect in this category.

A reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 28, 2024, prior to the adoption of ASU 2023-09, is as follows:
	2024	%
Federal statutory income tax	$336,658,400	21.00%
State and local income tax, net of federal income tax effect	103,273,300	6.44%
Other items	(9,857,500)	(0.61)%
Provision for income taxes	$430,074,200	26.83%
The effective tax rate for the years ended December 27, 2025 and December 28, 2024 differs from the federal statutory rate of 21% due primarily to state and local income taxes, permanent differences, tax credits, and the exclusion of pre-tax book income of Warehouse Realty LLC, as this entity files separate federal and state income tax returns as a partnership.
Significant components of the Company’s deferred tax assets and liabilities as of December 27, 2025 and December 28, 2024 are as follows:
	2025	2024
Deferred tax assets
Inventory capitalization	$10,057,500	$9,472,200
Lease liability	432,780,100	442,433,900
Deferred compensation and earnings appreciation rights	33,883,900	34,417,900
Bad debt reserve	983,700	1,181,400
Warehouse closure provision	27,000	113,100
Accrued expenses	36,429,600	37,541,900
Intangibles	—	749,500
Total deferred tax assets	514,161,800	525,909,900

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
	2025	2024
Deferred tax liabilities
Change in fair value of interest rate swap agreements	119,800	879,600
Right-of-use asset	393,825,600	407,952,000
Capital assets	12,761,600	8,138,000
Intangibles	3,705,400	—
Other temporary differences	5,200,700	3,899,200
Total deferred tax liabilities	415,613,100	420,868,800
Net deferred taxes	$98,548,700	$105,041,100

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. The Company assesses the recoverability of its net deferred tax asset based upon the level of historical income and projections of future taxable income over the next two to three years. However, the amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are reduced. The Company believes its deferred tax assets are fully realizable.
Liabilities for uncertain tax positions reflected as of December 27, 2025 and December 28, 2024 are not significant and it is not anticipated that they will materially change in the next 12 months. Although the outcome of tax audits is always uncertain, the Company believes that its tax positions will generally be sustained under audit.
The Company is subject to taxation in the United States and various state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before the fiscal year ended 2021. The Company is currently subject to various state income and non-income tax audits.
On July 4, 2025, President Trump signed into law the legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”). The OBBBA includes various provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act of 2017, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The effects of the new law are reflected in the combined financial statements as of and for the year ended December 27, 2025. The impact to the combined financial statements was not material for the period ended December 27, 2025.
In accordance with the adoption of ASU 2023-09, below is a summary of income taxes paid, net of refunds received, by jurisdiction for the year ended December 27, 2025.
2025
U.S. Federal	$350,950,000
New York State	32,443,400
U.S. State and local	122,251,500
Total income taxes paid	$505,644,900
2024 total income taxes paid	$418,303,700
Total income tax payments, net of refunds, in the year ended December 27, 2025 as compared to the year ended December 28, 2024 were higher primarily due to higher federal and state taxable income.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
8.
Common Stock and Membership Interests

JRD Unico, Inc. has the authority to issue up to 400,000 shares, of which 200,000 shares are shares of a class of common stock designated as General Business Common Stock (“GS Stock”), par value $0.01 per share and 200,000 shares are shares of a class of common stock designated as Licensed Business Common Stock (“LS Stock”), par value $0.01 per share. GS Stock and LS Stock are presented together on the Combined Balance Sheets and Combined Statements of Stockholders’ Deficiency.
As of December 27, 2025 and December 28, 2024, there were 106,341.4 shares each of GS Stock and LS Stock issued.
As of December 27, 2025 and December 28, 2024, there were 79,934.6 shares of GS Stock outstanding and 26,406.8 shares of GS Stock held as treasury stock.
As of December 27, 2025 and December 28, 2024, there were 61,200.6 shares of LS Stock outstanding and 45,140.8 shares of LS Stock held as treasury stock. Of the shares of LS Stock held as treasury stock, 18,734.0 shares are held by the Company pursuant to the stockholders’ agreement, and will be issued upon certain events.
The membership interests in Warehouse Realty are divided into two separate classes designated as Class A Interests and Class B Interests. The Class A Members have voting rights, while the Class B Members have no voting rights. The Class B Interests bear dividends and shall be entitled to receive such dividends at the rate per annum of 6% of initial capital contributions attributable to the purchase of Class B Interests compounded annually. The unpaid portion of the dividends shall accrue interest at 6% per annum. Both the Class A and Class B membership interests, along with dividends accrued and/or paid, are eliminated in combination.
Warehouse Realty has 202,988 shares of Class A membership interests as of December 27, 2025 and December 28, 2024, respectively.
In addition, JHLLC has subscribed to $12,308,600 of Warehouse Realty Class B membership interests as of December 27, 2025 and December 28, 2024. Both the Class A and Class B membership interests are eliminated in combination.
Warehouse Realty is not owned by the Company and is included in these combined financial statements due to common ownership and management. Net income from this entity was $26,474,700 and $23,393,400 in fiscal 2025 and 2024, respectively. The net equity of this entity was a deficit of $128,342,200 and $137,783,800 at December 27, 2025 and December 28, 2024, respectively.
9.
Lease Commitments

The Company leases land, buildings and certain equipment under operating lease agreements with terms ranging from five to twenty years, some of which include options to extend the leases up to five years. The Company determines if an arrangement is a lease at inception.
Operating lease rental expense was $39,172,800 and $28,373,400 for the years ended December 27, 2025 and December 28, 2024, respectively. Such amounts are net of rental income of $11,900,800 in fiscal 2025 and $10,764,100 in fiscal 2024 and are included within Selling, general and administrative expenses in the Combined Statements of Income.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
Supplemental cash flow information related to leases is as follows:
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$41,597,900	$34,966,800
Right-of-use assets obtained in exchange for lease obligations
Operating leases	34,111,700	84,527,900
Supplemental balance sheet information related to leases is as follows:
	2025	2024
Operating lease right-of-use assets	$226,365,500	$224,016,100
Current portion of operating lease liabilities	$30,479,900	$33,674,800
Long-term operating lease liabilities	213,404,400	205,530,300
Total operating leases liabilities	$243,884,300	$239,205,100
Weighted average remaining lease term	8.17 years	8.29 years
Weighted average discount rate	2.75%	2.74%
Maturities of operating leases are as follows:
	Gross Rental Payments	Sublease Income	Net Rental Payments
2026	$36,639,400	$3,420,200	$33,219,200
2027	36,191,300	3,442,300	32,749,000
2028	32,849,400	2,515,200	30,334,200
2029	30,768,800	1,848,100	28,920,700
2030	29,716,400	1,358,600	28,357,800
Thereafter	109,617,400	1,799,200	107,818,200
Total lease payments	275,782,700	14,383,600	261,399,100
Less: Imputed interest	(31,898,400)	—	(31,898,400)
Total operating lease liabilities	$243,884,300	$14,383,600	$229,500,700
The Company has entered into additional operating leases totaling $114,737,000 that have not commenced as of December 27, 2025. These operating leases will commence in 2026 with lease terms up to 15 years.
10.
Employee Benefit and Compensation Plans

Deferred Compensation
The Company maintains a deferred compensation plan for several senior executives pursuant to Section 414(a) of the Internal Revenue Code. At December 27, 2025 and December 28, 2024, amounts contributed or to be contributed to the trust, inclusive of accumulated earnings, are $16,384,400 and $14,371,300, respectively. The asset and related liability are included in Other assets and Long-term liabilities in the Combined Balance Sheets. The Company recorded deferred compensation expense of $64,800 and $170,200 for the years ended December 27, 2025 and December 28, 2024, respectively, which is included as a component of Selling, general and administrative expenses within the Combined Statements of Income.
Assets related to the Company’s contributions to the plan are held in a Rabbi Trust and are invested in a mix of cash equivalents, mutual funds and equity securities at the direction of the trustee. The investments

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
within the Rabbi Trust are classified as trading securities. Realized gains and losses were immaterial in fiscal 2025 and 2024. The Company recorded unrealized gains of $1,948,300 and $1,701,900 for the years ended December 27, 2025 and December 28, 2024, respectively. These unrealized gains and losses are included within Selling, general and administrative expenses within the Combined Statements of Income.
Earnings Appreciation Rights
The Company has earnings appreciation rights agreements (“EARs”), a formula based deferred compensation plan, with several senior executives. The vesting of benefits is based upon the completion of three to ten years of service. Compensation expense is based on the estimated value of the EARs and recognized on a straight-line basis over the vesting period. The value of the EARs is estimated based on expected pre-tax income of the Company relative to the base year in which the EAR was awarded. The value of the EARs as of December 27, 2025 is $108,911,000, of which $21,800,900 is included in Accrued expenses and $87,110,100 is included in Other long-term liabilities. The value of the EARs as of December 28, 2024 is $114,326,000, of which $16,238,800 is included in Accrued expenses and $98,087,200 is included in Other long-term liabilities. The related annual compensation expense of $10,823,700 and $10,079,000 is reflected in Selling, general and administrative expenses in the Combined Statements of Income for the years ended December 27, 2025 and December 28, 2024, respectively.
Contributory Savings Plan
The Company administers a contributory savings plan under Section 401(k) of the Internal Revenue Code for all eligible employees not covered by a collective bargaining agreement. Contributions by employees are not taxable until retirement. The Company’s contributions under the Plan, which are discretionary, approximated $3,102,300 and $2,989,800 in fiscal years ended 2025 and 2024, respectively.
11.
Fair Value Measurements

Financial assets and liabilities measured at fair value on a recurring basis as of December 27, 2025 are summarized below:
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$131,800	$—	$—	$131,800
Trust assets	16,384,400	—	—	16,384,400
Derivative instruments	—	32,861,300	—	32,861,300
Total assets	$16,516,200	$32,861,300	$—	$49,377,500
Financial assets and liabilities measured at fair value on a recurring basis as of December 28, 2024 are summarized below:
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$130,000	$—	$—	$130,000
Trust assets	14,371,300	—	—	14,371,300
Derivative instruments	—	63,102,000	—	63,102,000
Total assets	$14,501,300	$63,102,000	$—	$77,603,300
The Company’s cash equivalents consist of money market funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these cash equivalents do not require a significant degree of judgment, and as such, are classified as Level 1.

JRD Unico, Inc. and Affiliates
Notes to the Combined Financial Statements
December 27, 2025 and December 28, 2024
The Company’s trust assets consist primarily of stocks and mutual funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these funds do not require a significant degree of judgment. As such, they are classified as Level 1.
The Company’s derivative instruments represent swap assets and liabilities and the fair values are based on valuations of similar, but not identical, instruments which are traded in an active market. Valuations of these instruments involve a significant level of expertise; however, the observable inputs are quoted for similar, although not identical assets. As such, they are classified as Level 2.
The Company’s significant financial instruments consist primarily of Cash & Carry equivalents, accounts receivable, marketable securities, accounts payable, accrued expenses, long-term debt and interest rate swap contracts. The fair values of Accounts receivable, Accounts payable and Accrued expenses approximate their carrying values based on their liquidity. As of December 27, 2025, the fair value of long-term debt was $6,036,670,000 compared to a carrying value of $6,244,763,000. As of December 28, 2024, the fair value of long-term debt was $6,416,540,700 compared to the carrying value of $6,855,561,800. The fair value of long-term debt is classified as Level 2.
12.
Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s Combined Balance Sheets, results of operations or cash flows.
13.
Subsequent Events

The Company has evaluated all events or transactions that occurred subsequent to December 27, 2025 and through April 30, 2026, the date these combined financial statements were available to be issued.
On March 30, 2026, Sysco Corporation agreed to acquire JRD Unico, Inc. and Warehouse Realty. The transaction is expected to close approximately nine to twelve months from the date of the announcement, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals. Other than those already disclosed, the Company did not identify any other subsequent events that would have required adjustments to or further disclosure in these combined financial statements pursuant to the guidance for accounting and disclosure of subsequent events.

Annex A
FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SYSCO HOLDINGS CORPORATION
It is hereby certified that:
1.   The present name of the corporation (hereinafter called the “corporation”) is New Slider Holdco, Inc. which is the name under which the corporation was originally incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is March 23, 2026.
2.   The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Sysco Holdings Corporation without any further amendments and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.
3.   The amendment and restatement of the certificate of incorporation herein certified has been duly adopted by the directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.
4.   The restated certificate of incorporation herein certified shall be effective upon filing.
5.   The certificate of incorporation of the corporation, and amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:
“AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SYSCO HOLDINGS CORPORATION
The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:
FIRST:   The name of the corporation (hereinafter called the “corporation”) is
SYSCO HOLDINGS CORPORATION
SECOND:   The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, County of New Castle, Delaware 19808; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.
THIRD:   The nature of the business and of the purposes to be conducted and promoted by the corporation, which shall be in addition to the authority of the corporation to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, is as follows:
To buy, sell, import, export, produce and cause to be produced, prepare for market, process, manufacture, freeze and quick-freeze, desiccate, dehydrate, preserve, package, wrap, can, devise formulae and recipes for, and receive, acquire, transfer and assign options, rights, franchises, and licenses in respect thereof, store, distribute, and generally deal in and with, at wholesale and retail, and as principal, agent, broker, commission merchant, or in any other lawful capacity, unprocessed and processed foods and food products, edibles, and beverages, and commodities of any and all kinds, and without limiting the generality of the foregoing, fruits, vegetables, nuts, and grains and the products thereof, meat and meat products, fish, crustaceans, and other marine products, poultry, fowl, game, and eggs, and the products thereof, milk, cream, butter, and cheese, and dairy products, coffee, tea, cocoa, chocolate, and alcoholic and non-alcoholic beverages, and the products thereof, juices, concentrates, syrups, sugar and sweeteners and the products thereof, confections, desserts, refreshments, and bakery products, condiments, spices, oils, essences, and seasonings, sauces, flavorings, and natural, vegetable, animal, marine, chemical, biological, mineral, and synthetic products and compounds of any and all kinds, together with the ingredients, components and resultants thereof and the substitutes therefor; to purchase, lease, or otherwise acquire, operate, manage, maintain, and generally deal in and with buildings, factories and processing, canning, freezing, dehydrating, and preserving plants, packing houses, bakeries, offices, sales rooms, warehouses, laboratories, workshops, and manufacturing establishments; to purchase, lease, or otherwise acquire implements, machinery, apparatus, fixtures, equipment, and other conveniences of any and all kinds for producing, manufacturing, packing, processing, handling, buying, selling, and trading in the said materials, goods, wares, merchandise, and products of the corporation; and to do any and all things necessary, useful, and convenient in furtherance of the business of the corporation.
To carry on the general business of franchising, licensing and managing food sales and service, including all businesses, tangible and intangible personal property of every class and description; to engage in management consultant and advisory work in connection with the foregoing, and to promote and develop any of the businesses or properties in which it may have an interest or investment.
To endorse, assume and/or guarantee, as accommodation endorser, guarantor or otherwise, the performance and/or payment of any leases, contracts, notes, debentures, mortgages or other evidences of indebtedness or obligations of any person, partnership, corporation, firm or association or other parties, whether or not the corporation has a direct or indirect interest in the subject matter with respect to which such leases, contracts, notes, debentures or other evidences of indebtedness are being executed or issued and/or in the obligors or makers of such leases, contracts, notes, debentures or any other parties thereto.
To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of its property and assets, or any interest therein, wherever situated.
To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.
To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof.

To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:
(a)   inventions, devices, formulae, processes and any improvements and modifications thereof;
(b)   letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade names, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America, the District of Columbia, any state or subdivision thereof, and any commonwealth, territory, possession, dependency, colony, possession, agency or instrumentality of the United States of America and of any foreign country, and all rights connected therewith or appertaining thereunto;
(c)   franchises, licenses, grants and concessions.
To guarantee, purchase, take, receive, subscribe for, and otherwise acquire, own, hold, use and otherwise employ, sell, lease, exchange, transfer, and otherwise dispose of, mortgage, lend, pledge, and otherwise deal in and with, securities (which term, for the purpose of this Article THIRD, includes, without limitation of the generality thereof, any shares of stock, bonds, debentures, notes, mortgages, other obligations, and any certificates, receipts or other instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein or in any property or assets) of any persons, domestic and foreign firms, associations, and corporations, and by any government or agency or instrumentality thereof; to make payment therefor in any lawful manner; and, while owner of any such securities, to exercise any and all rights, powers and privileges in respect thereof, including the right to vote.
To make, enter into, perform and carry out contracts of every kind and description, partnership agreements or joint ventures with any person, partnership, firm, association, corporation or government or subdivision thereof.
To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Delaware; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.
To lend money in furtherance of its corporate purposes and to invest and reinvest its funds from time to time to such extent, to such persons, firms, associations, corporations, governments or agencies or instrumentalities thereof, and on such terms and on such security, if any, as the Board of Directors of the corporation may determine.
To make contracts of guaranty and suretyship of all kinds and endorse or guarantee the payment of principal, interest or dividends upon, and to guarantee the performance of sinking fund or other obligations of, any securities, and to guarantee in any way permitted by law the performance of any of the contracts or undertakings in which the corporation may otherwise be or become interested, of any persons, firm, association, corporation, government or agency or instrumentality thereof, or of any other combination, organization or entity whatsoever.
To borrow money without limit as to amount and at such rates of interest as it may determine; from time to time to issue and sell its own securities, including its shares of stock, notes, bonds, debentures, and other obligations, in such amounts, on such terms and conditions, now or hereafter permitted by the laws of the State of Delaware and by this certificate of incorporation, as the Board of Directors of the corporation may determine; and to secure any of its obligations by mortgage, pledge or other encumbrances of all or any of its property, franchises and income.
To be a promoter or manager of other corporations of any type or kind; and to participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others.
To draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise, so far as may be permitted by the laws of the State of Delaware.
To purchase, receive, take, reacquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with its own shares and its other securities from time to time to such an extent and in such manner and upon such terms as the Board of Directors of the corporation shall determine; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when such use would cause any impairment of its capital, except to the extent permitted by law.
To organize, as an incorporator, or cause to be organized under the laws of the State of Delaware, or any other State of the United States of America, or of the District of Columbia, or of any commonwealth, territory, dependency, colony, possession, agency, or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.
To conduct its business, promote its purposes, and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all States of the United States of America, in the District of Columbia, and in any or all commonwealths, territories, dependencies, colonies, possessions, agencies, or instrumentalities of the United States of America and of foreign governments.
To promote and exercise all or any part of the foregoing purposes and powers in any and all parts of the world, and to conduct its business in all or any of its branches as principal, agent, broker, factor, contractor, and in any other lawful capacity, either alone or through or in conjunction with any corporations, associations, partnership, firms, trustees, syndicates, individuals, organizations, and other entities in any part of the world, and, in conducting its business and promoting any of its purposes, to maintain offices, branches and agencies in any part of the world, to make and perform any contracts and to do any acts and things, and to carry on any business, and to exercise any powers and privileges suitable, convenient, or proper for the conduct, promotion, and attainment of any of the business and purposes herein specified or which at any time may be incidental thereto or may appear conducive to or expedient for the accomplishment of any of such business and purposes and which might be engaged in or carried on by a corporation incorporated or organized under the General Corporation Law of the State of Delaware, and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations incorporated or organized under the General Corporation Law of the State of Delaware.
The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this Certificate of Incorporation; provided, that the corporation shall not conduct any business, promote any purpose, or exercise any power or privilege within or without the State of Delaware which, under the laws thereof, the corporation may not lawfully conduct, promote, or exercise.
FOURTH: A.   The total number of shares of stock which the corporation shall have the authority to issue is Two Billion One Million Five Hundred Thousand (2,001,500,000) shares, consisting of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of One Dollar ($1.00) each, and Two Billion (2,000,000,000) shares of Common Stock with a par value of One Dollar ($1.00) each. The corporation may issue fractional shares of stock, which will be entitled to proportionate dividends, voting and liquidation rights.

B.   Preferred Stock may be issued from time to time in one or more series with such voting powers, full or limited, or no voting powers, and such designations, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; and may be subject to purchase or redemption at such time or times and at such price or prices, and may provide for retirement or sinking fund for such purchase or redemption, and may be entitled to receive dividends at such rates, on such conditions and at such times, payable in preference to, or in such relation to, dividends payable to any other class or classes and of any other series of stock, and cumulative or non-cumulative, and may be entitled to such rights in dissolution or liquidation, whether voluntary or involuntary, or upon any other distribution of the assets of the corporation, and may be made convertible into or exchangeable for, shares of any other class or classes of stock, or any other series thereof, of the corporation, at such price or prices or at such rate or rates of exchange, and with such adjustments, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors from time to time pursuant to the authority which is hereby expressly vested in said Board of Directors by the provisions of this certificate of incorporation, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective.
Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular.
C.   Dividends. Subject to such dividend rights as the holders of any Preferred Stock or any series of Preferred Stock may have, holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, out of any assets of the corporation at the time legally available for the payment of dividends.
D.   Liquidation or Dissolution. (a) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or in the event of insolvency, then and in such event, subject to the preference or other rights, if any, of the shares of Preferred Stock or any series of Preferred Stock, if any, each share of Common Stock shall be entitled to share equally in all of the assets of the corporation distributed in such circumstances.
(b) Neither the consolidation, nor merger of the corporation into or with another corporation or corporations, nor the merger or consolidation of another corporation or corporations with or into the corporation, nor a reorganization of the corporation, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of the stock of the corporation, nor a sale or transfer of the property and business of the corporation as, or substantially as, an entity, shall be deemed a liquidation, dissolution, or winding up of the affairs of the corporation, within the meaning of any of the provisions of this Article FOURTH.
E.   Preemptive Rights. No holder of shares of stock of any class of the corporation shall be entitled, as such, as of right to purchase or subscribe for, or to have offered to him for purchase or subscription, any shares of the same or any other class of stock of the corporation or any obligation of the corporation convertible into or exchangeable for shares of stock of the corporation of any class or any warrants, options, or rights to purchase or subscribe for shares of stock of any class of the corporation or to purchase or subscribe for any such convertible or exchangeable obligations, whether now or hereafter authorized and whether unissued or issued and thereafter acquired by the corporation. Any such stock or other securities may be issued and disposed of pursuant to resolution of the Board of Directors, to such persons, firms, corporations, or associations, at such prices, and otherwise upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion.
F.   Except as otherwise required by law, or except as may be specifically granted by any resolution or resolutions with respect to any class or series of Preferred Stock that may subsequently be filed, the entire voting power shall be vested in the holders of the shares of Common Stock, and the holders of the shares of Preferred Stock shall have no voting power and shall not have the right to participate in any meeting of stockholders and shall not be entitled to any notice of any such meeting and shall not be considered stockholders for the purpose of any election, meeting, consent or waiver of notice, under the provisions of any law now in force or which may hereafter be enacted. Thirty-five per cent (35%) of the shares entitled to vote shall constitute a quorum at all meetings except as may otherwise be required by law.
G.   All of the foregoing rights and privileges of the corporation with respect to the issuance of Common or Preferred Stock shall be cumulative and in addition to any rights, powers and privileges which any similar corporation may have under the present or any future laws of the State of Delaware with respect to the issuance of such shares of stock.
H.   The corporation may, from time to time, by action of its Board of Directors, create and issue, rights, options and warrants entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, such rights, options or warrants to be evidenced by an instrument in writing, the terms of which shall be set forth in detail in a resolution adopted by the Board of Directors providing for the creation and issue of such rights, options and warrants.
FIFTH:   The name and the mailing address of the Incorporator are as follows:
NAME	MAILING ADDRESS
Matthew Schwartz	c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
SIXTH:   The corporation is to have perpetual existence.
SEVENTH:   Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
EIGHTH:   For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:
1.   The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.
2.   The original By-Laws of the corporation shall be adopted by the incorporator unless the certificate of incorporation shall name the initial Board of Directors therein. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, except a By-Law classifying directors for election for staggered terms, shall be vested in the Board of Directors.
3.   Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders except as the provisions of paragraph (d)(2) of section 242 of the General Corporation Law of the State of Delaware and of sections 251, 252, and 253 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.
4.   In lieu of taking any permissive or requisite action by vote at a meeting of stockholders, any such vote and any such meeting may be dispensed with if either all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken or if less than all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken; provided, that any such action taken upon less than the unanimous written consent of all stockholders entitled to vote upon any such action shall be by the written consent of the stockholders holding at least the minimum percentage of the votes required to be cast to authorize any such action under the provisions of the General Corporation Law of the State of Delaware or under the provisions of the certificate of incorporation or the By-Laws as permitted by the provisions of the General Corporation Law of the State of Delaware; and, provided, that prompt notice be given to the stockholders entitled to vote on any such action or the taking of such action without a meeting and by less than unanimous consent.
5.   Subject to the applicable provisions of the By-Laws then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the corporation.
6.   To determine whether any, and, if any, what part of the net profits of the corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such net assets in excess of capital.
NINTH:   No contract or transaction between the corporation and one of its officers or directors, or between the corporation and another entity in which one of its officers or directors is involved, either financially or as an officer or director, will be void or voidable, even where that officer or director participates in authorizing the transaction, in any one of the following situations: (1) if the material facts as to both the director’s or officer’s interest and the transaction itself are disclosed, and those directors having no conflicting interest approve the transaction in good faith by a vote which would be sufficient without counting the vote of any interested director; or (2) if such material facts are disclosed to the stockholders entitled to vote on the transaction and it is approved by those stockholders in good faith; or (3) if the transaction is fair to the corporation at the time it is authorized.
Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
TENTH:   The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in other capacities while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ELEVENTH: A.   For purposes of this Article ELEVENTH, the following terms shall have the following meanings:

1.   “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12(b)-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect, on June 30, 1984.
2.   “Announcement Date” shall mean the date of the first public announcement of the proposal of the Business Combination.
3.   “Business Combination” shall mean:
(a)   any merger or consolidation of the corporation or any Subsidiary with (i) any Interested Stockholder or any Affiliate of an Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder of any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $25,000,000 or more; or
(c)   the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or
(d)   the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or
(e)   any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.
4.   “Consummation Date” shall mean the date of the consummation of the Business Combination.
5.   “Continuing Director” means any member of the Board of Directors of the corporation who is not an Affiliate of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate of the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.
6.   “Determination Date” shall mean the date on which the Interested Stockholder became an Interested Stockholder.
7.   “Fair Market Value” means: (i) in the case of stock, the highest closing price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, in the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors of the corporation in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the corporation in good faith. In the event of any Business

Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs C(1) and C(2) of this Article ELEVENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.
8.   “Interested Stockholder” shall mean any person who or which is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding Voting Stock. For the purposes of determining whether a person is an “Interested Stockholder”, the number of shares of Voting Stock deemed to be outstanding shall include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise which are beneficially owned by such person. A person shall be a “beneficial owner” of any Voting Stock which:
(a)   such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or
(b)   such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or
(c)   is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
9.   “Person” shall mean any individual, firm, corporation, or other entity.
10.   “Preferred Stock Designation” shall mean any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to Article FOURTH of this Certificate of Incorporation.
11.   “Prime Rate” shall be the prime rate of interest at First City National Bank of Houston, Houston, Texas (or such other major bank headquartered in the City of Houston, Texas as may be selected by the Continuing Directors) from time to time in effect in the City of Houston, Texas.
12.   “Subsidiary” means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the corporation.
13.   “Voting Stock” shall mean the capital stock of the corporation entitled to vote generally in the election of directors.
B.   Except as otherwise provided in Section C of this Article ELEVENTH, no Business Combination shall be effected unless it is approved by the affirmative vote of the holders of at least eighty percent (80%) of all of the then-outstanding shares of Voting Stock, voting together as a single class (it being understood that, for purposes of this Article ELEVENTH, each share of Preferred Stock shall have the number of votes granted to it pursuant to any Preferred Stock Designation) at a meeting of the corporation’s stockholders called for that purpose.
C.   A Business Combination that does not involve any cash or other consideration being received by the stockholders of the corporation, solely in their capacities as stockholders of the corporation, which meets the condition specified in Section C(1) of this Article ELEVENTH shall be exempt from the stockholder approval requirements of Section B of this Article ELEVENTH. Any other Business Combination which meets the conditions specified in either Section C(1) or C(2) shall be exempt from the stockholder approval requirements of Section B of this Article ELEVENTH.
(1)   The Business Combination is approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

(2)   All of the following conditions are met:
(i)   the consideration to be received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form of consideration as the Interested Stockholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the Determination Date. If within such two-year period the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Stockholder within such two-year period.
(ii)   the aggregate amount of the cash and the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following, adjusted for the effect of any stock split, reverse stock split or stock dividend (it being intended that the requirements of this paragraph C(2)(ii) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Stockholder has previously acquired any shares of Common Stock):
(a)   (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date or the Determination Date, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the Prime Rate less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in form other than cash on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; or
(b)   the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or
(c)   (if applicable) the price per share equal to the Fair Market Value per share of the Common Stock determined pursuant to Section C(2)(ii)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock; or
(d)   an amount per share determined by multiplying the earnings per share of Common Stock for the four full consecutive fiscal quarters of the corporation immediately preceding the Consummation Date of such Business Combination by the then price/earnings multiple (if any) of such Interested Stockholder as customarily computed and reported in the financial community; provided, that for the purposes of this Section C(2)(ii)(d), if more than one person constitutes the Interested Stockholder involved in the Business Combination, the price/earnings multiple (if any) of the persons having the highest price earnings multiple shall be used for the computation in this Section C(2)(ii)(d).
(iii)   the aggregate amount of the cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following, adjusted for the effect of any stock split, reverse stock split or stock dividend (it being intended that the requirements of this Section C(2)(iii) shall be required to be met with respect to every class of outstanding Voting Stock other than Common Stock whether or not the Interested Stockholder has previously acquired any shares of a particular class of such Voting Stock):
(a)   (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or the Determination Date, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the Prime Rate less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in form other than cash on each share of such Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Voting Stock; or
(b)   (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or
(c)   the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, or
(d)   (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to Section C(2)(iii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.
(iv)   after such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock, if any, (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) there shall have been an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors, and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.
(v)   after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantage provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
(vi)   a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
D.   A majority of the total number of authorized directors shall have the power to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article ELEVENTH, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or an Associate of another, (4) whether the applicable conditions set forth in paragraph C(2) have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination defined in Section A(3) have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination referred to in Section A(3) has, an aggregate Fair Market Value of $25,000,000 or more.
E.   Nothing contained in this Article ELEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.
F.   The affirmative vote requirement set forth in Section B shall be in addition to any affirmative vote of the corporation’s security holders otherwise required by law, this Certificate of Incorporation, any Preferred Stock Designation, or any agreement between this corporation and any national securities exchange.
G.   Notwithstanding any other provisions of this Certificate of Incorporation, as amended, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation, or any Preferred Stock Designation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article ELEVENTH.
TWELFTH:   From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TWELFTH.
THIRTEENTH:   A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Sysco Holdings Corporation has been duly executed by the officer below as of this    day of       , 202 .
By:

Name:
Title:

Annex B
FORM OF
AMENDED AND RESTATED
BYLAWS
OF
SYSCO HOLDINGS CORPORATION
(A Delaware Corporation)
ARTICLE I
STOCKHOLDERS
1.   CERTIFICATES REPRESENTING STOCK; UNCERTIFICATED SHARES.   Shares of stock in Sysco Holdings Corporation (the “Corporation”) may be represented by certificates or may be issued in uncertificated form in accordance with the Delaware General Corporation Law, as amended (the “General Corporation Law”). The issuance of shares in uncertificated form shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or Vice-Chairman of the Board of Directors or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation certifying the number of shares represented. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
Whenever the Corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the Corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.
The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and may require the owner of any lost, stolen, or destroyed certificate, or his, her or its legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.
2.   STOCK TRANSFERS.   Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation, in accordance with the terms and procedures as outlined in the General Corporation Law.
3.   RECORD DATE FOR STOCKHOLDERS.
(a)   Meetings; Dividends and Distributions.   In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may, except as otherwise provided herein or required by law, fix a record date which shall not be more than 60 nor less than 10 days before the date of any meeting, and shall not be more than 60 days prior to any other action taken, and, in any event, may not precede the date on which the resolution fixing the record date is adopted. If no record date is fixed by the Board of Directors (i) the record date for determining stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) except as provided otherwise under Section 3(b) or Section 5(b)(ii) of this Article I, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)   Record Date for Action by Written Consent.   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by electronic transmission as permitted by the General Corporation Law), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record (each, a “record stockholder”) seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors may, within 10 days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 3(b)). If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 3(b) or otherwise within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to such corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the close of business on the date on which the Board of Directors adopts the resolution taking such action.
4.   MEANING OF CERTAIN TERMS.   As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the Corporation is authorized to issue only one class of shares of stock, as applicable, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation.
5.   STOCKHOLDER MEETINGS.
(a)   Date, Time and Location.   An annual meeting of the stockholders (each, an “Annual Meeting”) for the election of directors to succeed those whose terms expire at such Annual Meeting and for the transaction of such other business as may properly come before the meeting shall be held on the date and at the time and place, if any, or by means of remote communications, if any, fixed by the

Board of Directors. A special meeting shall be held on the date and at the time and place, if any, or by means of remote communications, if any, fixed by the Board of Directors.
(b)   Calling Special Meetings of Stockholders.
i.   Subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, special meetings of the stockholders may be called only by or at the direction of: (A) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies; (B) the Chairman of the Board of Directors or the Chief Executive Officer (or in the event of his or her absence or disability, by any Executive Vice President), in each case with the concurrence of the majority of the Board of Directors; or (C) the Secretary of the Corporation at the written request of stockholders of record who own, or are acting on behalf of one or more beneficial owners who own, as of the record date fixed in accordance with these bylaws to determine who may deliver a written request to call such special meeting, a “net long position” (as defined below) in shares of common stock of the Corporation representing in the aggregate at least 25% of the outstanding shares of common stock of the Corporation (the “Special Meeting Request Required Shares”), and who continue to own the Special Meeting Request Required Shares at all times between such record date and the date of the applicable special meeting of stockholders.
As used in this Section 5, the “net long position” of a person shall mean the shares of stock of the Corporation that such person or, if such person is a nominee, custodian or agent that is holding the shares on behalf of another person (the “beneficial owner”), that such beneficial owner would then be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as such Rule was in effect on November 17, 2015, the date on which these bylaws were first amended to include this Section 5(b)), excluding, at any time: (X) any shares as to which such person or beneficial owner, as the case may be, does not have the right to vote or direct the vote; (Y) any shares as to which such person or beneficial owner, as the case may be, had directly or indirectly entered into (or caused to be entered into) and not yet terminated a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and (Z) such person’s or beneficial owner’s “short position” (as defined pursuant to Rule 14e-4(a) under the Exchange Act) (as such Rule was in effect on November 17, 2015, the date on which these bylaws were first amended to include this Section 5(b), provided that the reference therein to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be deemed to refer to the date on which the applicable written request to call a special meeting is received by the Corporation and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing price of a share of common stock of the Corporation on the New York Stock Exchange (or any successor thereto) on such date. For purposes of this Section 5, a person’s “net long position” shall not be reduced by any shares that such person has loaned pursuant to an instrument or arrangement that is revocable at any time by such person.
As used in this Section 5, an “affiliate” of a person shall have the meaning ascribed thereto in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).
ii.   Any record stockholder (whether acting for him, her or itself, or at the direction of a beneficial owner) may, by written notice to the Secretary, demand that the Board of Directors fix a record date to determine the record stockholders who are entitled to deliver a written request to call a special meeting for the purpose of electing directors and/or considering any proposal of Business (such record date, the “Ownership Record Date”). A written demand to fix an Ownership Record Date shall include all of the information that must be included in a written request to call a special meeting for such purpose, as set forth in paragraph (b)(iv) of this Section 5. The Board of Directors may fix the Ownership Record Date within 10 days of the Secretary’s receipt of a valid demand to fix the Ownership Record Date. The Ownership Record Date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the Board of Directors. If an Ownership Record Date is not fixed by the Board of Directors within the period set forth above, the Ownership Record Date shall be the date on which the first written request to call a special meeting is received by the Secretary.
iii.   A beneficial owner who wishes to deliver a written request to call a special meeting or to demand that the Board of Directors fix an Ownership Record Date must cause the nominee, custodian or other person who serves as the record stockholder of such beneficial owner’s stock to sign the written request to call a special meeting. If a record stockholder is the nominee, custodian or agent for more than one beneficial owner of stock, the record stockholder may deliver a written request to call a special meeting or demand that the Board of Directors fix an Ownership Record Date solely with respect to the capital stock of the Corporation beneficially owned by the beneficial owner who is directing the record stockholder to sign such written request to call a special meeting.
iv.   In addition to complying with the other applicable provisions of these bylaws, each written request to call a special meeting shall include the following and shall be delivered to the Secretary of the Corporation: (A) the signature of the record stockholder submitting such request and the date such request was signed; (B) the purpose of the special meeting, including the text of each proposal of Business desired to be voted on at the special meeting; and (C) as to the beneficial owner, if any, directing such record stockholder to sign the written request to call a special meeting and as to such record stockholder (unless such record stockholder is acting solely as a nominee, custodian or agent for a beneficial owner) (each such beneficial owner and each record stockholder who is not acting solely as a nominee, custodian or agent, a “Disclosing Party”): (1) if such Disclosing Party is not a Solicited Stockholder, all of the information required to be disclosed pursuant to the third paragraph of Section 8(c) of this Article (if the purpose of the special meeting includes the consideration of any proposal of Business) and the fourth paragraph of Section 7 of this Article (if the purpose of the special meeting includes the election of directors), which information shall be supplemented (by delivery to the Secretary) by such Disclosing Party, not later than 10 days after the record date for determining the record stockholders entitled to notice of the special meeting (such record date, the “Meeting Record Date”) to disclose the foregoing information as of the Meeting Record Date; or (2) if such Disclosing Party is a Solicited Stockholder, (i) the name, age, business address and residence address of such Disclosing Party; (ii) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such Disclosing Party; and (iii) a certification as to the shares of capital stock of the Corporation representing each such Disclosing Party’s “net long position” (as defined above) and as to the securities or other positions that are being excluded from the calculation of such “net long position” pursuant to the definition thereof. A “Solicited Stockholder” is a Disclosing Party that (a) has requested that a special meeting be called in response to a solicitation statement filed by another stockholder seeking support for the calling of such special meeting pursuant to, and in accordance with, Section 14(a) of the Exchange Act; (b) is not an affiliate or associate of, or acting in concert with, the stockholder filing such solicitation statement; and (c) does not intend to, and has not, submitted a notice proposing any Business or nominating any persons for election as directors at such special meeting (other than the Business or director nominations proposed by the written request submitted to the Company by the stockholder filing such solicitation statement).
In addition, each Disclosing Party shall provide any additional information reasonably requested by the Board of Directors to verify the ownership position of such Disclosing Party as promptly as practicable following such request. Each time the Disclosing Party’s ownership position decreases following the delivery of the foregoing information to the Secretary, such Disclosing Party shall notify the Corporation of his, her or its decreased ownership position, together with any information reasonably requested by the Board of Directors to verify such position, within 10 days of such decrease or as of the 5th day before the special meeting, whichever is earlier (or, in the case of any decrease occurring on or after the 5th day before the special meeting, promptly following the transaction resulting in such decrease).
v.   The Secretary shall not accept, and shall consider ineffective, a written request to call a special meeting: (A) that does not comply with the provisions of this Section 5; (B) that relates to an item of Business that is not a proper subject for stockholder action under applicable law; or (C) if such written request to call a special meeting is delivered less than 30 days following the most recent Annual Meeting or less than 90 days prior to the next Annual Meeting.
vi.   A record stockholder may revoke a request to call a special meeting at any time before the special meeting by sending written notice of such revocation to the Secretary of the Corporation.
vii.   All written requests for a special meeting shall be deemed revoked upon the first date that, after giving effect to revocation(s) and notices of ownership position decreases (pursuant to the second paragraph of Section 5(b)(iv)), the aggregate common stock ownership position of all the Disclosing Parties who are listed on the unrevoked written requests to call a special meeting decreases to a number of shares of common stock less than the Special Meeting Request Required Shares.
viii.   If a deemed revocation of all written requests to call a special meeting has occurred after the special meeting has been called by the Secretary, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.
ix.   The Board of Directors may submit its own proposal or proposals of Business (in addition to any proposal of Business requested by stockholder(s)) for consideration at a special meeting called at the request of one or more stockholders. The Meeting Record Date for, and the place, date and time of, any special meeting shall be fixed by the Board of Directors; provided that the date of any such special meeting shall not be more than 90 days after the date on which valid special meeting request(s) from record stockholders of the Special Meeting Required Shares are delivered to the Secretary of the Corporation.
(c)   Notice and Waiver of Notice.   Notice of all meetings shall be given in any manner permitted by the General Corporation Law and, if more than one manner is permitted, in the manner elected by the Corporation, and shall state the place, if any, date, and hour of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the meeting. The notice of an Annual Meeting shall state that the meeting is called for the election of directors and for the transaction of any other business which may properly come before the meeting. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called and, in the case of a special meeting called at the written request of one or more stockholders, shall include each proposal of Business included in such written request and any additional proposal submitted by the Board of Directors. The notice of any meeting shall be given by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, except as otherwise required by the General Corporation Law. Notice shall be deemed to be given at the time prescribed in the General Corporation Law for the manner of notice. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the General Corporation Law. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for such meeting, on the same electronic network used to enable stockholders and proxy holders to participate in such meeting by means of remote communication or (iii) set forth in the notice of such meeting given in accordance with the provisions of this Section 5(c); provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity with this Section 5. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. Notice need not be given to any stockholder who submits a written waiver of notice or a waiver by electronic transmission before or after the time of the event for which notice is to be given. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any waiver of notice. Any previously scheduled meeting of stockholders may be postponed, and any special meeting of stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
(d)   Stockholder List.   The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of 10 days prior to the meeting in the manner provided by the General Corporation Law. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote at any meeting of stockholders.
(e)   Conduct of Meeting.   Meetings of the stockholders shall be presided over by the Chairman of the Board, or in his or her absence by a person designated by the Board of Directors, or in the absence of a person so designated, by a chairman to be chosen by the stockholders. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meetings of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; (vi) limitations on the time allotted to questions or comments by participants; and (vii) policies and procedures with respect to the adjournment of such meeting. The chairman of the meeting shall have the power to adjourn the meeting to another place, if any, date and time. Subject to the chairman’s right and authority set forth above, the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.
(f)   Proxy Representation.   Every stockholder may authorize another person or persons to act for him, her or it by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors. Every proxy must be authorized by the stockholder, by the stockholder’s attorney-in-fact or as otherwise permitted by the General Corporation Law, by an instrument in writing or by a transmission permitted by the General Corporation Law and filed in accordance with the procedure established for the meeting. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly authorized proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.
(g)   Inspectors.   The Board of Directors, in advance of any meeting, may, and to the extent required by the General Corporation Law or stock exchange regulations shall, appoint one or more inspectors to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector fails to appear or fails or refuses to act, the Board of Directors may, and to the extent required by the General Corporation Law or stock exchange regulations shall, fill the vacancy by appointment made in advance of the meeting or, if no such appointment is made, the chairman of the meeting shall fill the vacancy at the meeting. Each inspector before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspector or inspectors shall make a report in writing of any challenge, question or matter determined by him, her or them and execute a certificate of any fact found by him, her or them.
(h)   Quorum.   The holders of 35% of the shares entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business except where the General Corporation Law provides otherwise.
(i)   Voting.   Except as may otherwise be provided in the certificate of incorporation, or in a resolution of the Board of Directors in accordance with Section 151 of the General Corporation Law, each share of stock shall entitle the holder thereof to one vote. At each meeting of the stockholders for the election of directors at which a quorum is present, each director to be elected shall be elected by a majority of the votes cast; provided, that if the number of nominees exceeds the number of directors to be elected at such meeting as of the meeting’s record date, then each director to be elected shall be elected by a plurality of the votes cast. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. If, for any cause, the Board of Directors shall not have been elected at an Annual Meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Any other action shall be authorized by a majority of the votes cast except where the certificate of incorporation, bylaws or the General Corporation Law provide otherwise. In the election of directors, voting need not be by written ballot. Voting by written ballot shall not be required for any other corporate action, except as otherwise provided by the General Corporation Law.
6.   STOCKHOLDER ACTION WITHOUT MEETINGS.
(a)   Written Consent.   Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if all of the stockholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken; or if less than all of said stockholders, but not less than those having at least the minimum voting power required to take corporate action in writing under the provisions of the General Corporation Law, shall consent in writing to such corporate action; provided that prompt notice be given to all stockholders of the taking of such action without a meeting and by less than unanimous written consent.
(b)   Review of Written Consent.   In the event of the delivery, in the manner provided by Section 3(b) or otherwise in accordance with applicable law, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations (each such written consent and related revocation is referred to in this Section 6(b) as a “Consent”), the Secretary shall provide for the safe-keeping of such Consent and shall conduct such reasonable investigation as he or she deems necessary or appropriate for the purpose of ascertaining the validity of the Consent and all matters incident thereto, including, without limitation, whether stockholders having the requisite voting power to authorize or take the corporate action specified in the Consent have given consent; provided, however, that if the corporate action to which the Consent relates is the election, designation, appointment, removal or replacement of one or more members of the Board of Directors, the Secretary shall engage nationally recognized independent inspectors of elections for the purpose of performing the actions of the Secretary under this Section 6(b). For the purpose of permitting the Secretary or the independent inspectors (as the case may be) to perform the functions under this Section 6(b), no action by written consent without a meeting shall be effective until such date as the Secretary or the independent inspectors (as the case may be) certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 6(b) represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this Section 6(b) shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent, whether before or after such investigation or certification by the Secretary or the independent inspectors (as the case may be), or to take any other actions including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation.
(c)   Effectiveness of Written Consent.   Every written consent shall bear the date of signature of each stockholder who signs the written consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the date the earliest dated written consent was delivered in accordance with Section 3(b) or otherwise delivered in accordance with applicable law, a written consent or consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in Section 3(b) or otherwise delivered in accordance with applicable law. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 6 to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the General Corporation Law.
7.   ADVANCE NOTICE PROVISIONS FOR ELECTION OF DIRECTORS.   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof); (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 7 on the record date for the determination of stockholders entitled to vote at such meeting and at the time of such meeting and (ii) who complies with the notice procedures set forth in this Section 7 and complies with the requirements of Rule 14a-19 promulgated under the Exchange Act (“Rule 14a-19”); or (c) in the case of nominations at an Annual Meeting of a qualifying Stockholder Nominee (as defined below) made pursuant to a Proxy Access Notice (as defined below), by an Eligible Stockholder (as defined below) pursuant to and in compliance with Section 9. Compliance with the provisions of clause (b) and, as applicable, clause (c) of the preceding sentence of this Section 7 shall be the exclusive means for a stockholder to make nominations before an Annual Meeting or any special meeting of stockholders called for the purpose of electing directors.
In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to clause (b) above, such stockholder must have (i) given timely notice thereof in proper written form to the Secretary of the Corporation and in accordance with Rule 14a-19, (ii) if the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nomination Solicitation Notice (as defined herein), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of the Corporation’s voting shares in accordance with Rule 14a-19, and must have included in such proxy materials the Nomination Solicitation Notice and (iii) if no Nomination Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of the Nomination Solicitation Notice under this section.
To be considered timely under this Section 7, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year’s Annual Meeting; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days prior to or is delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business 90 days prior to such Annual Meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or public announcement of the date of the Annual Meeting was made and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs (and in no event shall the public announcement of an adjournment of any annual or special meeting commence a new time period for a giving of a stockholder’s notice under this section). As used herein, the term “public announcement” refers to disclosure in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
To be in proper written form under this Section 7, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii)(A) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and/or of record by the person, directly or indirectly, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such person has a right to vote any shares of any security of the Company or any person has the right to vote their shares, (D) any short interest in any security of the Corporation (for purposes of this provision a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such person is a general partner and (G) any performance-related fees (other than an asset-based fee) that such person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family sharing the same household (which information shall be supplemented by such person or beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iv) a description of all direct and indirect compensation and any other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, or that the Corporation reasonably deems necessary to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of independence, or lack thereof, of such nominee; (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and record address of such stockholder and such beneficial owner, (ii)(A) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder and such beneficial owner and any Stockholder Associated Person, directly or indirectly (“Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlled by or under common control with such Stockholder Associated Person), (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder, beneficial owner or Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation owned by any of them, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, beneficial owner or Stockholder Associated Person has a right to vote any shares of any security of the Corporation or any person has the right to vote their shares, (D) any short interest in any security of the Corporation of such stockholder, beneficial owner or Stockholder Associated Person (for purposes of this provision a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, beneficial owner or Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, beneficial owner or Stockholder Associated Person is a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family sharing the same household (which information shall be supplemented by such stockholder or beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) a description of all arrangements or understandings between such stockholder, beneficial owner or Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, beneficial owner or Stockholder Associated Person, (iv) a representation that such stockholder or beneficial owner intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (v) a representation that such stockholder or beneficial owner intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19, and (vi) any other information relating to such stockholder, beneficial owner or Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (vii) any other information required by Rule 14a-19; and (c) whether such stockholder or beneficial owner has delivered or intends to deliver a proxy statement and form of proxy to a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Nomination Solicitation Notice”). Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement and form of proxy and to serve as a director if elected. In order to be eligible for nomination as a director at any annual or special meeting, any such nominee must also complete, sign and return to the Corporation in a timely fashion (a) any questionnaire reasonably requested by the Corporation and provided to the stockholder or such nominee by it and (b) a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, code of conduct, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and any other policies and guidelines of the Corporation applicable to directors. In order to be considered timely under this Section 7, any such questionnaire and representation and agreement must be returned to the Corporation no later than the earlier of (i) 10 business days following delivery of the questionnaire or representation and agreement by the Corporation to the stockholder or the nominee by overnight courier service, fax or email or (ii) five business days prior to the meeting.
No person shall be eligible for election as a director of the Corporation at an Annual Meeting, or at a special meeting of stockholders called for the purpose of electing directors, unless nominated in accordance with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder, and the procedures set forth in this Section 7 or in Section 9, and only such persons who are nominated in accordance with the procedures set forth in this Section 7 or Section 9 shall be eligible to serve as directors.
Unless otherwise required by law, (a) any stockholder or beneficial owner on whose behalf any such nomination is made may only solicit proxies in support of director nominees other than the Corporation’s nominees if such stockholder or beneficial owner has complied with Rule 14a-19 in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner, and (b) if such stockholder or beneficial owner (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with all applicable requirements of Section 5 and this Section 7 and Rules 14a-19(a)(2) and 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such stockholder’s or beneficial owner’s director nominees. Upon request by the Corporation, if any such stockholder or beneficial owner provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or beneficial owner shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
8.   STOCKHOLDER PROPOSALS; BUSINESS TO BE TRANSACTED AT MEETINGS.
(a)   Special Meetings.   At any special meeting of the stockholders, only such Business (as defined below) shall be conducted as (i) shall have been brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) shall have been properly set forth in the written request from one or more stockholders to call such special meeting of the stockholders in compliance with Section 5(b).
(b)   Annual Meetings.   No Business may be transacted at an Annual Meeting, other than Business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the Annual Meeting by any stockholder of record of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 8 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (B) who complies with the notice procedures set forth in this Section 8. With respect to this Section 8, “Business” shall mean all matters other than nominations of candidates for and the election of directors. Stockholder nomination of directors for election is governed solely by Section 7 and Section 9. Compliance with the provisions of clause (iii) of the preceding sentence of this Section 8(b) shall be the exclusive means for a stockholder to submit Business before an Annual Meeting.
(c)   Notice Requirements.   In addition to any other applicable requirements (including, without limitation, Securities and Exchange Commission rules and regulations with respect to matters set forth in this Section 8), for Business to be properly brought before an Annual Meeting by a stockholder, (i) such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation, (ii) such Business must be a proper matter for stockholder action under the General Corporation Law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal is made, has provided the Corporation with a Solicitation Notice (as defined herein), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, and must have included in such materials the Solicitation Notice and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of the Solicitation Notice under this section.
To be considered timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 130 days prior to the date of the anniversary of the previous year’s Annual Meeting; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days prior to or is delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business 90 days prior to such Annual Meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public announcement of the date of the Annual Meeting was first made by the Corporation. In no event shall the public announcement of an adjournment of an Annual Meeting commence a new time period for a giving of a stockholder’s notice under this Section 8.
To be in proper written form, a stockholder’s notice to the Secretary must set forth, as to each matter of Business such stockholder proposes to bring before the Annual Meeting (i) a brief description of the Business desired to be brought before the Annual Meeting and the reasons for conducting such Business at the Annual Meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii)(A) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder and such beneficial owner and any Stockholder Associated Person, directly or indirectly, (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder, beneficial owner or Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation owned by any of them, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, beneficial owner or Stockholder Associated Person has a right to vote any shares of any security of the Corporation or any person has the right to vote their shares, (D) any short interest in any security of the Corporation of such stockholder, beneficial owner or Stockholder Associated Person (for purposes of this provision a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, beneficial owner or Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, beneficial owner or Stockholder Associated Person is a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family sharing the same household (which information shall be supplemented by such person or beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such Business by such stockholder or beneficial owner and any material interest of such stockholder, beneficial owner or Stockholder Associated Person in such Business, (v) the names and addresses of other stockholders and beneficial owners known by the stockholder or beneficial owner proposing such Business to support the proposal, and the class and number of shares of the Corporation’s capital stock known to be beneficially owned by such other stockholders and beneficial owners, (vi) a representation that such stockholder or beneficial owner intends to appear in person or by proxy at the Annual Meeting to bring such Business before the meeting, and (vii) whether such stockholder or beneficial owner has delivered or intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required to carry the proposal (an affirmative statement of such intent, a “Solicitation Notice”).

No Business shall be conducted at the Annual Meeting except Business brought before the Annual Meeting in accordance with the procedures set forth in this Section 8; provided, however, that, once Business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 8 shall be deemed to preclude discussion by any stockholder of any such Business. If the chairman of an Annual Meeting determines that Business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the Business was not properly brought before the meeting and such Business shall not be transacted.
9.   INCLUSION OF STOCKHOLDER DIRECTOR NOMINATIONS IN THE CORPORATION’S PROXY MATERIALS.
(a)   Subject to the terms and conditions set forth in these bylaws, the Corporation shall include in its proxy materials for an Annual Meeting held on or after January 1, 2017, the name, together with the Required Information (as defined below), of any qualifying person nominated for election (each, a “Stockholder Nominee”) to the Board of Directors by one or more stockholders that satisfy the requirements of this Section 9, including qualifying as an Eligible Stockholder (as defined in paragraph (e) below), and that expressly elects at the time of providing the written notice required by this Section 9 (a “Proxy Access Notice”) to have its nominee or nominees included in the Corporation’s proxy materials pursuant to this Section 9. For purposes of this Section 9:
i.   “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors;
ii.   “Constituent Holder” shall mean each individual stockholder (including each collective investment fund included within a Qualifying Fund (as defined in paragraph (e) below) or beneficial holder) whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (e) below) or qualifying as an Eligible Stockholder (as defined in paragraph (e) below);
iii.   For purposes of these bylaws, “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and
iv.   A stockholder shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (A) and (B) shall be deemed not to include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s (or its affiliate’s) full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering, to any degree, gain or loss arising from the full economic ownership of such shares by such stockholder (or its affiliate). A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has (i) loaned such shares in the ordinary course of its business only if such stockholder has retained the right to recall such loaned shares by giving not more than five business days’ notice or (ii) delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement, only if, in all such cases, such delegation is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.
(b)   For purposes of this Section 9, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning each Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a Statement (as defined below). The Corporation shall also include the name of each Stockholder Nominee in its proxy card. For the avoidance of doubt, and notwithstanding any other provision of these bylaws, the Corporation may, in its sole discretion, solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(c)   To be considered timely, a stockholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation within the time periods applicable to stockholder notices of nominations made pursuant to Section 7 of Article I. In no event shall any adjournment or postponement of an Annual Meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.
(d)   The maximum number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 9, but either are subsequently withdrawn after the final date for submitting a Proxy Access Notice or which the Board of Directors decides to nominate as Board of Directors’ nominees or otherwise appoint to the Board of Directors) appearing in the Corporation’s proxy materials with respect to an Annual Meeting shall be the greater of (x) two and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 9 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
i.   the number of directors in office for whom access to the Corporation’s proxy materials was previously provided or requested pursuant to this Section 9, other than (A) any such director referred to in this proviso whose term of office will expire at such Annual Meeting and who is not being nominated by the Board of Directors at such meeting for another term of office and (B) any such director who, at the time of such Annual Meeting, will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms; and
ii.   the number of directors in office or director candidates that, in either case, were elected or appointed to the Board, or will be included in the Corporation’s proxy materials with respect to such Annual Meeting as an unopposed (by the Corporation) nominee, pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than (A) any director who has resulted in a reduction of the Permitted Number pursuant to clause (i) above and (B) any such director referred to in this clause (ii) who, at the time of such Annual Meeting, will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms; provided that the Permitted Number shall not be reduced below one as a result of this clause (ii);
provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the Annual Meeting, the Permitted Number shall be calculated based on the total number of directors constituting the Board of Directors, as so reduced.
Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 9 shall (i) rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 9 exceeds the Permitted Number and (ii) explicitly specify and include the respective rankings referred to in the foregoing clause (i) in the Proxy Access Notice delivered to the Corporation with respect to all Stockholder Nominee(s) submitted pursuant thereto. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 9 exceeds the Permitted Number, an Eligible Stockholder will have its highest ranking Stockholder Nominee (as ranked pursuant to the preceding sentence) who meets the requirements of this Section 9 selected by the Corporation for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Corporation (provided that an Eligible Stockholder may not ultimately have any of its Stockholder Nominees included if the Permitted Number has previously been reached). If the Permitted Number is not reached after each Eligible Stockholder has had one (1) Stockholder Nominee selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. After reaching the Permitted Number of Stockholder Nominees and following the final date for submitting a Proxy Access Notice, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 9 thereafter withdraws, has his or her nomination withdrawn by the submitting Eligible Stockholder or ceases to satisfy the eligibility requirements contained in this Section 9, no other nominee or nominees shall be required to be substituted for such Stockholder Nominee and included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 9.
(e)   An “Eligible Stockholder” is one or more stockholders who own and have owned (in each case as defined above), continuously for at least three years as of the date that the Proxy Access Notice is received by the Corporation and through the date of the Annual Meeting, at least 3% of the aggregate voting power of the Voting Stock of the Corporation that is issued and outstanding as of the most recent date for which such amount is set forth in any filing by the Corporation with the Securities and Exchange Commission prior to the date the Proxy Access Notice is received by the Corporation (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable Annual Meeting, provided that the aggregate number of stockholders whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed 20. Two or more collective investment funds that are (1) under common management and investment control, (2) under common management and funded primarily by a single employer or (3) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (each of the foregoing, a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph (e), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 9. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 9 (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). If any stockholder purports to be a member of more than one group constituting an Eligible Stockholder, it shall only be deemed to be a member of the group purporting to have the largest ownership position. A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (e), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares, as of the date of the Proxy Access Notice, has itself beneficially owned such shares continuously for the three-year period ending on that date and through the date of the applicable Annual Meeting (in addition to the other applicable requirements being met).
(f)   No later than the final date when a Proxy Access Notice pursuant to this Section 9 may be timely delivered to the Corporation, an Eligible Stockholder (or, if applicable, each Constituent Holder composing an Eligible Stockholder) must provide the following information in writing to the Secretary of the Corporation:

i.   The name and address of, and number of shares of Voting Stock owned by, such person, and an agreement to provide:
(A)   Within 10 days after the record date for the applicable Annual Meeting, a written statement certifying as to the number of shares of Voting Stock it owns and has continued to own through the record date; and
(B)   Prompt notice if it ceases to own any such shares of Voting Stock prior to the date of the applicable Annual Meeting;
ii.   If such person is not the record holder of the shares of Voting Stock which it owns, one or more written statements from the record holder of such shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three years, such shares;
iii.   A representation that such person:
(A)   Acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(B)   Has not nominated and will not nominate for election to the Board of Directors at the Annual Meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 9;
(C)   Has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the
(D)   meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the Annual Meeting, other than its Stockholder Nominee(s) or a nominee of the Board of Directors;
(E)   Will not distribute to any stockholder any form of proxy or proxy card for the Annual Meeting other than the form of proxy card distributed by the Corporation; and
(F)   Will comply with all applicable laws, rules and regulations applicable to its nomination(s), solicitations and the use, if any, of soliciting material in connection with the Annual Meeting, and will provide information in all communications with the Corporation or its stockholders in connection with such nomination that is true and correct in all material respects as of the applicable date(s);
iv.   In the case of a nomination by a group of stockholders that together constitute such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination;
v.   All of the information required by clause (b) of the fourth paragraph of Section 7 of Article I with respect to such person (with the understanding that all references therein to the “stockholder” or the “beneficial owner” shall instead be deemed to refer to such person);
vi.   An undertaking that such person agrees to:
(A)   Assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of such person’s communications with the stockholders of the Corporation or out of the information that such person provided to the Corporation, in each case, in connection with the nomination of the Stockholder Nominee; and
(B)   Promptly provide the Corporation, to the extent reasonably practicable, with such other information needed to verify compliance with the eligibility requirements contained in this Section 9 as the Corporation may reasonably request; and
(C)   File with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the Annual Meeting at which the Stockholder Nominee will be nominated, regardless of whether any exemption from filing is available for such solicitation under Regulation 14A of the Exchange Act.
In addition, no later than the final date on which a Proxy Access Notice may be timely submitted under this Section 9, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfies the definition thereof.
In order to be considered timely, any information required by this Section 9 to be provided to the Corporation must be updated and supplemented (by delivery to the Secretary of the Corporation) (1) not later than the 10th day following the record date for the applicable Annual Meeting, but only to the extent such update and supplement is necessary to ensure that the foregoing information is true and correct in all material respects as of such record date, and (2) not later than the 5th day before the Annual Meeting, but only to the extent such update and supplement is necessary to ensure that the foregoing information is true and correct in all material respects as of the date that is 10 days prior to such Annual Meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects with respect to previously provided information or limit the remedies (including, without limitation, under these bylaws) available to the Corporation relating to any defects.
(g)   The Eligible Stockholder may provide to the Secretary of the Corporation, at the time the information required by this Section 9 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the Annual Meeting, not to exceed 500 words per qualifying Stockholder Nominee, in support of the candidacy of each of such Eligible Stockholder’s Stockholder Nominees (the “Statement”). Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit from its proxy materials any information or Statement that it reasonably believes is materially false or misleading, omits to state any material fact necessary to make the statements therein not false or misleading, or would violate any applicable law or regulation.
(h)   No later than the final date when a Proxy Access Notice pursuant to this Section 9 may be timely delivered to the Corporation, each Stockholder Nominee must provide to the Secretary of the Corporation the information required by clause (a) of the fourth paragraph of Section 7 of Article I with respect to himself or herself, and:
i.   Provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee acting in good faith (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder):
(A)   Stating that such Stockholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card for the applicable Annual Meeting as a nominee and to serving as a director of the Corporation if elected;
(B)   Containing the representations and agreements contemplated by the penultimate sentence of the fourth paragraph of Section 7 of Article I; and
ii.   Complete, sign and submit any questionnaire reasonably requested by the Corporation (which questionnaire shall be provided to the Corporation reasonably promptly upon written request of a stockholder).

iii.   In addition, upon the reasonable request of the Corporation, each Stockholder Nominee shall provide such additional information, on a reasonably prompt basis, as is necessary to permit the Board of Directors to determine if any of the matters referred to in paragraph (j) below apply and whether such Stockholder Nominee:
(C)   Is independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors;
(D)   Is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.
In the event that any information or communications provided by an Eligible Stockholder (or any Constituent Holder) or a Stockholder Nominee to the Corporation or its stockholders in connection with the nomination of a Stockholder Nominee at the Annual Meeting ceases to be true and correct in all material respects as of the applicable date(s) or omits a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the applicable date(s), such Eligible Stockholder, Constituent Holder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these bylaws) available to the Corporation relating to any such defect.
(i)   Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting, but either (A) withdraws from or becomes ineligible or unavailable for election at that Annual Meeting (other than by reason of such Stockholder Nominee’s disability or other health reason), or (B) does not receive votes cast in favor of the Stockholder Nominee’s election of at least 20% of the shares present in person or represented by proxy at the Annual Meeting, will be ineligible to be a Stockholder Nominee pursuant to this Section 9 for the next two Annual Meetings. For the avoidance of doubt, any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular Annual Meeting, but subsequently is determined not to satisfy the eligibility requirements of this Section 9, will not be eligible for election at the relevant Annual Meeting.
(j)   The Corporation shall not be required to include, pursuant to this Section 9, a Stockholder Nominee in its proxy materials for any Annual Meeting, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:
i.   Who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors acting in good faith;
ii.   Whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these bylaws, the certificate of incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation;
iii.   Who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended;
iv.   Who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years or is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;

v.   If the Corporation shall have received one or more stockholder notices nominating director candidates pursuant to clause (b) of the first paragraph of Section 7 of Article I in connection with the same Annual Meeting;
vi.   If the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 9 or any agreement, representation or undertaking required by these bylaws; or
vii.   If the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including without limitation not owning the Proxy Access Request Required Shares through the date of the applicable Annual Meeting.
10.   EXCHANGE ACT; PREFERRED STOCK.   Notwithstanding the foregoing provisions of Sections 7, 8 and 9 of this Article I, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these bylaws; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements of these bylaws applicable to nominations or proposals as to any other business to be considered pursuant to these bylaws, regardless of the stockholder’s intent to utilize Rule 14a-8 under the Exchange Act or other federal laws or rules. Nothing in these bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent required by law, the certificate of incorporation or these bylaws.
ARTICLE II
DIRECTORS
1.   FUNCTIONS AND DEFINITION.   The property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.
2.   NUMBER ELECTION AND TERM.
(a)   The Board of Directors shall consist of not less than five nor more than 15 persons, with the exact number of directors, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, determined from time to time by a majority of the whole board.
(b)   Directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be elected at each Annual Meeting for a term expiring at the next Annual Meeting following their election, and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
3.   VACANCIES AND NEWLY CREATED DIRECTORSHIPS.   Vacancies and newly created directorships resulting from an increase in the number of directors by action of the Board of Directors may be filled by a majority of the remaining directors then in office, although less than a quorum, or by the stockholders at a meeting called for the purpose of electing directors. Directors who are so chosen shall hold office until the next Annual Meeting and until their successors have been elected and qualified or until their earlier resignation, removal or death.
4.   MEETINGS.
(a)   Time, Place, Call, and Notice or Waiver of Notice.   Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. No call shall be required for regular meetings for which the time and place have been fixed, and no notice of regular meetings shall be required. Special meetings of the Board of Directors may be called by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the whole board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date and time of each such special meeting shall be given to each director (unless waived by such director) by mailing written notice not less than five days before the meeting or by telephone, facsimile or other electronic transmission not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
(b)   Participation in Meetings by Conference Telephone.   Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.
(c)   Quorum and Action.   A majority of the whole board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except where the certificate of incorporation, bylaws or the General Corporation Law provide otherwise, the act of the Board shall be the act by vote of a majority of the directors present at a meeting, a quorum being present. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these bylaws which govern a meeting of directors held to fill vacancies and newly created directorships on the Board.
5.   CHAIRMAN OF THE BOARD.   The Board of Directors shall elect a chairman from among its members to preside at meetings of the Board of Directors. The Chairman of the Board, if present and acting, shall preside at all meetings of the Board. Otherwise, another director chosen by the Board shall preside. The Chairman of the Board shall have such powers and shall discharge all such other duties as are set forth in these bylaws and as the Board of Directors shall prescribe from time to time.
6.   COMMITTEES.   The Board of Directors may designate one or more committees consisting of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation subject to applicable law and stock exchange regulations, and may authorize the seal of the Corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
7.   BOARD ACTION WITHOUT MEETING.   Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
ARTICLE III
OFFICERS
1.   OFFICERS.   The Board of Directors shall elect a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, and a Treasurer, and may elect a Vice Chairman thereof, one or more Vice-Presidents, Assistant Secretaries, and Assistant Treasurers, and may elect or appoint such other officers and agents as are desired. Any number of offices may be held by the same person. The Vice Chairman, the President, or any other director chosen by the Board, shall serve in lieu of the Chairman of the Board in the absence, disqualification, death or removal of the Chairman.

Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until the meeting of the Board of Directors following the next Annual Meeting and until his or her successor has been elected and qualified or until earlier resignation or removal. Any officer may resign at any time upon notice given in writing or by electronic transmission.
2.   CHIEF EXECUTIVE OFFICER.   The Chief Executive Officer shall, subject to the oversight of the Board of Directors, have general supervision, direction and control of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors.
3.   CHIEF OPERATING OFFICER.   Unless the Board specifies another officer, the Chief Operating Officer shall have overall supervision of the operations of the Corporation. The Chief Operating Officer shall perform all such other duties as are incident to his or her office or are properly required of him or her by the Board of Directors.
4.   CHIEF FINANCIAL OFFICER.   The Chief Financial Officer shall have overall supervision of the financial operations of the Corporation and perform all such other duties as are incident to his or her office or are properly required of him or her by the Board of Directors.
5.   VICE PRESIDENTS.   Unless otherwise provided by the Board of Directors, the Vice Presidents, during the absence or disability of the President, in the order designated by the Board of Directors, shall exercise all the functions of the President. Each Vice President shall have such powers and discharge such duties as may be assigned to him or her from time to time by the Board of Directors.
6.   SECRETARY.   The Secretary shall issue notice of all meetings of stockholders and directors, shall keep minutes of all meetings, shall have charge of the seal of the Corporation and the corporate books, and shall make such reports and perform such other duties as are incident to his or her office, or are properly required of him or her by the Board of Directors.
7.   ASSISTANT SECRETARIES.   The Assistant Secretaries, in order of their seniority, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Board of Directors shall prescribe.
8.   TREASURER.   The Treasurer shall have the custody of all monies and securities of the Corporation and shall keep regular books of account. The Treasurer shall disburse the funds of the Corporation in payment of the just demands against the Corporation or as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors from time to time as may be required of him or her, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform all duties incident to the office or that are properly required of him or her by the Board of Directors.
9.   ASSISTANT TREASURERS.   The Assistant Treasurers, in the order of their seniority, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the Board of Directors shall prescribe.
10.   INABILITY TO ACT.   In the case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in his or her place, the Board of Directors may, from time to time, delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.
11.   VACANCIES.   Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting.
12.   OTHER OFFICERS AND AGENTS.   The Board of Directors may appoint such other officers and agents as it shall deem necessary or expedient, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
13.   REMOVAL.   The Board of Directors may remove any officer for cause or without cause.

ARTICLE IV
CORPORATE SEAL
The corporate seal shall be in such form as the Board of Directors shall prescribe. The Corporation seal may be a facsimile seal, if the Board shall so determine.
ARTICLE V
FISCAL YEAR
The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.
ARTICLE VI
AMENDMENT AND REPEAL OF BYLAWS
These bylaws may be amended or repealed and new bylaws may be adopted by the Board of Directors, by the vote of a majority of the whole board, or by the stockholders, by the vote of the holders of a majority of the shares outstanding and entitled to vote.
ARTICLE VII
INDEMNIFICATION
(a)   Right to Indemnification.   Each director and officer of the Corporation and of any subsidiary of the Corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or of a subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Corporation or of a subsidiary of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in paragraph (c) of this Article VII with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Any director or officer of the Corporation or of a subsidiary of the Corporation serving, in any capacity at (i) another organization of which a majority of the outstanding voting securities representing the present right to vote for the election of its directors or equivalent executives is owned directly or indirectly by the Corporation, or (ii) any employee benefit plan of the Corporation or of any organization referred to in clause (i), shall be deemed to be doing so at the request of the Board of Directors.
(b)   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in paragraph (a) of this Article VII, an indemnitee under paragraph (a) shall also have the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”; provided, however, that, if the General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon the delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise.

(c)   Right of Indemnitee to Bring Suit.   If a claim under paragraph (a) or (b) of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.
(d)   Non-Exclusivity of Rights.   The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
(e)   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.
(f)   Nature of Rights.   The rights to indemnification and to the advancement of expenses conferred upon indemnitees in this Article VII (i) shall be contract rights based upon good and valuable consideration, pursuant to which an indemnitee may bring suit as if the provisions of this Article VII were set forth in a separate written contract between the indemnitee and the Corporation, (ii) are intended to be retroactive and shall be available with respect to events occurring prior to the adoption of this Article VII, (iii) shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators, and (iv) shall be deemed to have fully vested at the time the indemnitee first assumes his or her position as an officer or director of the Corporation. No amendment, alteration or repeal of this Article VII shall adversely affect any right of an indemnitee or his or her successors, nor shall any such amendment limit or eliminate any such right with respect to any proceeding, whether involving an occurrence or alleged occurrence of any action or omission to act that took place prior to or takes place after such amendment, alteration or repeal, and regardless of whether such proceeding is brought before or after the indemnitee has ceased to be a director or officer of the Corporation.
(g)   Severability.   If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article VII shall not in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Article VII (including, without limitation, each such portion of this Article VII containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(h)   Settlement of Claims.   The Corporation shall not be liable to indemnify any indemnitee under this Article VII for any amounts paid in settlement of any proceeding (or part thereof) effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such proceeding.
(i)   Subrogation.   In the event of payment under this Article VII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
(j)   Procedures for Submission of Claims.   The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article VII, determination of the entitlement of any person thereto, and review of any such determination.
ARTICLE VIII
RECORDS
The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.
ARTICLE IX
EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the state of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine except for, as to each of (i) through (iv) above, any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction.
ARTICLE X
SUBJECT TO LAW AND
CERTIFICATE OF INCORPORATION
All powers, duties and responsibilities provided for in these bylaws, whether or not explicitly so qualified, are qualified by the certificate of incorporation and applicable law.
CERTIFICATION
I, [•], hereby certify that the foregoing is a true and complete copy of the Amended and Restated Bylaws of the Corporation adopted by its Board of Directors on [                 ], 202 .
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